Exhibit 2.1
Execution Copy
CONTRIBUTION AGREEMENT
dated as of
September 22, 2008
by and among
ENERGY TRANSFER PARTNERS, L.P.
and
OGE ENERGY CORP.

i

		Page

5.2	Access to Information; Confidentiality	51
5.3	Certain Filings	52
5.4	Financing; Refinancing	52
5.5	Reasonable Efforts; Further Assurances	55
5.6	No Public Announcement	55
5.7	Expenses	56
5.8	Control of Other Party’s Business	56
5.9	Maintenance and Enforcement of Insurance Policies	56

	ARTICLE VI
	CONDITIONS TO CLOSING

6.1	Conditions to Each Party’s Obligations	57
6.2	Conditions to OGE’s Obligations	57
6.3	Conditions to ETP’s Obligations	59

	ARTICLE VII
	[RESERVED]

	ARTICLE VIII
	TAX MATTERS

8.1	ETIH Group Entity Taxes	60
8.2	Enogex Group Entity Taxes	60

	ARTICLE IX
	TERMINATION

9.1	Termination of Agreement	61
9.2	Effect of Certain Terminations	61
9.3	Survival	62
9.4	Enforcement of this Agreement	62

	ARTICLE X
	MISCELLANEOUS

10.1	Notices	62
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	63
10.3	Entire Agreement; Amendments and Waivers	64
10.4	Binding Effect and Assignment	64
10.5	Severability	65
10.6	Execution	65

ANNEXES

Annex A	Financing Terms
Annex B	Consent

EXHIBITS

Exhibit A	Form of LLC Agreement
Exhibit B	Form of ETP Services Agreement
Exhibit C	Form of Omnibus Agreement
Exhibit D	Form of OGE Services Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Post-IPO LLC Agreement
Exhibit G	Form of MLP Partnership Agreement

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) dated as of September 22, 2008 (the “Execution Date”), is entered into by and between Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and OGE Energy Corp., an Oklahoma corporation (“OGE”).
WITNESSETH:
     WHEREAS, ETP owns, directly or indirectly, 100% of the outstanding limited liability company interests of Energy Transfer Interstate Holdings, LLC, a Delaware limited liability company (“ETIH”), and, directly or indirectly, 100% of the outstanding limited liability company interests of ETC Canyon Pipeline, LLC, a Delaware limited liability company (“Canyon”).
     WHEREAS, ETIH owns 100% of the outstanding limited liability company interests of Transwestern Pipeline Company, LLC, a Delaware limited liability company (“Transwestern”), and 100% of the outstanding limited liability company interests of ETC Midcontinent Express Pipeline L.L.C., a Delaware limited liability company (“ETC MEP”).
     WHEREAS, ETC MEP owns 50% of the outstanding limited liability company interests of Midcontinent Express Pipeline LLC, a Delaware limited liability company (“MEP”).
     WHEREAS, OGE owns 100% of the outstanding limited liability company interests of Enogex LLC, a Delaware limited liability company (“Enogex”).
     WHEREAS, OGE and ETP desire to combine their interests in Enogex, ETIH and Canyon, respectively, in a single entity.
     WHEREAS, ETP and OGE desire to enter into a series of transactions, on the terms and conditions set forth in this Agreement, whereby:
     (i) Wholly-owned subsidiaries of OGE and ETP will form ETP Enogex Partners LLC, a Delaware limited liability company (the “Company”);
     (ii) OGE will indirectly contribute all of its ownership interests in Enogex to the Company as a capital contribution in exchange for a 50% limited liability company interest in the Company and a cash payment;
     (iii) ETP will indirectly contribute Canyon to ETIH; and
     (v) ETP will indirectly contribute all of its ownership interests in ETIH to the Company as a capital contribution in exchange for a 50% limited liability company interest in the Company.
     WHEREAS, ETP and OGE have entered into an Employee Transition Agreement dated as of the date of this Agreement (the “Employee Transition Agreement”).

     NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:
     “Accounting Referee” has the meaning set forth in Section 2.3(b).
     “Actual Capital Expenditure Amount” has the meaning set forth in Section 2.3(b).
     “Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.
     “Agreement” has the meaning set forth in the Preamble.
     “Business” means, (a) with respect to any of the Enogex Group Entities, the business of the Enogex Group Entities or (b) with respect to any of the ETIH Group Entities, the business of the ETIH Group Entities.
     “Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
     “Canyon” has the meaning set forth in the Recitals.
     “Canyon Financial Statements” has the meaning set forth in Section 3.4(c).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective Bargaining Agreement” shall mean any agreement between one of the Parties and a labor organization that represents any of the Enogex Related Employees or the ETIH Related Employees.
     “Company Membership Interest” has the meaning set forth in Section 3.24.
     “Company Senior Financing” has the meaning set forth in Section 5.4(d).

     “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 30, 2007 between ETP and Enogex Inc., the predecessor in interest to Enogex, as the same may be amended from time to time.
     “Confidential Evaluation Material” has the meaning set forth in Section 5.2(b).
     “Consolidated Group” means (a) with respect to ETP, the ETIH Group Entities and (b) with respect to OGE, the Enogex Group Entities. A reference to a Consolidated Group is a collective reference to the members of such Consolidated Group.
     “Delaware Courts” has the meaning set forth in Section 10.2.
     “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity-based compensation, purchase, option, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.
     “Employee Transition Agreement” has the meaning set forth in the Recitals.
     “Employment Agreement” means any agreement to which any entity is a party with a natural person (whether as an employee, director or consultant), which provides for compensation for such person’s services, other than (i) standard offer letters providing only for at-will employment or (ii) any agreement that is terminable upon 30 days or less notice without liability to the employer entity or any of its Affiliates.
     “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
     “End Date” has the meaning set forth in Section 9.1(e).
     “Enogex” has the meaning set forth in the Recitals.
     “Enogex Credit Facility” means that certain Credit Agreement dated as of April 1, 2008 among Enogex, Wachovia Bank, National Association, as Administrative Agent, and the Lenders party thereto.
     “Enogex Financial Statements” has the meaning set forth in Section 4.4.
     “Enogex Group Entities” means Enogex and the Enogex Subsidiaries.

     “Enogex Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of Enogex Group Entities.
     “Enogex Insurance Policy” has the meaning set forth in Section 4.13.
     “Enogex Material Adverse Effect” means a Material Adverse Effect with respect to the Enogex Group Entities, taken as a whole, or a material adverse effect on the ability of OGE to consummate the transactions contemplated hereby or to perform its material obligations hereunder.
     “Enogex Material Agreements” has the meaning set forth in Section 4.8(a).
     “Enogex Permits” has the meaning set forth in Section 4.7(b).
     “Enogex Plan” has the meaning set forth in Section 4.15(b).
     “Enogex Related Employees” means employees of OGE or the Enogex Group Entities that work primarily for the benefit of the Enogex Group Entities.
     “Enogex Subsidiaries” means the Subsidiaries of Enogex.
     “Environmental Laws” means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or use of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.
     “ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimated Capital Expenditure Amount” has the meaning set forth in Section 2.3(b).
     “ETC MEP” has the meaning set forth in the Recitals.

     “ETIH” has the meaning set forth in the Recitals.
     “ETIH Group Entities” means ETIH and the ETIH Subsidiaries and Canyon.
     “ETIH Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of the ETIH Group Entities.
     “ETIH Insurance Policy” has the meaning set forth in Section 3.13.
     “ETIH Material Adverse Effect” means a Material Adverse Effect with respect to ETIH Group Entities, taken as a whole, or a material adverse effect on the ability of ETP to consummate the transactions contemplated hereby or to perform its material obligations hereunder.
     “ETIH Material Agreements” has the meaning set forth in Section 3.8(a).
     “ETIH Permits” has the meaning set forth in Section 3.7(b).
     “ETIH Plan” has the meaning set forth in Section 3.15(b).
     “ETIH Related Employees” means employees of ETP, ETIH, the ETIH Subsidiaries or La Grange Acquisition, L.P. that work primarily for the benefit of the ETIH Group Entities.
     “ETIH Subsidiaries” means the Subsidiaries of ETIH.
     “ETP” has the meaning set forth in the Preamble.
     “ETP Board” has the meaning set forth in Section 3.21.
     “ETP Contribution” has the meaning set forth in Section 2.1(c).
     “ETP Disclosure Schedule” means the disclosure schedule prepared and delivered by ETP to OGE as of the Execution Date.
     “ETP Galaxy” has the meaning set forth in Section 2.1(a)(vi).
     “ETP Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the ETIH Group Entities or the ownership and operation of the assets or Business of the ETIH Group Entities on or prior to the Closing, including (1) any such income tax liabilities of ETP and its Affiliates (including any ETIH Group Entity) that may result from the consummation of the transactions contemplated by this Agreement and (2) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from state, local or foreign applicable law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group.
     “ETP SEC Reports” shall mean all reports, including the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules,

statements and other documents ETP is required to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.
     “ETP Services Agreement” has the meaning set forth in Section 6.2(d).
     “ETP Transitional Seconding Agreement” means the Transitional Seconding Agreement between ETP and the Company substantially in the form of Exhibit 1 to the Employee Transition Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Execution Date” has the meaning set forth in the Preamble.
     “FCC” means the Federal Communications Commission.
     “FERC” means the Federal Energy Regulatory Commission.
     “Financing” has the meaning set forth in Section 5.4(a).
     “GAAP” has the meaning set forth in Section 1.2.
     “Governing Documents” means the following (in each case, as such documents may be amended from time to time):
     (a) with respect to ETP or any of the ETIH Group Entities, the documents listed in Section 1.1(a) of the ETP Disclosure Schedule; and
     (b) with respect to OGE or any of the Enogex Group Entities, the documents listed in Section 1.1(a) of the OGE Disclosure Schedule.
     “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.
     “Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum or petroleum products that have been Released into the environment.
     “Heritage” has the meaning set forth in Section 2.1(a)(ii).
     “Heritage GP” has the meaning set forth in Section 3.3(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “HSR Clearance” means the expiration or termination of the applicable waiting period under the HSR Act (including any extended waiting period arising as a result of a request for additional information).
     “Indemnification Agreement” has the meaning set forth in Section 5.4(h).
     “Knowledge” means (a) with respect to ETP, the actual knowledge of each person listed in Section 1.1(a) of the ETP Disclosure Schedule and (b) with respect to OGE, the actual knowledge of each person listed in Section 1.1(a) of the OGE Disclosure Schedule, in each case after due inquiry.
     “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Laws or ERISA.
     “LLC Agreement” has the meaning set forth in Section 6.1(c).
     “Material Adverse Effect” means, with respect to any given Person, a material and adverse effect, on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person directly or indirectly arising out of or attributable to (a) any decrease in the market price of such Person’s publicly-traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Material Adverse Effect), (b) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices or interest rates) that would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (d) the announcement or proposed consummation of the transactions contemplated by this Agreement (provided that the exceptions in this clause (d) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (e) changes in GAAP, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person or (g) any delays in the construction or completion of, any delays in the receipt of any regulatory approval relating to, or any cost overruns in connection with the construction of, any expansion projects, including (see rules of interpretation) the Midcontinent Express Pipeline and Transwestern’s Phoenix expansion project.

     “Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have an “Enogex Material Adverse Effect” or an “ETIH Material Adverse Effect” or be or not be “reasonably expected to have an Enogex Material Adverse Effect” or “reasonably expected to have an ETIH Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.
     “MEP” has the meaning set forth in the Recitals.
     “MEP Board” means the Board as defined in the MEP LLC Agreements.
     “MEP Credit Facility” means the $1.4 billion credit facility of MEP established pursuant to the Credit Agreement, dated as of February 29, 2008, among MEP, the Royal Bank of Scotland plc, as Administrative Agent, and the lenders party thereto.
     “MEP Financial Statements” has the meaning set forth in Section 3.4(b).
     “MEP Guaranty Agreement” means that certain Guaranty Agreement dated as of February 29, 2008 between ETP, as guarantor, and The Royal Bank of Scotland plc, as administrative agent.
     “MEP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Midcontinent Express Pipeline LLC as of March 1, 2007 by and between Kinder Morgan Operating Limited Partnership “A” and ETC Midcontinent Express Pipeline, L.L.C.
     “Natural Gas Act” has the meaning set forth in Section 3.19(a).
     “NGPA” has the meaning set forth in Section 3.19(a).
     “Notice” has the meaning set forth in Section 10.1.
     “Notice of Disagreement” has the meaning set forth in Section 2.3(b).
     “NYSE” means the New York Stock Exchange.
     “OGE” has the meaning set forth in the Preamble.
     “OGE Board” has the meaning set forth in Section 4.21.
     “OGE Contribution” has the meaning set forth in Section 2.1(b).
     “OGE Disclosure Schedule” means the disclosure schedule prepared and delivered by OGE to ETP as of the Execution Date.
     “OGE Holdings” has the meaning set forth in Section 2.1(b).
     “OGE Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the Enogex Group Entities or the ownership and operation of the assets or Business of the Enogex Group Entities on or prior to the Closing, including (1) any such income tax liabilities of OGE and its Affiliates (including any Enogex Group Entity) that may result from the consummation of the transactions contemplated by this Agreement and (2) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from state, local or foreign applicable law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group.
     “OGE SEC Reports” shall mean all reports, including the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents OGE is required to file with or furnish to the SEC, including the Registration Statement on Form S-1 (File No. 333-144089) filed by OGE Enogex Partners L.P., as applicable, pursuant to the Exchange Act or the Securities Act.
     “OGE Services Agreement” has the meaning set forth in Section 6.3(d).
     “OGE Transitional Seconding Agreement” means the Transitional Seconding Agreement between OGE and the Company substantially in the form of Exhibit 2 to the Employee Transition Agreement.
     “Party” or “Parties” means each of (a) OGE and (b) ETP.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar encumbrances, which (i) do not materially detract from the value of the property, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (g) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (h) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements, (i) Encumbrances referenced in any real property document provided or made available in either Party’s electronic or physical data room, in the ETP Disclosure Schedule or the OGE Disclosure Schedule, as applicable, (j) Encumbrances contained in the Governing Documents of an ETIH Group Entity or an Enogex Group Entity and (k) Encumbrances listed in Section 1.1(b) of the ETP Disclosure Schedule or Section 1.1(b) of the OGE Disclosure Schedule, but excluding any Encumbrances arising out of or relating to, directly or indirectly, any Employee Benefit Plan of such Person.

     “Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.
     “Proposed Change of Control Prepayment Date” has the meaning set forth in Section 5.4(c).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Rights-of-Way” has the meaning set forth in Section 3.11(b).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shortfall Amount” has the meaning set forth in Section 2.3(b).
     “State Regulatory Authority” means any state agency or authority having jurisdiction over the rates or facilities of Canyon or any Enogex Group Entity, as applicable.
     “Subsidiary” means, with respect to a specified Person, any other Person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified Person and (b) of which such specified Person or another of its Subsidiaries owns beneficially 50% or more of the equity interests.
     “Target Capital Expenditure Amount” has the meaning set forth in Section 2.3(b).
     “Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency or other charge of any kind whatsoever, including interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transitional Seconding Agreements” means collectively the ETP Transitional Seconding Agreement and the OGE Transitional Seconding Agreement.
     “Transwestern” has the meaning set forth in the Recitals.

     “Transwestern Financial Statements” has the meaning set forth in Section 3.4(a).
     “Transwestern Intercompany Loans” has the meaning set forth in Section 5.4(d).
     “Transwestern Notes” means, collectively, the 5.39% Senior Unsecured Notes due November 17, 2014, the 5.54% Senior Unsecured Notes due November 17, 2016, the 5.64% Senior Unsecured Notes due May 24, 2017, the 5.89% Senior Unsecured Notes due May 24, 2022 and the 6.16% Senior Unsecured Notes due May 24, 2037.
     “Transwestern Notes Agreements” means, collectively, the Note Purchase Agreement between Transwestern and the initial purchasers thereto, dated November 17, 2004, and the Note Purchase Agreement between Transwestern and the initial purchasers thereto, dated May 24, 2007.
     “Transwestern Notes Offer” has the meaning set forth in Section 5.4(c).
     “Transwestern Senior Notes Offering” has the meaning set forth in Section 5.4(c).
     1.2 Rules of Construction.
          (a) The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Exhibits and Annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” or an “Annex” followed by a number or a letter refer to the specified Exhibit or Annex to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the ETP Disclosure Schedule, the OGE Disclosure Schedule, the Exhibits and Annexes) and not to any particular Article, Section or other portion hereof.
          (b) The ETP Disclosure Schedule and the OGE Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The ETP Disclosure Schedule and the OGE Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the ETP Disclosure Schedule or OGE Disclosure Schedule, as the case may be, relates; provided, however, that any fact or item that is disclosed in any section of the ETP Disclosure Schedule or the OGE Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of ETP or OGE, as applicable, shall be deemed to be disclosed in such other sections of the ETP Disclosure Schedule or the OGE Disclosure Schedule, notwithstanding the omission of any appropriate cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have an ETIH Material Adverse Effect or an Enogex Material Adverse Effect, as the case may be.

          (c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time (“GAAP”). If any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns.
          (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.
ARTICLE II
CONTRIBUTION AND EXCHANGE; CLOSING
     2.1 Contribution and Exchange. On the terms and subject to the conditions set forth in this Agreement:
          (a) immediately prior to the transactions described in Sections 2.1(c) and 2.1(d), at the Closing and in the following sequence ETP will cause the following to occur:
               (i) La Grange Acquisition, L.P. will distribute 0.1% of the issued and outstanding membership interests in Canyon to LA GP, LLC;
               (ii) LA GP, LLC will distribute 0.1% of the issued and outstanding membership interests in Canyon to Heritage ETC, L.P. (“Heritage”);
               (iii) La Grange Acquisition, L.P. will distribute 99.9% of the issued and outstanding membership interests in Canyon to Heritage;
               (iv) Heritage will transfer, assign and contribute to ETIH 100% of the issued and outstanding membership interests in Canyon as a capital contribution;
               (v) Heritage will contribute 0.1% of the issued and outstanding membership interest in ETIH to Heritage LP, Inc.;
               (vi) Heritage LP, Inc. will contribute 0.1% of the issued and outstanding membership interests in ETIH to a limited liability company that will be formed by Heritage LP, Inc. and Heritage prior to the Closing and in which Heritage LP, Inc. will own a 0.1% membership interest and Heritage will own a 99.9% membership interest (“ETP Galaxy”); and

               (vii) Heritage will contribute 99.9% of the issued and outstanding membership interests in ETIH to ETP Galaxy.
          (b) immediately prior to the transactions described in Sections 2.1(c) and 2.1(d), at the Closing OGE will contribute 100% of the issued and outstanding membership interests in Enogex to OGE Enogex Holdings LLC (“OGE Holdings”).
          (c) at the Closing, OGE will cause OGE Holdings to transfer, assign and contribute to the Company 100% of the issued and outstanding membership interests of Enogex as a capital contribution (the “OGE Contribution”) in exchange for (i) a 50% membership interest in the Company and (ii) a payment of $266 million in cash by wire transfer of immediately available funds, of which amount (A) $4.3 million shall be treated as a reimbursement to OGE for certain costs incurred by OGE in connection with a predecessor initial public offering transaction with respect to Enogex that was not consummated and (B) $261.7 million shall be treated as a distribution from the Company to OGE described in Treasury Regulation Section 1.707-4(d).
          (d) at the Closing and simultaneously with the transactions described in Section 2.1(c), ETP will cause ETP Galaxy to transfer, assign and contribute to the Company 100% of the issued and outstanding membership interests of ETIH as a capital contribution (the “ETP Contribution”) in exchange for a 50% membership interest in the Company.
          (e) at the Closing and simultaneously with the transactions described in Sections 2.1(c) and 2.1(d), ETP and OGE shall cause the Company to make the payments specified in Sections 5.4(d) and 5.4(e).
     2.2 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the transactions contemplated by this Article II shall be held at the offices of Jones Day at 717 Texas Avenue, Suite 3300, Houston, Texas 77002 on the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.
     2.3 Canyon Capital Expenditure True Up.
          (a) Immediately prior to the transactions described in Section 2.1(c), at the Closing ETP (i) will cause Canyon to distribute all of its and its Subsidiaries’ cash and cash equivalents to ETIH, which will then in turn distribute such cash and cash equivalents to Heritage and (ii) will use its own cash to repay all outstanding indebtedness for borrowed money of Canyon and its Subsidiaries on behalf of Canyon and its Subsidiaries.
          (b) To the extent that between June 30, 2008 and the Closing Date, Canyon and its Subsidiaries shall have not made capital expenditures (as determined in accordance with GAAP) of at least $27,806,000 (the “Target Capital Expenditure Amount”), immediately prior to the transactions described in Section 2.1(c), ETP shall cause Heritage to contribute to ETIH an amount in cash (the “Shortfall Amount”) equal to the difference between $27,806,000 and the amount of capital expenditures (as determined in accordance with GAAP) actually made by Canyon and its Subsidiaries between June 30, 2008 and the Closing Date (the “Actual Capital Expenditure Amount”). Within three Business Days prior to the anticipated Closing Date, ETP shall deliver ETP’s good faith estimate of the Actual Capital Expenditure Amount (the “Estimated Capital Expenditure Amount”) together with such documentation to support such calculation as may be reasonably requested by OGE. The Estimated Capital Expenditure Amount shall be used to determine the Shortfall Amount, if any, that will be paid by ETP at Closing, but will be subject to post-Closing adjustments as described in the remaining provisions of this Section 2.3(b). If OGE disagrees with the Estimated Capital Expenditure Amount, OGE may, within 30 days after Closing, deliver a notice to ETP disagreeing with the Estimated Capital Expenditure Amount and setting forth OGE’s calculation of the Actual Capital Expenditure Amount (a “Notice of Disagreement”). Any such Notice of Disagreement shall specify those items or amounts as to which OGE disagrees, and OGE shall be deemed to have agreed with all other items and amounts contained in the Estimated Capital Expenditure Amount. If a Notice of Disagreement shall be duly delivered pursuant to the immediately preceding sentence, ETP and OGE shall, during the 30 days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Actual Capital Expenditure Amount. If, during such period, ETP and OGE are unable to reach such agreement, they shall promptly thereafter jointly retain a nationally recognized accounting firm (the “Accounting Referee”) other than Grant Thornton LLP or Ernst & Young LLP to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Actual Capital Expenditure Amount. In making any such calculation, the Accounting Referee shall consider only those items or amounts in ETP’s calculation of the Estimated Capital Expenditure Amount as to which OGE has disagreed. The Accounting Referee shall deliver to ETP and OGE, as promptly as practicable, a report setting forth each such calculation. Such report shall be final and binding upon ETP and OGE. The cost of such review and report shall be borne equally by ETP and OGE. If such Actual Capital Expenditure Amount, as finally determined pursuant to this Section 2.3(b), increases the Shortfall Amount from the amount determined using the Estimated Capital Expenditure Amount, ETP shall, within 10 Business Days following such final determination, make a cash payment in immediately available funds to ETIH equal to the amount by which the Shortfall Amount so increased.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ETP
     Except as disclosed in the ETP Disclosure Schedule delivered by ETP to OGE on or prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the ETP Disclosure Schedule relates), ETP hereby represents and warrants to OGE as follows:
     3.1 Organization; Qualification.
          (a) Each of ETP and the ETIH Group Entities has been duly formed and is validly existing and in good standing as a limited partnership or limited liability company, as applicable, under the law of its jurisdiction of formation with all requisite partnership or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect. Each of ETP and each of the ETIH Group Entities is duly qualified and in good standing to do business as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect.
          (b) Section 3.1(b) of the ETP Disclosure Schedule sets forth a true and complete list of each of the ETIH Group Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation of such Person, (iii) the name of each ETIH Group Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by ETP or each such ETIH Group Entity in such Person.
          (c) Each of ETP and ETIH has heretofore made available to OGE complete and correct copies of its Governing Documents.
          (d) ETP Galaxy will be formed prior to the Closing solely for the purpose of engaging in the transactions contemplated hereby. Prior to the Closing, ETP Galaxy will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, as well as other liabilities or obligations incidental to this Agreement or the transactions contemplated by this Agreement.
     3.2 Authority; No Violation; Consents and Approvals. ETP has all requisite limited partnership power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by ETP of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership action on the part of ETP, and no other partnership or other organizational proceeding on the part of ETP or any affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by ETP and, assuming the due authorization, execution and delivery hereof by OGE, constitutes a legal, valid and binding agreement of ETP, enforceable against ETP in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 3.2 of the ETP Disclosure Schedule and for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect, neither the execution and delivery by ETP of this Agreement, nor the consummation by ETP or any of the ETIH Group Entities of the transactions contemplated hereby, including the execution and delivery of the LLC Agreement, the ETP Services Agreement, the Omnibus Agreement, Employee Transition Agreement, and the ETP Transitional Seconding Agreement on or prior to the Closing Date, and the performance by ETP of this Agreement will (a) violate or conflict with any provision of the Governing Documents of ETP or any of the ETIH Group Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which ETP or any of its Subsidiaries, including any of the ETIH Group Entities, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of ETP or any of its Subsidiaries, including any of the ETIH Group Entities, or restrict, hinder, impair or limit the ability of ETP or any of its Subsidiaries, including any of the ETIH Group Entities, to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to ETP or any of its Subsidiaries, including any of the ETIH Group Entities.
     3.3 Capitalization.
          (a) ETP is the sole owner of 100% of the outstanding membership interests of Heritage ETC GP, LLC (“Heritage GP”), the sole general partner of Heritage, and 100% of the outstanding limited partnership interests of Heritage, and all of the outstanding membership interests of Heritage GP and the outstanding limited partnership interests of Heritage have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Heritage GP and Heritage, respectively, and are fully paid. Heritage is the sole owner of 100% of the outstanding membership interests of ETIH, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of ETIH and are fully paid. Such membership interests of ETIH are owned by Heritage free and clear of any Encumbrances. Except for the membership interests owned by Heritage, there are no other outstanding equity interests in ETIH.
          (b) ETIH is the sole owner of 100% of the outstanding membership interests of each of Transwestern and ETC MEP, and all of the outstanding membership interests of each of Transwestern and ETC MEP have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Transwestern and ETC MEP, respectively, and are fully paid. ETIH owns such membership interests of each of Transwestern and ETC MEP free and clear of any Encumbrances, excluding Permitted Encumbrances. Except for the membership interests owned by ETIH, there are no other outstanding equity interests in either Transwestern or ETC MEP.
          (c) ETC MEP is the sole owner of 50% of the outstanding membership interests of MEP, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of MEP and are fully paid and non-assessable. ETC MEP owns such membership interests of MEP free and clear of any Encumbrances. Except for the membership interests owned by ETC MEP and except as disclosed in Section 3.3(c) of the ETP Disclosure Schedule, there are no other outstanding equity interests in MEP.
          (d) Heritage is the sole owner of 100% of the outstanding membership interests of LA GP, LLC, the sole general partner of La Grange Acquisition, L.P. and 100% of the limited partnership interests of La Grange Acquisition, L.P. All outstanding membership interests of LA GP, LLC and all outstanding limited partnership interests and general partner interests of La Grange Acquisition, L.P., have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of LA GP, LLC and La Grange Acquisition, L.P., respectively, and are fully paid and non-assessable. La Grange Acquisition, L.P. is the sole owner of 100% of the outstanding membership interests of Canyon, which membership interests of Canyon have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Canyon and are fully paid. Such membership interests of Canyon are owned by La Grange Acquisition, L.P. free and clear of any Encumbrances. Except for the membership interests owned by La Grange Acquisition, L.P., there are no other outstanding equity interests in Canyon.
          (e) Heritage is the sole owner of 100% of the outstanding capital stock of Heritage LP, Inc. Immediately prior to the Closing, Heritage LP, Inc. will own a 0.1% membership interest in ETP Galaxy and Heritage will own a 99.9% membership interest in ETP Galaxy. All shares of the outstanding capital stock of Heritage LP, Inc. have been and, immediately prior to the Closing, all of the outstanding membership interests in ETP Galaxy will have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Heritage LP, Inc. and ETP Galaxy, respectively, and are (or in the case of ETP Galaxy, will be) fully paid and, if applicable, non-assessable. Such shares of outstanding capital stock of Heritage LP, Inc. and membership interests of ETP Galaxy are, or will be, owned free and clear of any Encumbrances.
          (f) Except as set forth in Section 3.3(f) of the ETP Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the ETIH Group Entities, to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the ETIH Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the ETIH Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the ETIH Group Entities, and none of the ETIH Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the ETIH Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of ETP or any of its Subsidiaries, including the ETIH Group Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the ETIH Group Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which ETP or any of its Subsidiaries, including the ETIH Group Entities, is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the ETIH Group Entities.
          (g) Except as set forth in Section 3.3(g) of the ETP Disclosure Schedule, all of the outstanding equity interests of each ETIH Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by ETIH, free and clear of any

Encumbrances. As of the Execution Date, there are no ETIH Subsidiaries other than those set forth in Section 3.1(b) of the ETP Disclosure Schedule.
          (h) Except with respect to the ownership of any equity or long-term debt securities between or among the ETIH Group Entities, none of the ETIH Group Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
     3.4 Financial Statements.
          (a) The financial statements of Transwestern (the “Transwestern Financial Statements”), including all related notes and schedules, listed in Section 3.4(a) of the ETP Disclosure Schedule, fairly present in all material respects the consolidated financial position of Transwestern, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of Transwestern for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with Regulation S-X promulgated by the SEC (except as may be indicated in the notes thereto) and subject, in the case of interim financial statements, to customary year-end adjustments, consistent with past practice.
          (b) The financial statements of MEP (the “MEP Financial Statements”), including all related notes and schedules, listed in Section 3.4(b) of the ETP Disclosure Schedule, fairly present in all material respects the consolidated financial position of MEP, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of MEP for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with Regulation S-X promulgated by the SEC (except as may be indicated in the notes thereto) and subject, in the case of interim financial statements, to customary year-end adjustments, consistent with past practice.
          (c) The financial statements of Canyon (the “Canyon Financial Statements”), including all related notes and schedules, listed in Section 3.4(c) of the ETP Disclosure Schedule, fairly present in all material respects the consolidated financial position of Canyon, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of Canyon for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with Regulation S-X promulgated by the SEC (except as may be indicated in the notes thereto) and subject, in the case of interim financial statements, to customary year-end adjustments, consistent with past practice.
     3.5 Undisclosed Liabilities. None of the ETIH Group Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of Transwestern, MEP or Canyon or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Transwestern Financial Statements, the MEP Financial Statements or the Canyon Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since June 30, 2008, including liens for current Taxes and assessments not in default or

(2) liabilities of the ETIH Group Entities that, individually or in the aggregate, are not material to the ETIH Group Entities, taken as a whole.
     3.6 ETP SEC Reports and Compliance.
          (a) Since December 1, 2006, all ETP SEC Reports have been filed with or furnished to the SEC. To the extent related to any ETIH Group Entity, all ETP SEC Reports filed since December 1, 2006 (1) complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder, as applicable, and (2) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) There are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the ETP SEC Reports relating to any ETIH Group Entity. No enforcement action has been initiated against ETP relating to disclosures contained in any ETP SEC Report relating to any ETIH Group Entity.
          (c) To the extent related to any ETIH Group Entity, since December 1, 2006, (1) neither ETP nor any of the ETIH Group Entities has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ETP or any of the ETIH Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ETP or any of the ETIH Group Entities has engaged in questionable accounting or auditing practices and (2) to the Knowledge of ETP, no officer or director of ETP or any ETIH Group Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ETP or any of the ETIH Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ETP or any of the ETIH Group Entities has engaged in questionable accounting or auditing practices, and (3) no attorney representing ETP or any of the ETIH Group Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by ETP or any of the ETIH Group Entities or any of their respective officers, directors, employees or agents, to the board of directors of ETP or ETIH or any committee thereof or to any director or officer of ETP or ETIH.
     3.7 Compliance with Applicable Laws; Permits.
          (a) Except as set forth in Section 3.7(a) of the ETP Disclosure Schedule, each of the ETIH Group Entities is in compliance with all applicable Laws, other than any noncompliance that could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect. Neither ETP, nor any of its Subsidiaries, including any ETIH Group Entity, has received any written communication since December 1, 2006 from a Governmental Entity that alleges that any ETIH Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved. Notwithstanding the foregoing, the representations made by the ETIH Group Entities in this

Section 3.7(a) shall not apply to any matters addressed in other representations contained in this Article III, including representations with respect to environmental matters (which are provided for in Section 3.10), Tax matters (which are provided for in Section 3.14) and employment and benefits matters (which are provided for in Section 3.15).
          (b) Except as set forth in Section 3.7(b) of the ETP Disclosure Schedule, the ETIH Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “ETIH Permits”), except where the failure to be in possession of such ETIH Permits could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect and except for ETIH Permits required to be obtained in connection with the operation of the Midcontinent Express Pipeline. None of the ETIH Group Entities is in conflict with, or in default or violation of any of the ETIH Permits, except for any such conflicts, defaults or violations that could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect.
     3.8 Certain Contracts and Arrangements.
          (a) Section 3.8(a) of the ETP Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the ETIH Group Entities is a party, whether written or oral (collectively, the “ETIH Material Agreements”): (1) transportation agreements and gathering agreements involving payments to or from any ETIH Group Entity of at least $20,000,000 per year; (2) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly-associated cost of goods or directly-associated revenues from the sale of goods) to or from any ETIH Group Entity of at least $20,000,000 per year; (3) construction, interconnect, and other services agreements in each case involving payments to or from any ETIH Group Entity in excess of $20,000,000 per year; (4) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the ETIH Group Entities and interest rate swap agreements); (5) all master agreements, confirmations, schedules, cover sheets, master netting agreements and similar agreements relating to any swap transactions, derivative transactions, options, warrants, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any credit support, collateral (including master collateral agreements) or other similar arrangements related to such transactions, including a listing of each outstanding commodity or financial hedging position and the outstanding amount of the associated credit support or collateral; (6) real property leases calling for payments by any of the ETIH Group Entities of amounts greater than $20,000,000 per year (other than rights-of-

way and leases solely between or among the ETIH Group Entities); (7) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (8) contracts limiting the ability of any of the ETIH Group Entities to compete in any line of business or with any Person or in any geographic area; (9) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (10) contracts with any labor union or organization; (11) contracts not entered into in the ordinary course of the Business of the ETIH Group Entities other than those that are not material to the Business of the ETIH Group Entities; and (12) contracts, agreements or documents not otherwise disclosed in (1) — (11) above that are currently in effect and to which any of the ETIH Group Entities or their properties are bound that are material to the Business or operations of the ETIH Group Entities taken as a whole.
          (b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such ETIH Material Agreement may be limited by applicable Laws and public policy, each of the ETIH Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable ETIH Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the Execution Date, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect.
          (c) There is not, to the Knowledge of ETP, under any ETIH Material Agreement, any default or event that, with notice or lapse of time or both, could reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect.
          (d) True and complete copies of all ETIH Material Agreements have been delivered or made available to OGE by ETP to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all ETIH Material Agreements not so delivered or made available are listed and described on Section 3.8(d) of the ETP Disclosure Schedule.
     3.9 Legal Proceedings. Except as disclosed in Section 3.9 of the ETP Disclosure Schedule, there are no pending, or, to the Knowledge of ETP, threatened, lawsuits or claims, with respect to which ETP or any of its Subsidiaries, including any of the ETIH Group Entities, has been contacted in writing by counsel for the plaintiff or claimant, against or affecting ETP or any of its Subsidiaries, including any of the ETIH Group Entities, or any of their properties, assets, operations or Business and that could, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect, none of ETP or any of its Subsidiaries, including any of the ETIH Group Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect, there is no pending or, to the Knowledge of ETP, threatened investigation of or affecting ETP or any of its Subsidiaries, including any of the ETIH Group Entities, or any of its properties, assets, operations or Business by any Governmental Entity.
     3.10 Environmental Matters. Except as reflected in the Transwestern Financial Statements, the MEP Financial Statements or the Canyon Financial Statements, and except for any such matter that could not, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect:
          (a) The operations of each of the ETIH Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;
          (b) Each of the ETIH Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;
          (c) None of the ETIH Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;
          (d) None of ETP or its Subsidiaries, including any ETIH Group Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the ETIH Group Entities or requesting, with respect to the ETIH Group Entities, information with respect to an investigation pursuant to any Environmental Law; and
          (e) There has been no Release of any Hazardous Material from or in connection with the properties or operations of the ETIH Group Entities that has not been adequately reserved for in the Transwestern Financial Statements, the MEP Financial Statements or the Canyon Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.
     3.11 Title to Properties and Rights of Way.
          (a) Each of the ETIH Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the ETIH Group Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.
          (b) Each of the ETIH Group Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its Business in the manner described, and subject to the limitations contained, in Section

3.11(b) of the ETP Disclosure Schedule, except for (1) qualifications, reservations and encumbrances as may be set forth in Section 3.11(b) of the ETP Disclosure Schedule and (2) such Rights-of-Way the absence of which could not, individually or in the aggregate, reasonably be expected to result in an ETIH Material Adverse Effect. Other than as set forth in Section 3.11(b) of the ETP Disclosure Schedule, and subject to the limitations contained, in Section 3.11(b) of the ETP Disclosure Schedule, each of the ETIH Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that could not, individually or in the aggregate, reasonably be expected to result in an ETIH Material Adverse Effect; and, except as described in Section 3.11(b) of the ETP Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the ETIH Group Entities, taken as a whole.
     3.12 Sufficiency of Assets. The assets of the ETIH Group Entities constitute all the assets, the use or benefit of which are reasonably necessary for the operation of the Business of the ETIH Group Entities as currently conducted. As of the Closing, all tangible and intangible assets of the ETIH Group Entities will be in the possession, or under the control, of the ETIH Group Entities.
     3.13 Insurance. None of ETP or any of its Subsidiaries, including any of the ETIH Group Entities, has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any ETIH Group Entity is insured (an “ETIH Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any ETIH Insurance Policy. All such ETIH Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date in all material respects. The ETIH Group Entities are in compliance with the terms of all ETIH Insurance Policies in all material respects; and there are no material claims by ETP or any of its Subsidiaries, including any of the ETIH Group Entities, under any such ETIH Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.
     3.14 Tax Matters.
          (a) Except as set forth in Section 3.14(a) of the ETP Disclosure Schedule,
               (i) each of the ETIH Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;
               (ii) all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

               (iii) except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the ETIH Group Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;
               (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the ETIH Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;
               (v) no written claim has been made by any Tax authority in a jurisdiction where any of the ETIH Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;
               (vi) none of the ETIH Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;
               (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the ETIH Group Entities;
               (viii) none of the ETIH Group Entities has entered into any agreement or arrangement with any Tax authority that requires any ETIH Group Entity to take any action or refrain from taking any action;
               (ix) none of the ETIH Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;
               (x) each of the ETIH Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
               (xi) ETP is not a “foreign person” within the meaning of Section 1445 of the Code;
               (xii) each of the ETIH Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;
               (xiii) none of the ETIH Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an ETIH Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; and

               (xiv) there are no Tax liens on any of the assets of the ETIH Group Entities, except for liens for Taxes not yet due.
          (b) Section 3.14(b) of the ETP Disclosure Schedule sets forth, with respect to each of the ETIH Group Entities, (i) the Tax basis to ETP of each of the assets of the ETIH Group Entities, (ii) the depreciation life, method, conventions and history applicable to each such asset in the hands of ETP, as tax owner, (iii) which of the liabilities of the ETIH Group Entities is a “qualified liability” within the meaning of Treasury Regulation Section 1.707-5(a)(6), and, for each ETIH Group Entity, (x) the identity of any assets that were acquired with the proceeds of the liability and (y) the identity of any assets that have been continuously secured by the liability for more than two years as of the date of this Agreement.
          (c) None of the ETIH Group Entities is classified as a corporation for U.S. federal tax purposes.
     3.15 Employment and Benefits Matters.
          (a) ETP has delivered to OGE a letter dated the Execution Date and delivered from ETP to OGE on the Execution Date sets forth complete and accurate lists of all the ETIH Related Employees and all the ETIH Independent Contractors, specifying whether they are ETIH Related Employees or ETIH Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.
          (b) Section 3.15(b) of the ETP Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any ETIH Group Entity, or (ii) that any Affiliate or ERISA Affiliate of any ETIH Group Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute since December 1, 2006 (but October 5, 2007 with respect to any Employee Benefits Plans of Canyon) that covers or benefits any current or former ETIH Related Employees or ETIH Independent Contractors (each an “ETIH Plan”). True, correct and complete copies of each ETIH Plan that has been sponsored, maintained or contributed to, or to which there is an obligation to contribute, by any ETIH Group Entity or Affiliate or ERISA Affiliate since December 1, 2006 (but October 5, 2007 with respect to any Employee Benefits Plans of Canyon) and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to OGE. There has also been furnished or made available to OGE, with respect to each such ETIH Plan, if applicable, the most recent favorable determination letters issued by the Internal Revenue Service, the three most recently filed reports on Form 5500 (including all schedules and attachments), the most recent actuarial report or valuation and the most recent summary plan description and summaries of material modifications thereto.
          (c) Section 3.15(c) of the ETP Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the ETIH Group Entities. As of the Execution

Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing only for at-will employment issued by ETIH Group Entities) between any ETIH Group Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No ETIH Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.
          (d) Except as set forth in Section 3.15(d) of the ETP Disclosure Schedule, no ETIH Group Entity and no ERISA Affiliate of an ETIH Group Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
          (e) Except as set forth in Section 3.15(e) of the ETP Disclosure Schedule, the ETIH Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) satisfy in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (ii) have received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) have not, since receipt of the most recent favorable determination letter, been amended in a way that would adversely affect their qualified status, and (iv) have not been operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law), and (D) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.
          (f) The ETIH Group Entities are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation. ETIH Group Entities are not subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the ETIH Related Employees and ETIH Group Entities have not received notice of any pending NLRB proceeding with respect to any ETIH Related Employees. No pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by ETIH Group Entities with respect to the ETIH

Related Employees. To the Knowledge of ETP, all ETIH Related Employees are lawfully authorized to work in the United States according to federal immigration laws.
          (g) Each ETIH Plan sponsored or maintained by an ETIH Group Entity can be unilaterally amended or terminated at any time by a ETIH Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.
          (h) No ETIH Group Entity is a party to a collective bargaining agreement. No ETIH Group Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the ETIH Related Employees. To the Knowledge of ETP, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the ETIH Related Employees. To the Knowledge of ETP, no union organizational campaign or representation petition is currently pending with respect to any of the ETIH Related Employees.
          (i) All contributions or payments required to be made by an ETIH Group Entity to or with respect to an ETIH Plan have been timely made and all liabilities of each ETIH Group Entity with respect to any ETIH Plan are properly reflected in the Transwestern Financial Statements, the MEP Financial Statements or the Canyon Financial Statements, as the case may be, in accordance with GAAP.
          (j) There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of ETP, threatened against, or with respect to, any of the ETIH Plans or their assets or Employment Agreements of the ETIH Group Entities, nor is any such ETIH Plan or Employment Agreement under investigation or audit by any Governmental Entity. There are no material claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the ETIH Group Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the ETIH Group Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to the Knowledge of ETP, no basis therefor exists. To the extent that any ETIH Group Entity is obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any ETIH Related Employee. Within the past 90 days, ETIH Group Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any

ETIH Group Entity facility where ETIH Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state law.
          (k) No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any ETIH Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have an ETIH Material Adverse Effect.
          (l) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any ETIH Group Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any ETIH Plan or Employment Agreement of the ETIH Group Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution or increase in benefits or obligations to fund benefits with respect to any such ETIH Plan or Employment Agreement. There is no agreement, plan, contract or arrangement by which any ETIH Group Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any ETIH Plan or Employment Agreement of the ETIH Group Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise, due, pursuant to Sections 409A or 4999 of the Code.
          (m) There is no labor strike or labor dispute, slow-down, lockout or stoppage pending or, to the Knowledge of ETP, threatened with respect to any of the ETIH Related Employees.
          (n) As to any ETIH Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred (other than for premium payments paid on a timely basis), and the actuarial present value of the benefit liabilities under Section 4001(a)(16) of ERISA does not exceed the current value of plan assets by more than $500,000, determined, as of the beginning of the most recent plan year for which such liabilities have been determined, in accordance with the assumptions used for funding the plan pursuant to Section 412 or 430, as applicable, of the Code.
          (o) As to any ETIH Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code.
          (p) Each trust funding an ETIH Plan that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.
          (q) With respect to any Employee Benefit Plan that is not listed in Section 3.15(b) of the ETP Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to by ETP, any ERISA Affiliate of ETP, any ETIH Group Entity or any ERISA Affiliate of any ETIH Group Entity, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by ETP or any such ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (D) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (E) no circumstances exist or in the future could exist that could subject any ETIH Group Entity or, after the consummation of the transactions contemplated by this Agreement, the Company or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.
          (r) No circumstance exists or future circumstance could arise that would lead any ETIH Group Entity or, after the transaction contemplated by this Agreement, the Company, to incur any ERISA Title IV liability or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any ETIH Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (A) ETP, (B) an ERISA Affiliate of ETP, or (C) any ERISA Affiliate of any ETIH Group Entity or to which any of them had an obligation to contribute.
     3.16 Books and Records. The minute books of each of the ETIH Group Entities contain true and correct copies of all actions taken at all meetings of the boards of directors, members or managers, as the case may be, of each of the ETIH Group Entities, as applicable, and all written consents executed in lieu of such meetings. Complete copies of all such minute books for 2007 and 2008 and other records have been made available to outside counsel and other advisors to OGE.
     3.17 No Changes or Material Adverse Effects.

          (a) Between January 1, 2008 and the Execution Date, the Business of the ETIH Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the ETIH Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.
          (b) Subsequent to January 1, 2008, there has not been any change, event or occurrence that has had or could reasonably be expected to have an ETIH Material Adverse Effect.
     3.18 Regulation. Neither ETP nor any of the ETIH Group Entities is, nor will ETP or any of the ETIH Group Entities be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     3.19 Energy Regulatory Matters.
          (a) Transwestern is a “natural gas company” as that term is defined in Section 2 of the Natural Gas Act of 1938 (the “Natural Gas Act”) and MEP, once certificated and constructed, will likewise be a “natural gas company.” Each of the ETIH Group Entities, as applicable, is in compliance in all material respects with the provisions of the Natural Gas Act, the Natural Gas Policy Act of 1978 (“NGPA”), the Pipeline Safety Improvement Act of 2002, and the rules and regulations promulgated by FERC pursuant thereto. Each of the ETIH Group Entities, as applicable, is in compliance in all material respects with the terms and conditions of all tariff provisions, FERC rate and certificate orders, and other orders and authorizations issued by FERC, in each case as applicable to any of the ETIH Group Entities. No approval by FERC under the Natural Gas Act or the Federal Power Act is required in connection with the execution and delivery of this Agreement by ETP or the consummation of the transactions contemplated hereby. Except as disclosed in Section 3.19(a) of the ETP Disclosure Schedule, the Form No. 2 Annual Reports filed by any of the ETIH Group Entities with FERC for the years ended December 31, 2006 and December 31, 2007 were true and correct in all material respects as of the dates thereof, and since December 1, 2006, no ETIH Group Entity has become subject to any proceeding under Section 5 of the Natural Gas Act or any general rate case proceeding commenced under Section 4 of the Natural Gas Act by reason of a filing made with the FERC after December 1, 2006.
          (b) Except as disclosed in Section 3.19(b) of the ETP Disclosure Schedule and except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to ETP’s Knowledge, threatened FERC administrative or regulatory proceedings, including without limitation any rate proceeding under Section 4 or Section 5 of the Natural Gas Act or any Natural Gas Act Section 7 certificate proceedings, investigations, complaints, audits or show cause proceedings to which any of the ETIH Group Entities is a party.
          (c) No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by ETP or the consummation of the transactions contemplated herein. Except as indicated in Section 4.19 of the ETP Disclosure

Schedule, Canyon has not become subject to any proceeding before any State Regulatory Authorities related to their rates or facilities.
     3.20 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by ETP of its obligations under this Agreement.
     3.21 Brokers’ Fees. Neither ETP nor any of the ETIH Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any ETIH Group Entity, OGE or any Enogex Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to Credit Suisse Securities (USA) LLC.
     3.22 Investment Intent. ETP is acquiring a 50% membership interest in the Company (“Company Membership Interest”) pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. ETP (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Company Membership Interest and is capable of bearing the economic risks of such investment. ETP is aware that the Company Membership Interest has not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.
     3.23 Certain Business Relationships between ETIH and its Affiliates. Except as set forth on Section 3.23 of the ETP Disclosure Schedule, (a) neither ETP nor any of its Subsidiaries (excluding ETIH and its Subsidiaries) has been involved in any business arrangement or relationship with ETIH and its Subsidiaries within the past two years, (b) neither ETP nor any of its Subsidiaries (excluding ETIH and its Subsidiaries) owns any asset, tangible or intangible, that is used in ETIH’s or any of its Subsidiaries’ business and (c) neither ETP nor any of its Subsidiaries (excluding ETIH and its Subsidiaries) is a party to any contract, commitment or agreement (whether written or oral) with ETIH or any of its Subsidiaries or relating to the business of ETIH or its Subsidiaries.
     3.24 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, ETP IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ETIH, TRANSWESTERN, ETC MEP, MEP OR CANYON, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ETIH GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OGE
     Except as disclosed in the OGE Disclosure Schedule delivered by OGE to ETP on or prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the OGE Disclosure Schedule relates), OGE hereby represents and warrants to ETP as follows:
     4.1 Organization; Qualification.
          (a) Each of OGE and the Enogex Group Entities has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Each of OGE and each of the Enogex Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation, unlimited liability company or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.
          (b) Section 4.1(b) of the OGE Disclosure Schedule sets forth a true and complete list of each of the Enogex Group Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of organization or formation of such Person, (iii) the name of each Enogex Group Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by OGE or each such Enogex Group Entity in such Person.
          (c) Each of OGE and Enogex has heretofore made available to ETP complete and correct copies of its Governing Documents.
          (d) OGE Holdings was formed solely for the purpose of engaging in the transactions contemplated hereby (or a similar predecessor transaction that was not consummated) and prior to the Closing will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, as well as other liabilities or obligations incidental to this Agreement or the transactions contemplated by this Agreement.
     4.2 Authority; No Violation; Consents and Approvals. OGE has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by OGE of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of OGE, and no other corporate or other organizational proceeding on the part of OGE or any affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by OGE and, assuming the due authorization, execution and delivery hereof by ETP, constitutes a legal, valid and binding agreement of OGE, enforceable against OGE in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 4.2 of the OGE Disclosure Schedule and for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, neither the execution and delivery by OGE of this Agreement, nor the consummation by OGE or any of the Enogex Group Entities of the transactions contemplated hereby, including the execution and delivery of the LLC Agreement, the OGE Services Agreement, the Omnibus Agreement, Employee Transition Agreement and the OGE Transitional Seconding Agreement on or prior to the Closing Date and the performance by OGE of this Agreement will (a) violate or conflict with any provision of the Governing Documents of OGE or the Enogex Group Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which OGE or any of its Subsidiaries, including any of the Enogex Group Entities, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of OGE or any of its Subsidiaries, including any of the Enogex Group Entities, or restrict, hinder, impair or limit the ability of OGE or any of its Subsidiaries, including any of the Enogex Group Entities, to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to OGE or any of its Subsidiaries, including the Enogex Group Entities.
     4.3 Capitalization.
          (a) OGE is the sole owner of 100% of the outstanding membership interests of OGE Holdings, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of OGE Holdings and are fully paid. OGE is the sole owner of 100% of the outstanding membership interests of Enogex, and all of the outstanding membership interests of Enogex have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex and are fully paid. OGE owns such membership interests of each of OGE Holdings and Enogex free and clear of any Encumbrances. Except for the membership interests owned by OGE, there are no other outstanding equity interests in OGE Holdings or Enogex.
          (b) Except as set forth in Section 4.3(b) of the OGE Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Enogex Group Entities, to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Enogex Group Entities; (ii) there are no outstanding securities or obligations of any kind of the Enogex Group Entities, that are convertible into or exercisable or exchangeable for any equity interest in any of the Enogex Group Entities, and none of the Enogex Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Enogex Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of OGE or any of its Subsidiaries, including the Enogex Group Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Enogex Group Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which OGE or any of its Subsidiaries, including the Enogex Group Entities, is a party or by which any of their securities are bound, with respect to the voting, disposition or registration of any outstanding securities of any of the Enogex Group Entities.
          (c) Except as set forth in Section 4.3(c) of the OGE Disclosure Schedule, all of the outstanding equity interests of each Enogex Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by Enogex, free and clear of any Encumbrances. As of the Execution Date, there are no Enogex Subsidiaries other than those set forth in Section 4.1(b) of the OGE Disclosure Schedule.
          (d) Except as set forth in Section 4.3(d) of the OGE Disclosure Schedule and except with respect to the ownership of any equity or long-term debt securities between or among the Enogex Group Entities, none of the Enogex Group Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
          (e) As of the Execution Date, except in connection with the transactions contemplated hereby (or a similar predecessor transaction that was not consummated), OGE Holdings have not engaged in any business activities, acquired any assets, incurred any liabilities, or entered into any contracts or binding obligations.
     4.4 Financial Statements. The financial statements of Enogex (the “Enogex Financial Statements”), including all related notes and schedules, listed in Section 4.4 of the OGE Disclosure Schedule, fairly present in all material respects the consolidated financial position of Enogex, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of Enogex for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance Regulation S-X promulgated by the SEC (except as may be indicated in the notes thereto), and subject, in the case of interim financial statements, to customary year-end adjustments, consistent with past practice.
     4.5 Undisclosed Liabilities. None of the Enogex Group Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of Enogex or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Enogex Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since June 30, 2008, including liens for current Taxes and assessments not in default, or (2) liabilities of the Enogex Group Entities that, individually or in the aggregate, are not material to the Enogex Group Entities, taken as a whole.

     4.6 OGE SEC Reports and Compliance.
          (a) Since January 1, 2005, all OGE SEC Reports have been filed with or furnished to the SEC. To the extent related to any Enogex Group Entity, all OGE SEC Reports filed since January 1, 2005 (1) complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder, as applicable, and (2) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) There are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the OGE SEC Reports relating to any Enogex Group Entity. No enforcement action has been initiated against OGE relating to disclosures contained in any OGE SEC Report relating to any Enogex Group Entity.
          (c) To the extent related to any Enogex Group Entity, since December 1, 2006, (1) neither OGE nor any of the Enogex Group Entities has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE or any of the Enogex Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE or any of the Enogex Group Entities has engaged in questionable accounting or auditing practices, (2) to the Knowledge of OGE, no officer or director of OGE or any Enogex Group Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE or any of the Enogex Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE or any of the Enogex Group Entities has engaged in questionable accounting or auditing practices, and (3) no attorney representing OGE or any of the Enogex Group Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by OGE or any of the Enogex Group Entities or any of their respective officers, directors, employees or agents, to the board of directors of OGE or Enogex or any committee thereof or to any director or officer of OGE or Enogex.
     4.7 Compliance with Applicable Laws; Permits.
          (a) Except as set forth in Section 4.7(a) of the OGE Disclosure Schedule, each of the Enogex Group Entities is in compliance with all applicable Laws, other than any noncompliance that could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Neither OGE, nor any of its Subsidiaries, including any Enogex Group Entity, has received any written communication since December 1, 2006 from a Governmental Entity that alleges that any Enogex Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved. Notwithstanding the foregoing, the representations made by the Enogex Group Entities in this Section 4.7(a) shall not apply to any matters addressed in other representations contained in this Article IV, including representations with respect to environmental matters (which are provided for in Section 4.10), Tax matters (which are provided for in Section 4.14) and employment and benefits matters (which are provided for in Section 4.15).
          (b) Enogex Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Enogex Permits”), except where the failure to be in possession of such Enogex Permits could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. None of the Enogex Group Entities is in conflict with, or in default or violation of any of the Enogex Permits, except for any such conflicts, defaults or violations that could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.
     4.8 Certain Contracts and Arrangements.
          (a) Section 4.8(a) of the OGE Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the Enogex Group Entities is a party, whether written or oral (collectively, the “Enogex Material Agreements”): (1) transportation agreements and gathering agreements involving payments to or from any Enogex Group Entity of at least $20,000,000 per year; (2) processing agreements and natural gas purchase agreements involving net payments (.i e., after taking into account directly-associated cost of goods or directly-associated revenues from the sale of goods) to or from any Enogex Group Entity of at least $20,000,000 per year; (3) construction, interconnect, and other services agreements in each case involving payments to or from any Enogex Group Entity in excess of $20,000,000 per year; (4) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Enogex Group Entities and interest rate swap agreements); (5) all master agreements, confirmations, schedules, cover sheets, master netting agreements and similar agreements relating to any swap transactions, derivative transactions, options, warrants, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any credit support, collateral (including master collateral agreements) or other similar arrangements related to such transactions, including a listing of each outstanding commodity or financial hedging position and the outstanding amount of the associated credit support or collateral; (6) real property leases calling for payments by any of the Enogex Group Entities of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Enogex Group Entities); (7) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (8) contracts limiting the ability of any of the Enogex Group Entities to compete in any line of business or with any Person or in any geographic area; (9) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (10) contracts with any labor union or organization; (11) contracts not entered into in the ordinary course of the Business of the Enogex Group Entities other than those that are not material to the Business of the Enogex Group Entities; and (12) contracts, agreements or documents not otherwise disclosed in (1) — (11) above that are currently in effect and to which any of the Enogex Group Entities or their properties are bound that are material to the Business or operations of the Enogex Group Entities, taken as a whole.
          (b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Enogex Material Agreement may be limited by applicable Laws and public policy, each of the Enogex Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable Enogex Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the Execution Date, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.
          (c) There is not, to the Knowledge of OGE, under any Enogex Material Agreement, any default or event that, with notice or lapse of time or both, could reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.
          (d) True and complete copies of all Enogex Material Agreements have been delivered or made available to ETP by OGE to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all Enogex Material Agreements not so delivered or made available are listed and described on Section 4.8(d) of the OGE Disclosure Schedule.
     4.9 Legal Proceedings. Except as disclosed in Section 4.9 of the OGE Disclosure Schedule, there are no pending, or, to the Knowledge of OGE, threatened, lawsuits or claims, with respect to which OGE or any of its Subsidiaries, including any of the Enogex Group Entities, has been contacted in writing by counsel for the plaintiff or claimant, against or affecting OGE or any of its Subsidiaries, including any of the Enogex Group Entities, or any of their properties, assets, operations or Business and that could, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, none of OGE or any of its Subsidiaries, including any of the Enogex Group Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, there is no pending or, to the Knowledge of OGE, threatened investigation of or affecting OGE or any of its Subsidiaries, including any of the Enogex Group Entities, or any of their properties, assets, operations or Business by any Governmental Entity.
     4.10 Environmental Matters. Except as reflected in the Enogex Financial Statements and except for any such matter that could not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect:
          (a) The operations of each of the Enogex Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;
          (b) Each of the Enogex Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;
          (c) None of the Enogex Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;
          (d) None of OGE or its Subsidiaries, including any Enogex Group Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the Enogex Group Entities or requesting, with respect to the Enogex Group Entities, information with respect to an investigation pursuant to any Environmental Law; and
          (e) There has been no Release of any Hazardous Material from or in connection with the properties or operations of the Enogex Group Entities that has not been adequately reserved for in the Enogex Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.
     4.11 Title to Properties and Rights of Way.
          (a) Each of the Enogex Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Enogex Group Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.
          (b) Each of the Enogex Group Entities has Rights-of-Way as are sufficient to conduct its Business in the manner described, and subject to the limitations contained, in Section 4.11(b) of the OGE Disclosure Schedule, except for (1) qualifications, reservations and encumbrances as may be set forth in Section 4.11(b) of the OGE Disclosure Schedule and (2) such Rights-of-Way the absence of which could not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect. Other than as set forth in Section 4.11(b) of the OGE Disclosure Schedule, and subject to the limitations contained, in Section 4.11(b) of the OGE Disclosure Schedule, each of the Enogex Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that could not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect; and, except as described in Section 4.11(b) of the OGE Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the Enogex Group Entities, taken as a whole.
     4.12 Sufficiency of Assets. The assets of the Enogex Group Entities constitute all the assets, the use or benefit of which are reasonably necessary for the operation of the Business of the Enogex Group Entities as currently conducted. As of the Closing, all tangible and intangible assets of the Enogex Group Entities will be in the possession, or under the control, of the Enogex Group Entities.
     4.13 Insurance. None of OGE or any of its Subsidiaries, including any of the Enogex Group Entities, has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any Enogex Group Entity is insured (an “Enogex Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Enogex Insurance Policy. All such Enogex Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date in all material respects. The Enogex Group Entities are in compliance with the terms of all Enogex Insurance Policies in all material respects; and there are no material claims by OGE or any of its Subsidiaries, including any of the Enogex Group Entities, under any such Enogex Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.
     4.14 Tax Matters.
          (a) Except as set forth in Section 4.14(a) of the OGE Disclosure Schedule,
          (i) each of the Enogex Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;
          (ii) all such Tax Returns were true correct and complete in all material respects as of the time of such filing;
          (iii) except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the Enogex Group Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;
          (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Enogex Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;
          (v) no written claim has been made by any Tax authority in a jurisdiction where any of the Enogex Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;
          (vi) none of the Enogex Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;
          (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the Enogex Group Entities;
          (viii) none of the Enogex Group Entities has entered into any agreement or arrangement with any Tax authority that requires any Enogex Group Entity to take any action or refrain from taking any action;
          (ix) none of the Enogex Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;
          (x) each of the Enogex Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
          (xi) OGE is not a “foreign person” within the meaning of Section 1445 of the Code;
          (xii) each of the Enogex Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;
          (xiii) none of the Enogex Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enogex Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; and
          (xiv) there are no Tax liens on any of the assets of the Enogex Group Entities, except for liens for Taxes not yet due.
          (b) Section 4.14(b) of the OGE Disclosure Schedule sets forth with respect to each of the Enogex Group Entities, (i) the Tax basis to OGE of each of the assets of the Enogex Group Entities, (ii) the depreciation life, method, conventions and history applicable to each such asset in the hands of OGE, as tax owner, (iii) which of the liabilities of the Enogex Group Entities is a “qualified liability” within the meaning of Treasury Regulation Section 1.707-5(a)(6), and, for each Enogex Group Entity, (x) the identity of any assets that were acquired with the proceeds of the liability and (y) the identity of any assets that have been continuously secured by the liability for more than two years as of the date of this Agreement.
          (c) None of the Enogex Group Entities is classified as a corporation for U.S. federal tax purposes.
     4.15 Employment and Benefits Matters.
          (a) OGE has delivered to ETP a letter dated the Execution Date and delivered from OGE to ETP on the Execution Date sets forth complete and accurate lists of all the Enogex Related Employees and all the Enogex Independent Contractors, specifying whether they are Enogex Related Employees or Enogex Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.
          (b) Section 4.15(b) of the OGE Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any Enogex Group Entity or (ii) that any Affiliate or ERISA Affiliate of any Enogex Group Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute within six years of the Closing Date, that covers or benefits any current or former Enogex Related Employees or Enogex Independent Contractors (each, an “Enogex Plan”). True, correct and complete copies of each such Enogex Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to ETP. There has also been furnished or made available to ETP, with respect to each such Enogex Plan, if applicable, the most recent favorable determination letters issued by the Internal Revenue Service, the three most recently filed reports on Form 5500 (including all schedules and attachments), the most recent actuarial report or valuation and the most recent summary plan description and summaries of material modifications thereto.
          (c) Section 4.15(c) of the OGE Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the Enogex Group Entities. As of the Execution Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing only for at-will employment issued by Enogex Group Entities) between any Enogex Group Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No Enogex Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.
          (d) Except as set forth in Section 4.15(d) of the OGE Disclosure Schedule, no Enogex Group Entity and no ERISA Affiliate of an Enogex Group Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
          (e) Except as set forth in Section 4.15(e) of the OGE Disclosure Schedule, the Enogex Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) satisfy in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (ii) have received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) have not, since receipt of the most recent favorable determination letter, been amended in a way that would adversely affect their qualified status, and (iv) have not been operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law), and (D) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.
          (f) The Enogex Group Entities are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation. Enogex Group Entities are not subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the Enogex Related Employees and Enogex Group Entities have not received notice of any pending NLRB proceeding with respect to any Enogex Related Employees. Except as set forth in Section 4.15(f) of the OGE Disclosure Schedule, no pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by Enogex Group Entities with respect to the Enogex Related Employees. To the Knowledge of OGE, all Enogex Related Employees are lawfully authorized to work in the United States according to federal immigration laws.
          (g) Each Enogex Plan sponsored or maintained by an Enogex Group Entity can be unilaterally amended or terminated at any time by an Enogex Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

          (h) No Enogex Group Entity is a party to a collective bargaining agreement. No Enogex Group Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the Enogex Related Employees. To the Knowledge of OGE, no union or other collective bargaining representative claims to be the exclusive bargaining representative of any of the Enogex Related Employees. To the Knowledge of OGE, no union organizational campaign or representation petition is currently pending with respect to any of the Enogex Related Employees.
          (i) All contributions or payments required to be made by an Enogex Group Entity to or with respect to any Enogex Plan have been timely made and all liabilities of each Enogex Group Entity with respect to any Enogex Plan are properly reflected in the Enogex Financial Statements in accordance with GAAP.
          (j) There are no material actions, suits, claims pending (other than routine claims for benefits) or, to the Knowledge of OGE, threatened against, or with respect to, any of the Enogex Plans or their assets or Employment Agreements of the Enogex Group Entities, nor is any such Enogex Plan or Employment Agreement under investigation or audit by any Governmental Entity. Except as set forth in Section 4.15(j) of the OGE Disclosure Schedule, there are no material claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the Enogex Group Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the Enogex Group Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to the Knowledge of OGE, no basis therefor exists. To the extent that any Enogex Group Entity is obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any Enogex Related Employee. Within the past 90 days, Enogex Group Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any Enogex Group Entity facility where Enogex Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state law.
          (k) No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any Enogex Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the

Code, in each case which would reasonably be expected to have an Enogex Material Adverse Effect.
          (l) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any Enogex Group Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Enogex Plan or Employment Agreement of the Enogex Group Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution or increase in benefits or obligations to fund benefits with respect to any such Enogex Plan or Employment Agreement. There is no agreement, plan, contract or arrangement by which any Enogex Group Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any Enogex Plan or Employment Agreement of the Enogex Group Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Sections 409A or 4999 of the Code.
          (m) There is no labor strike or labor dispute, slow-down, lockout or stoppage pending or, to the Knowledge of OGE, threatened with respect to any of the Enogex Related Employees.
          (n) As to any Enogex Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred (other than for premium payments paid on a timely basis), and the actuarial present value of the benefit liabilities under Section 4001(a)(16) of ERISA does not exceed the current value of plan assets by more than $500,000, determined, as of the beginning of the most recent plan year for which such liabilities have been determined, in accordance with the assumptions used for funding the plan pursuant to Section 412 or 430, as applicable, of the Code.
          (o) As to any Enogex Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code.

          (p) Each trust funding an Enogex Plan that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.
          (q) With respect to any Employee Benefit Plan that is not listed in Section 4.15(b) of the OGE Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to by any ERISA Affiliate of any Enogex Group Entity, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any such ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (D) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (E) no circumstances exist or in the future could exist that could subject any Enogex Group Entity or, after the consummation of the transactions contemplated by this Agreement, the Company or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.
          (r) No circumstance exists or future circumstance could arise that would lead any Enogex Group Entity or, after the transaction contemplated by this Agreement, the Company, to incur any ERISA Title IV liability or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any Enogex Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (A) OGE, (B) an ERISA Affiliate of OGE, or (C) any ERISA Affiliate of any Enogex Group Entity, or to which any of them had an obligation to contribute.
     4.16 Books and Records. The minute books of Enogex contain true and correct copies of all actions taken at all meetings of the Board of Directors of Enogex and all written consents executed in lieu of such meetings. Complete copies of all such minute books for 2007 and 2008 and other records have been made available to outside counsel and other advisors to ETP.
     4.17 No Changes or Material Adverse Effects.
          (a) Except as set forth in Section 4.17(a) of the OGE Disclosure Schedule, between January 1, 2008 and the Execution Date, the Business of the Enogex Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the Enogex Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

          (b) Subsequent to January 1, 2008, there has not been any change, event or occurrence that has had or could reasonably be expected to have an Enogex Material Adverse Effect.
     4.18 Regulation. Neither OGE nor any of the Enogex Group Entities is, nor will OGE or any of the Enogex Group Entities be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     4.19 Energy Regulatory Matters. Except as indicated in Section 4.19 of the OGE Disclosure Schedule, none of the Enogex Group Entities is a “natural gas company” under the Natural Gas Act and none of the Enogex Group Entities has operated or provided services in a manner that would subject it to FERC jurisdiction over rates and terms of service pursuant to the Natural Gas Act. With the exception of Enogex, which provides intrastate transportation services pursuant to Section 311 of the NGPA, none of the Enogex Group Entities has performed services, or is subject to regulation under the NGPA. No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by OGE or the consummation of the transactions contemplated herein. Except as indicated in Section 4.19 of the OGE Disclosure Schedule, none of the Enogex Group Entities has become subject to any proceeding before any State Regulatory Authorities relating to their rates or facilities.
     4.20 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by OGE of its obligations under this Agreement.
     4.21 Brokers’ Fees. Neither OGE nor any of the Enogex Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any ETIH Group Entity, ETP, any Enogex Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to UBS Securities LLC.
     4.22 Investment Intent. OGE is acquiring a 50% Company Membership Interest pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. OGE (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Company Membership Interest and is capable of bearing the economic risks of such investment. OGE is aware that the Company Membership Interest has not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.
     4.23 Certain Business Relationships between Enogex and its Affiliates. Except as set forth on Section 4.23 of the OGE Disclosure Schedule, (a) neither OGE nor any of its Subsidiaries (excluding Enogex and its Subsidiaries) has been involved in any business arrangement or relationship with Enogex and its Subsidiaries within the past two years, (b) neither OGE nor any of its Subsidiaries (excluding the Enogex and its Subsidiaries) owns any asset, tangible or intangible, that is used in Enogex’s or any of its Subsidiaries’ business and (c) neither OGE nor any of its Subsidiaries (excluding Enogex and its Subsidiaries) is a party to any contract, commitment or agreement (whether written or oral) with Enogex or any of its Subsidiaries or relating to the business of Enogex or its Subsidiaries.
     4.24 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, OGE IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ENOGEX, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ENOGEX GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS
     5.1 Conduct of Business. Except (i) as otherwise contemplated by this Agreement, (ii) as otherwise required by Law or Environmental Law or ERISA, (iii) subject to applicable Laws, or (iv) as set forth in Section 5.1 of the ETP Disclosure Schedule or in Section 5.1 of the OGE Disclosure Schedule, without the prior written consent of the other Party hereto (which consent will not be unreasonably withheld, delayed or conditioned), each Party agrees that from the Execution Date through the Closing Date:
          (a) Each Party, with respect to the business of its Consolidated Group, shall, except as otherwise permitted under this Section 5.1, (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices, (ii) use all reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of and maintain positive employee relations with the ETIH Related Employees and ETIH Independent Contractors or the Enogex Related Employees and Enogex Independent Contractors, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them, and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.
          (b) Without limiting the generality of Section 5.1(a), except as disclosed in Section 5.1(b) of the ETP Disclosure Schedule or Section 5.1(b) of the OGE Disclosure Schedule, as applicable, each Party agrees that it will cause its respective Consolidated Group not to:
          (i) make any change in its Consolidated Group’s Governing Documents;
          (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

          (iii) except for (A) any distributions from the ETIH Subsidiaries to ETIH or any of its Subsidiaries, or from the Enogex Subsidiaries to Enogex and (B) any cash distributions from Canyon to ETP or any of its Subsidiaries, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;
          (iv) merge into or with any other person (other than (A) mergers among wholly-owned subsidiaries of the same Person, (B) mergers between ETIH and its wholly-owned subsidiaries, (C) mergers between Enogex and its wholly-owned subsidiaries or (D) as permitted by clause (v));
          (v) acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement for consideration in excess of $50,000,000 individually or $100,000,000 in the aggregate;
          (vi) (A) except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party, (B) with respect to OGE and its Consolidated Group, enter into any contract, agreement or commitment between OGE and its Subsidiaries (excluding the Enogex Group Entities), on the one hand, and the Enogex Group Entities, on the other hand, or terminate or waive any existing right or claim by the Enogex Group Entities against OGE and its Subsidiaries (excluding the Enogex Group Entities) and (C) with respect to ETP and its Consolidated Group, enter into any contract, agreement or commitment between ETP and its Subsidiaries (excluding the ETIH Group Entities), on the one hand, and the ETIH Group Entities, on the other hand, or terminate or waive any existing right or claim by the ETIH Group Entities against ETP and its Subsidiaries (excluding the ETIH Group Entities);
          (vii) purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party, (B) investments in wholly-owned subsidiaries, (C) purchases and investments in addition to those contemplated by (A) and (B) above up to an aggregate amount of $10,000,000 for each Party and (D) as permitted pursuant to clause (v);
          (viii) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities other than in connection with borrowings in the ordinary course of business by any member of its Consolidated Group under its existing bank credit facilities and intercompany debt for existing projects under development and acquisitions and capital expenditures permitted by this Section 5.1(b), provided that such Party shall provide prior written notice to the other Party of any such borrowing that is in excess of $50,000,000 individually or $100,000,000 in the aggregate;
          (ix) (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $2,000,000 in the aggregate, except for (1) assets listed in Section 5.1(b)(ix) of the ETP Disclosure Schedule and Section 5.1(b)(ix) of the OGE Disclosure Schedule, (2) natural gas, natural gas liquids, oil and condensate sales in the ordinary course of business consistent with past practices, and (3) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets other than security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements (which financing arrangements are otherwise permitted by this Agreement), (ii) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements or (iii) pursuant to financing arrangements entered into after the Execution Date in accordance with Section 5.1(b)(ix);
          (x) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $5,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Transwestern Financial Statements, MEP Financial Statements, Canyon Financial Statements or the Enogex Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements could reasonably be expected to have an ETIH Material Adverse Effect or an Enogex Material Adverse Effect, as applicable;
          (xi) except as set forth in Section 5.1(b)(xi) of the ETP Disclosure Schedule or in Section 5.1(b)(xi) of the OGE Disclosure Schedule or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $50,000,000 in the aggregate (other than as permitted by clause (v));
          (xii) make any material change in its tax methods, principles or elections;
          (xiii) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP or by a change in Law;
          (xiv) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of its business;

          (xv) (A) grant any increases in the compensation of any of its officers or employees or independent contractors, except in the ordinary course of business consistent with past practices, (B) amend any existing employment or severance or termination contract with any officer or employee or independent contractor, (C) establish, adopt or become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) except as required by applicable Law, amend or take any other actions with respect to any Employee Benefit Plan of Enogex, ETIH or Canyon, as applicable, if such amendment would have the effect of enhancing any benefits thereunder, including acceleration of vesting and waiver of performance criteria;
          (xvi) adopt or vote to adopt a plan of complete or partial dissolution or liquidation;
          (xvii) make any material change to its officers’ and directors’ liability insurance as existing on of the Execution Date; or
          (xviii) agree or commit to do any of the foregoing.
Notwithstanding any provision in this Section 5.1 to the contrary, but subject to the following proviso, to the extent that they relate to ETP, the restrictions set forth in this Section 5.1 shall not apply to the business, operations, employees, agreements, indebtedness and securities of, or otherwise restrict the activities of MEP and its Subsidiaries; provided, however, that without the prior written consent of OGE, ETP will not take any action to approve the taking by MEP or any of its Subsidiaries or any MEP Designee (as defined in the LLC Agreement) of any of the following actions:
(A)	any matters that require Special Consent (as defined in the MEP LLC Agreement) pursuant to Section 6.3(b) of the MEP LLC Agreement other than the incurrence of indebtedness pursuant to the MEP Credit Facility in accordance with its terms existing on the date hereof;

(B)	except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party;

(C)	purchase any securities of or make any investment in any Person (other than (1) ordinary-course overnight investments consistent with cash management practices of such Party, (2) investments in wholly-owned subsidiaries and (3) purchases and investments in addition to those contemplated by (1) and (2) above up to an aggregate amount of $10,000,000 for each Party;

(D)	except in accordance with the Development Plan (as defined in the MEP LLC Agreement) set forth on Schedule 5.1(b)(D) or in accordance with a Budget (as defined in the MEP LLC Agreement) approved in accordance with the MEP LLC Agreement prior to the date of this Agreement (provided that such previously approved Budget has been disclosed in writing to OGE) or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $25 million in the aggregate;

(E)	make any material change in its tax methods, principles or elections; or

(F)	make any material change to its financial reporting and accounting methods other than as required by a change in GAAP or by a change in Law; or

(G)	agree or commit to do any of the foregoing.
          (c) Notification of Certain Events. From the Execution Date until the Closing Date, each Party shall promptly notify the other Parties in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty of the notifying Party contained in this Agreement to be inaccurate in any material respect as of the Closing Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied on or prior to the Closing Date, (iii) any change, event or occurrence that has had or could reasonably be expected to have an ETIH Material Adverse Effect or Enogex Material Adverse Effect, as applicable, and (iv) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Parties.
     5.2 Access to Information; Confidentiality.
          (a) Subject to Section 5.2(b) and applicable Laws, upon reasonable notice, each Party shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party and its Consolidated Group. To the fullest extent permitted by law, the disclosing Party shall not be responsible or liable to the requesting Party for personal injuries sustained by the requesting Party’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2(a), and shall be indemnified and held harmless by the requesting Party for any losses suffered by the disclosing Party or its officers, employees or representatives in connection with any such personal injuries.
          (b) The parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Evaluation Material” for purposes of the Confidentiality Agreement. Each Party further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Evaluation Material in accordance with the Confidentiality Agreement.
     5.3 Certain Filings. As promptly as practicable following the Execution Date (and in any event no later than 10 Business Days following the Execution Date), (i) the parties shall (A), to the extent required, make their respective filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, which filings will include a request for early termination of any applicable waiting period, (B) after such filings are made, make any other required submissions under the HSR Act, (C) use all reasonable efforts to cooperate with one another making all such filings and timely seeking all such consents, permits, authorizations, approvals or HSR Clearance and (D) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and (ii) the parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in no event will any Party or any of their respective Affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement that could reasonably be expected to result in an OGE Material Adverse Effect or an ETP Material Adverse Effect, as applicable. Subject to the provisions of the immediately preceding sentence, ETP and OGE shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement. The Parties hereby acknowledge and agree that the taking by any of the Parties of any action relating to any of the transactions described on Schedule 5.3, including the performance of due diligence and the negotiation and execution of definitive documentation relating to, and the consummation of, any such transaction will not result in a breach or violation of the Parties obligations under this Section 5.3.
     5.4 Financing; Refinancing.

          (a) Each of ETP and OGE shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing described on Annex A (the “Financing”). Each of the Parties hereto acknowledges and agrees that neither Party hereto is required to accept financing terms that conflict with those terms described on Annex A.
          (b) Each of ETP and OGE shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting, to cooperate, with the other Party hereto and its officers, employees and advisors, including legal and accounting, and with prospective lenders, financial advisors, underwriters and initial purchasers as reasonably requested by the other Party hereto in connection with the arrangement of the Financing, including (i) using commercially reasonable efforts to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any customary certificates, legal opinions or documents as may be reasonably requested by the prospective lenders, initial purchasers or underwriters involved in the Financing, (iv) using commercially reasonable efforts to furnish prospective sources of the Financing, including initial purchasers or underwriters, as promptly as practicable with financial and other pertinent information regarding the ETIH Group Entities or the Enogex Group Entities, as applicable, as may be reasonably requested by such prospective lenders, initial purchasers or underwriters, including quarterly and annual consolidated and consolidating financial statements of the ETIH Group Entities or the Enogex Group Entities, as applicable, prepared in accordance with GAAP (except, in the case of quarterly financial statements, for the absence of footnotes and subject to normal year-end adjustments), and all other financial statements and financial data of the type reasonably required by such prospective lenders, initial purchasers or underwriters, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, consents, landlord, bailee or warehousemen waivers or letters, insurance endorsements, intercreditor agreements if applicable, legal opinions, surveys, title insurance and other third party agreements or deliverables as reasonably requested by any prospective lenders, initial purchasers or underwriters, (vi) taking all actions reasonably necessary to facilitate the due diligence conducted by prospective lenders, initial purchasers or underwriters, and (vii) causing the Company to enter into one or more customary and reasonable credit or other agreements or indentures on terms no less favorable to the Company than those described on Annex A. Any information provided by the OGE or ETP in connection with seeking the Financing shall be prepared in good faith and shall be free of any material misstatements or omissions.
          (c) Within three Business Days after the date of this Agreement, ETP shall cause Transwestern to give written notice of the transactions contemplated by this Agreement to each holder of the Transwestern Notes in accordance with the terms of the Transwestern Notes Agreements. At least 30 days prior to the anticipated Closing Date, ETP shall cause Transwestern to give written notice containing and constituting an offer to prepay the Transwestern Notes in accordance with the terms of the Transwestern Notes Agreements (the “Transwestern Notes Offer”). The Transwestern Notes Offer shall be an offer to prepay, in accordance with the terms of the Transwestern Notes Agreements, all, but not less than all, the

Transwestern Notes held by each holder on a date specified in such Transwestern Notes Offer (the “Proposed Change of Control Prepayment Date”). The Proposed Change of Control Prepayment Date will be not less than 30 days and not more than 60 days after the date of such offer; provided that such date shall be delayed in accordance with the terms of the Transwestern Notes Agreements until the Closing Date. At the Closing, ETP shall cause Transwestern to use a portion of the proceeds from the issuance of the Transwestern Senior Notes described on Annex A (the “Transwestern Senior Notes Offering”) to repay Transwestern Notes held by any holder of the Transwestern Notes that has accepted the Transwestern Notes Offer in accordance with the Transwestern Notes Agreements.
          (d) At the Closing, (i) ETP shall cause Transwestern to use the remaining portion of the proceeds from the Transwestern Senior Notes Offering to repay a portion of any intercompany loans from ETP or any of its Subsidiaries to Transwestern or any of its Subsidiaries existing as of the Closing Date (the “Transwestern Intercompany Loans”) and (ii) ETP and OGE shall cause the Company to use a portion of the proceeds from the issuance of Senior Notes (the “Company Senior Financing”) of the Company described on Annex A to repay on behalf of Transwestern the remainder of any Transwestern Intercompany Loans. For federal income tax purposes, a portion of the proceeds received by ETP or any of its Subsidiaries from the Transwestern Senior Notes Offering and the Company Senior Financing in repayment of the Transwestern Intercompany Loans pursuant to this Section 5.4(d) will be treated as a reimbursement of certain capital expenditures pursuant to Treasury Regulation Section 1.707-4(d) with respect to the assets contributed to the Company by ETP or any of its Subsidiaries.
          (e) At the Closing, ETP and OGE shall cause the Company to use a portion of the proceeds of the Company Senior Financing to (i) repay on behalf of Enogex all amounts outstanding under the Enogex Credit Facility and (ii) repay on behalf of Enogex any intercompany loans from OGE or any of its Subsidiaries to Enogex or any of its Subsidiaries existing as of the Closing Date. For federal income tax purposes, a portion of the repayments contemplated by this Section 5.4(e) will be treated as a reimbursement of certain preformation expenditures pursuant to Treasury Regulation Section 1.707-4(d) with respect to the assets contributed to the Company by OGE or any of its Subsidiaries.
          (f) At the Closing, ETP and OGE shall cause the Company to use a portion of the proceeds of the Company Senior Financing to make the cash payment to OGE contemplated by Section 2.1(b). For federal income tax purposes, a portion of the proceeds received by OGE or any of its Subsidiaries from the Company Senior Financing pursuant to this Section 5.4(f) will be treated as a reimbursement of certain preformation expenditures pursuant to Treasury Regulation Section 1.707-4(d) with respect to the assets contributed to the Company by OGE or any of it Subsidiaries.
          (g) ETP and OGE shall use all reasonable efforts to reduce, as of the Closing, ETP’s Stated Percentage (as defined in the MEP Guaranty Agreement) from 50% to 25%; provided, however, that ETP shall not be obligated to enter into any agreement or amendment to any existing agreement to obtain such reduction. In furtherance of this obligation, OGE shall enter into an Other Guaranty as defined in and in accordance with the terms and conditions of the MEP Guaranty Agreement with the Administrative Agent (as defined in the MEP Guaranty

Agreement) for the benefit of the Lenders (as defined in the MEP Guaranty Agreement) under which OGE’s Stated Percentage would be 25%.
          (h) ETP and OGE agree that, at the sole option of ETP, on or prior to the Closing, ETP Galaxy will enter into one or more indemnification agreements with the Company and/or its Subsidiaries (the “Indemnification Agreement”), pursuant to which ETP Galaxy would agree to indemnify the Company and/or its Subsidiaries for obligations arising under the Transwestern Senior Notes and/or the Company Senior Financing in an amount equal to the amount of the Transwestern Intercompany Loans to the extent that the Company or its Subsidiaries was unable to satisfy such obligations and subject to such other terms and conditions as determined by ETP, provided that the Indemnification Agreement shall not impose any financial or other material obligation on OGE, the Company or any of their respective Subsidiaries.
     5.5 Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; provided, however, that this obligation shall not apply to the matters contemplated in Sections 5.3 and 5.4; provided further, that none of the Parties hereto shall be obligated to enter into any agreement or amendment to any existing agreement to obtain the consents described in Section 6.3(h) of the ETP Disclosure Schedule. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
     5.6 No Public Announcement. On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement, which press release shall be reasonably satisfactory to OGE and ETP. ETP and OGE shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 5.6. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     5.7 Expenses. Except as provided in the immediately following sentence, regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such expenses.
     5.8 Control of Other Party’s Business. Nothing contained in this Agreement will give ETP, directly or indirectly, the right to control or direct the operations of OGE or any of the Enogex Group Entities prior to the Closing Date. Nothing contained in this Agreement will give OGE, directly or indirectly, the right to control or direct the operations of ETP or any of the ETIH Group Entities prior to the Closing Date. Prior to the Closing Date, each of ETP and OGE will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place ETP or OGE in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.
     5.9 Maintenance and Enforcement of Insurance Policies.
          (a) From and after the date of this Agreement (through the Closing Date), ETP shall not, and shall cause each of its Subsidiaries not to, take any action or fail to take any commercially reasonable action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the assets or Business of the ETIH Group Entities (the “Applicable ETP Insurance”). ETP agrees that, from and after the Closing Date, all proceeds from claims made on or before the Closing Date under the Applicable ETP Insurance directly or indirectly applicable to the assets or Business of the ETIH Group Entities shall be for the benefit of the Company. Without limiting the generality of the foregoing, from and after the Closing Date and in any reasonable manner requested by the Company, ETP shall use commercially reasonable efforts to ensure that all Applicable ETP Insurance policies and arrangements are modified, amended or assigned so that the Company or one of its Subsidiaries is a direct beneficiary of such Applicable ETP Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable ETP Insurance; provided, however, that if the modifications, amendments or assignments contemplated by this Section 5.9(a) are not permissible, ETP shall, and shall cause each of its Subsidiaries to, (i) make any claim against the Applicable ETP Insurance reasonably requested by the Company, (ii) use its commercially reasonable efforts to collect any proceeds payable under the Applicable ETP Insurance and (iii) deliver any such proceeds received by ETP or its Subsidiaries to the Company.
          (b) From and after the date of this Agreement (through the Closing Date), OGE shall not, and shall cause each of its Subsidiaries not to, take any action or fail to take any commercially reasonable action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the assets or Business of the Enogex Group Entities (the “Applicable OGE Insurance”). OGE agrees that, from and after the Closing Date, all proceeds from claims made on or before the Closing Date under the Applicable OGE Insurance directly or indirectly applicable to the assets or Business of the Enogex Group Entities shall be for the benefit of the Company. Without limiting the generality of the foregoing, from and after the Closing Date and in any reasonable manner requested by the Company, OGE shall use commercially reasonable efforts to ensure that all Applicable OGE Insurance policies and arrangements are modified, amended or assigned so that the Company or one of its Subsidiaries is a direct beneficiary of such Applicable OGE Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable OGE Insurance; provided, however, that if the modifications, amendments or assignments contemplated by this Section 5.9(b) are not permissible, OGE shall, and shall cause each of its Subsidiaries to, (i) make any claim against the Applicable OGE Insurance reasonably requested by the Company, (ii) use its commercially reasonable efforts to collect any proceeds payable under the Applicable OGE Insurance and (iii) deliver any such proceeds received by OGE or its Subsidiaries to the Company.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Each Party’s Obligations. The obligation of the Parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:
          (a) Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information), and the parties shall have received all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. The parties hereto shall have received all other third party and governmental consents and approvals, the absence of which could, individually or in the aggregate, reasonably be expected to have an ETIH Material Adverse Effect or an Enogex Material Adverse Effect.
          (b) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on OGE or ETP with respect thereto.
          (c) Formation of the Company. The Certificate of Formation of the Company shall have been filed with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act.
          (d) Financing. The Financing shall have been obtained on terms and conditions that do not conflict with those described on Annex A.
          (e) Consents. The consent described on Annex B remains effective as of the Closing.
     6.2 Conditions to OGE’s Obligations. The obligation of OGE to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by OGE (in its sole discretion):
          (a) Representations and Warranties of ETP; Performance. (i) The representations and warranties of ETP set forth in Article III (other than those set forth in Section 3.3) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein (other than in Section 3.17(b)) that could not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an ETIH Material Adverse Effect, (ii) the representations and warranties of ETP set forth in Section 3.3 shall be true and correct in all material respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) ETP shall have performed (or caused to have been performed) all covenants required of them by this Agreement as of the Closing, and (iv) ETP shall have furnished OGE at the Closing with a certificate to such effect.
          (b) Resignations of Directors. The directors of ETIH and the directors of such other ETIH Group Entities designated by the Company, excluding MEP, shall tender to the Company their resignations as such directors effective as of the Closing.
          (c) Tax Opinion. OGE shall have received an opinion of Baker Botts L.L.P. or another nationally-recognized tax counsel, dated as of the Closing Date to the effect that, for U.S. federal income tax purposes, 90% of the gross income of the Company will constitute “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of ETP, OGE and any of their respective Affiliates as to such matters as such counsel may reasonably request.
          (d) LLC Agreement. ETP and ETP Galaxy shall have delivered to OGE executed counterparts of the Limited Liability Company Agreement of the Company in the form attached hereto as Exhibit A (the “LLC Agreement”).
          (e) ETP Services Agreement. At or prior to the Closing, ETP shall have entered into a Services Agreement substantially in the form attached hereto as Exhibit B (the “ETP Services Agreement”).
          (f) Omnibus Agreement. At or prior to the Closing, ETP shall have entered into an Omnibus Agreement substantially in the form attached hereto as Exhibit C (the “Omnibus Agreement”).
          (g) FIRPTA Certificate. OGE shall have received a certificate of ETP Galaxy in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that ETP Galaxy is not a “foreign person” within the meaning of Section 1445 of the Code.
          (h) ETP Transitional Seconding Agreement. At or prior to the Closing, ETP shall have entered into the ETP Transitional Seconding Agreement.

     6.3 Conditions to ETP’s Obligations. The obligation of ETP to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETP (in their sole discretion):
          (a) Representations and Warranties of OGE; Performance. (i) The representations and warranties of OGE set forth in Article IV made to ETP (other than those set forth in Section 4.3) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein (other than in Section 4.17(b)) that could not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of OGE set forth in Section 4.3 shall be true and correct in all material respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) OGE shall have performed (or caused to have been performed) all covenants required of it by this Agreement as of the Closing and (iv) OGE shall have furnished to ETP at the Closing with a certificate to such effect.
          (b) Resignations of Directors. The directors of Enogex and the directors of such other Enogex Group Entities designated by the Company shall tender to the Company their resignations as such directors effective as of the Closing.
          (c) Tax Opinion. ETP shall have received an opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel, dated as of the Closing Date to the effect that, for U.S. federal income tax purposes, 90% of the gross income of the Company will constitute “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of ETP, OGE and any of their respective Affiliates as to such matters as such counsel may reasonably request.
          (d) OGE Services Agreement. At or prior to the Closing, OGE shall have entered into a Services Agreement substantially in the form attached hereto as Exhibit D (the “OGE Services Agreement”).
          (e) Omnibus Agreement. At or prior to the Closing, OGE shall have entered into the Omnibus Agreement.
          (f) FIRPTA Certificate. ETP shall have received a certificate of OGE Holdings in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that OGE Holdings is not a “foreign person” within the meaning of Section 1445 of the Code.
          (g) MEP Guaranty. The MEP Guaranty Agreement shall have been amended to reduce ETP’s Stated Percentage from 50% to 25%.
          (h) Consents. The consents described on Section 6.3(h) of the ETP Disclosure Schedule shall have been received.

          (i) OGE Transitional Seconding Agreement. At or prior to the Closing, OGE shall have entered into the OGE Transitional Seconding Agreement.
          (j) LLC Agreement. OGE and OGE Holdings shall have delivered to ETP executed counterparts of the LLC Agreement.
ARTICLE VII
[RESERVED]
ARTICLE VIII
TAX MATTERS
     8.1 ETIH Group Entity Taxes. ETP shall be responsible for (and entitled to retain any refunds with respect to) all ETP Indemnified Taxes, and the Company shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the ETIH Group Entities. Regardless of which Party is responsible, ETP shall file, or cause the appropriate ETIH Group Entity to file (as applicable), the Tax return and pay, or cause the appropriate ETIH Group Entity to pay (as applicable), all Taxes with respect to the ETIH Group Entities that are required to be paid prior to the Closing. ETP shall promptly deliver to the Company copies of all Tax returns filed by ETP with respect to the ETIH Group Entities and any supporting documentation, excluding Tax returns, or portions of the Tax returns, related to income, franchise or similar Taxes that are unrelated to the ETIH Group Entities. ETP and the ETIH Group Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the ETIH Group Entities that is inconsistent with the conventions, elections or other Tax attributes of the ETIH Group Entities (or their assets) as described in Section 3.14(b) of the ETP Disclosure Schedule.
     8.2 Enogex Group Entity Taxes. OGE shall be responsible for (and entitled to retain any refunds with respect to) all OGE Indemnified Taxes, and the Company shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the Enogex Group Entities. Regardless of which Party is responsible, OGE shall file, or cause the appropriate Enogex Group Entity to file (as applicable), the Tax return and pay, or cause the appropriate Enogex Group Entity to pay (as applicable), all Taxes with respect to the Enogex Group Entities that are required to be paid prior to the Closing. OGE shall promptly deliver to the Company copies of all Tax returns filed by OGE with respect to the Enogex Group Entities and any supporting documentation, excluding Tax returns, or portions of the Tax returns, related to income, franchise or similar Taxes that are unrelated to the Enogex Group Entities. OGE and the Enogex Group Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the Enogex Group Entities that is inconsistent with the conventions, elections or other Tax attributes of the Enogex Group Entities (or their assets) described in Section 4.14(b) of the OGE Disclosure Schedule.

ARTICLE IX
TERMINATION
     9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:
          (a) By the mutual written agreement of OGE and ETP;
          (b) By either OGE or ETP if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 9.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;
          (c) By OGE if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of ETP, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a), unless such failure is reasonably capable of being cured, and ETP is using, or continuing to use, all reasonable efforts to cure such failure by the End Date;
          (d) By ETP if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of OGE, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3(a), unless such failure is reasonably capable of being cured, and OGE is using, or continuing to use, all reasonable efforts to cure such failure by the End Date; or
          (e) By either ETP or OGE, upon written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 2009 (the “End Date”); provided, however, that ETP may not terminate this Agreement pursuant to this Section 9.1(e) if such failure of consummation is due to the failure of ETP or the ETIH Group Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it and that OGE may not terminate this Agreement pursuant to this Section 9.1(e) if such failure of consummation is due to the failure of OGE or the Enogex Group Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it.
     9.2 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article IX, all rights and obligations of the Parties hereto under this Agreement shall terminate, except the provisions of Section 5.2(b), Section 5.6, Section 5.7, Article IX and Article X shall survive such termination; provided, however, that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence, ETP and OGE agree that, if this Agreement has been terminated, any amount payable pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Parties hereto.
     9.3 Survival. Except as otherwise provided in Section 5.9, Article VIII, this Section 9.3 and Article X, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.
     9.4 Enforcement of this Agreement. The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.
ARTICLE X
MISCELLANEOUS
     10.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:
If to ETP, addressed to:
Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: General Counsel
Telecopy: (214) 981-0701
with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: Douglas E. McWilliams
Telecopy: (713) 615-5725

If to OGE, addressed to:
OGE Energy Corp.
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101
Attention: General Counsel
Telecopy: (405) 553-3760
with a copy to:
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: J. Mark Metts
Telecopy: (832) 239-3600
     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
     10.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     10.3 Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement, the LLC Agreement, the Employee Transition Agreement, the Indemnification Agreement, the Transitional Seconding Agreements, the OGE Services Agreement, the ETP Service Agreement and the Omnibus Agreement, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (i) the Parties acknowledge and agree that none of OGE, ETP or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the Enogex Group Entities or the ETIH Group Entities, as applicable, or as to the accuracy or completeness of any information regarding any party furnished or made available to any other party and (ii) no party shall have or be subject to any liability to any other Person, or any other remedy in connection herewith, based upon the distribution to any other Person of, or any other Person’s use of or reliance on, any such information or any information, documents or material made available to such Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     10.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.
     10.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.
     10.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
[Remainder of Page Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas
	Name:	Martin Salinas
	Title:	Chief Financial Officer

OGE ENERGY CORP.
By:	/s/ Peter B. Delaney
	Name:	Peter B. Delaney
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Galaxy Contribution Agreement

Annex A
Qualifying Terms of the Transwestern Sr. Notes

Ranking:	Pari Passu with all existing and future unsecured senior debt

Security Type:	Unsecured

Distribution:	144A and Reg S1

Principal Amount:	No less than $800 million

Maturity:	10 years (bullet)

Indicative Interest Rate:	No more than 8.0%

Optional Redemption:	Prepayable any time at par plus accrued plus a Make Whole premium (discount rate no less than T + 15bps if investment grade and no less than T + 50bps if non-investment grade)

Change of Control Put:	At holder’s option at a redemption price of par plus accrued interest to the redemption date

Representations, warranties, covenants and events of default:	The representations, warranties, financial covenants and events of default shall be substantially similar to and not materially more adverse to Transwestern than those contained in Transwestern’s Note Purchase Agreement dated May 24, 2007 (the “Existing NPA”). The covenants other than financial covenants (and other covenants that establish limitations based on meeting certain financial ratios or percentages of financial amounts (such as consolidated tangible net worth) shall not in the aggregate be materially more adverse to Transwestern than those contained in the Existing NPA.

[1]	Potentially include registration rights based on determination of impact on pricing.

Annex A
Qualifying Terms of the JVCo Sr. Notes

Ranking:	Pari Passu with all existing and future unsecured senior debt

Security Type:	Unsecured

Distribution:	144A and Reg S (with registration rights)

Principal Amount::	No less than $700 million (with a target of $800 million)

Maturity:	No less than 10 years (bullet)

Indicative Interest Rate:	No more than 9.0%

Optional Redemption:	Prepayable any time at par plus accrued plus a Make Whole premium (discount rate no less than T + 50% of new issue spread)

Change of Control Put:	At holder’s option at a redemption price of percentage not to exceed 105% of the principal amount of the Notes redeemed plus accrued interest to the redemption date

Representations, warranties, covenants and events of default:	Shall be substantially similar to and not materially more adverse to JVCo than those contained in indentures of similarly-rated MLPs executed within the last 12 months; provided that (i) the limitation on liens shall allow liens securing debt not to exceed 15% of CTNA and (ii) limitations on restricted payments shall include customary MLP friendly exceptions.

Annex A
Qualifying Terms of the JVCo Senior Secured Revolving Credit Facility

Facility:	No less than $700 million Revolving Credit Facility

Accordion:	No less than $200 million

Security:	Secured by substantially all assets of JVCo and a pledge of all equity interest owned by the Borrower now and in the future, including its interest in ETIH, Canyon, Enogex, ETC MEP, and MEP (provided that MEP interest can be pledged)

Ranking:	Senior

Maturity:	Not less than 3 years

Interest Rate:	• Facility Rating BBB- / Baa3 or higher: No more than L +275 bps

• Otherwise: No more than L+375 bps

Commitment Fee:	No more than 50 bps

Upfront/Participation Fees:	No more than 125 bps

Optional Redemption:	Pre-payable any time at par

Representations, warranties, covenants and events of default:	Shall be substantially similar to and not materially more adverse to JVCo than those contained in credit agreements of similarly-rated MLPs executed within the last 12 months; provided that (i) financial covenants shall be limited to (A) maximum total debt to consolidated EBITDA of not less than 5.0x or 5.50x during an acquisition period and (B) a minimum interest coverage ratio of not less than 1.75x (if the existing market requires an interest coverage ratio), (ii) the limitation on liens shall allow liens securing debt not to exceed 15% of CTNA and (iii) limitations on restricted payments shall include customary MLP friendly exceptions.

Exhibit A
LIMITED LIABILITY COMPANY AGREEMENT
OF
ETP ENOGEX PARTNERS LLC
Dated as of                     , 200__
[PRE-IPO VERSION]

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Page

LIST OF SCHEDULES

Schedule 8.3(a)
Schedule 8.3(d)

LIST OF EXHIBITS

EXHIBIT A	—	Members of the Company
EXHIBIT B	—	Initial Capital Contributions

LIST OF ANNEXES

Annex I	—	Initial Approved Budget
Annex II	—	Qualifying IPO Terms
Annex III	—	Excess Cash Flow

-i-

LIMITED LIABILITY COMPANY AGREEMENT
OF
ETP ENOGEX PARTNERS LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ETP Enogex Partners LLC, a Delaware limited liability company (the “Company”), is made and entered into as of                     , 200___(the “Effective Date”), by [OGE Energy GP LLC, a Delaware limited liability company] (“OGE Sub”), and [ETP Galaxy, LLC], a Delaware limited liability company (“ETP Sub”), and solely for the purposes set forth in Section 15.22, OGE Energy Corp., an Oklahoma corporation (“OGE”) and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). OGE Sub, ETP Sub and any other Person admitted to the Company as an additional or substitute member of the Company in accordance with the terms of this Agreement shall be referred to as the “Members.” A Member may also be referred to as a “Party,” and Members as “Parties.”
     A. Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Article I below.
     B. OGE Sub and ETP Sub are entering this Agreement to set forth the governance and operating procedures of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Members hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following respective meanings for purposes of this Agreement:
     “55% Special Distribution” shall have the meaning set forth in Section 10.2(b).
     “55% Special Distribution Termination Date” shall mean the earlier to occur of (a) June 30, 2010 and (b) the OGE Adjustment Amount Satisfaction Date.
     “75% Special Distribution” shall have the meaning set forth in Section 10.2(c).
     “75% Special Distribution Termination Date” shall mean the earlier to occur of (a) the OGE Adjustment Amount Satisfaction Date and (b) the third anniversary of the Closing Date.
     “Act” shall mean the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.
     “Actual MEP Project Expenditures” shall mean the expenditures actually made by MEP on or prior to the MEP Project Completion Date for the construction of the MEP Pipeline.

     “Adjusted Capital Account” shall mean a Member’s Capital Account as of the end of the relevant Fiscal Year or other period after being adjusted as follows:
     (a) crediting the Capital Account with:
          i. any amount that such Person is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), and
          ii. any amounts that such Person is deemed to be obligated to restore by the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) or the penultimate sentence of Treasury Regulation Section 1.704-2(i)(5); and
     (b) debiting the Capital Account by that Person’s share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     “Adjusted Capital Account Deficit” shall mean the deficit balance, if any, in a Member’s Adjusted Capital Account. The amount of a Member’s Adjusted Capital Account Deficit is intended to serve as a regulator on the amount of the debits that may be allocated to a Member’s Capital Account in order to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and must be interpreted accordingly.
     “AFE” shall have the meaning set forth in Section 9.2.
     “Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein and in the definition of “Change in Control”, the term “control” shall mean (a) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, (b) the ownership of 50% or more of the stock or other equity interests of a Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or (c) serving as general partner of such Person; provided, however, that notwithstanding the foregoing, officers and directors or other individuals performing similar functions for a Person shall not be deemed to be Affiliates of such Person solely by virtue of serving in such capacities.
     “Agreed Rate” shall mean the lesser of (a) the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor bank) from time to time as its prime rate, plus two percent (2%) and (b) the maximum rate permitted by Law.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Applicable Law” shall mean any Law to which a specified Person or property is subject.
     “Approved Budget” shall mean a Budget approved by the Management Council.
     “Approved New Project” shall mean a New Project approved by the Management Council.

     “Available Cash” shall have the meaning set forth in Annex III.
     “Authorized Representative” shall have the meaning set forth in Section 15.4(b).
     “Budget” shall mean the annual budget of anticipated capital and operating costs, and anticipated sources of funding for such capital and operating costs, of the Company described in Section 8.1.
     “Business Day” shall mean any day on which commercial banks are authorized to do business and are not required by Law or executive order to close in the State of Delaware.
     “Capacity Release Rules” shall mean 18 C.F.R. § 284.8, together with FERC’s capacity release policies, as applicable, including the shipper-must-have-title requirement, posting and bidding requirements for released capacity, the prohibition on buy-sell transactions, and orders related to such policies, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction.
     “Capital Account” shall have the meaning set forth in Section 11.3(a).
     “Capital Contribution” shall mean any cash, cash equivalents and property contributed by a Member to the Company. Any reference in this Agreement to the Capital Contributions of a Member shall include any Capital Contributions of its predecessors-in-interest.
     “Carrying Value” shall mean, with respect to any Company Asset, the asset’s adjusted basis for U.S. federal income tax purposes, except (i) the initial Carrying Value of any asset contributed to the Company shall be such asset’s fair market value on the date of contribution and (ii) the Carrying Values of all Company Assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of the date of: (a) the acquisition of any additional Membership Interests by any new or existing Member in exchange for more than a de minimis capital contribution, other than pursuant to the initial organization of the Company; (b) the distribution of more than a de minimis amount of Company cash or other property to a Member; (c) the granting of a Membership Interest in exchange for services; and (d) the Company’s liquidation; provided, however, that such adjustments shall be made only if the Tax Matters Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any Company Asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value, as determined by the Members.
     “Certificate” shall have the meaning set forth in Section 2.1.
     “CFTC” shall mean the U.S. Commodity Futures Exchange Commission.
     “CFTC Market Rules” shall mean Sections 6 and 9 of the Commodity Exchange Act, together with CFTC’s rules, regulations and orders related thereunder, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of CFTC or any court of competent jurisdiction.

     “Change in Control” shall mean:
     (a) in respect of OGE Sub, any event upon which (i) OGE Sub ceases to be a Subsidiary of OGE, (ii) a person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of OGE, except in a merger or consolidation that would not constitute a Change in Control under clause (iii) below, or (iii) OGE consolidates or merges with another Person, other than any such consolidation or merger where (1) the outstanding Voting Securities of OGE are changed into or exchanged for Voting Securities of the surviving Person or its parent and (2) the holders of the Voting Securities of OGE immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction in substantially the same proportions as their ownership of outstanding Voting Securities in OGE immediately prior to such consolidation or merger;
     (b) in respect of ETP Sub, any event upon which (i) ETP Sub ceases to be a Subsidiary of ETP, (ii) ETP Sub ceases to be a Subsidiary of ETP Parent or (iii) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Kelcy Warren or his Affiliates becomes the beneficial owner of more than 50% of all of the then outstanding Voting Securities of ETP Parent and (1) Kelcy Warren together with his Affiliates holds less than 80% of the Voting Securities he owned in ETP Parent as of the Initial Closing Date, (2) Kelcy Warren is no longer on the board of directors of ETP Parent or (3) Kelcy Warren no longer holds a senior management position at ETP Parent; and
     (c) in respect of any other Member, any event upon which (i) a Person who initially controls such Member (and is itself not controlled by any other Person) (the “Parent”) at the time such Member is admitted as a Member subsequently ceases to control such Member, (ii) a person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Parent, except in a merger or consolidation that would not constitute a Change in Control under clause (iii) below, or (iii) the Parent consolidates or merges with another Person, other than any such consolidation or merger where (1) the outstanding Voting Securities of Parent are changed into or exchanged for Voting Securities of the surviving Person or its parent and (2) the holders of the Voting Securities of Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction in substantially the same proportions as their ownership of outstanding Voting Securities in the Parent immediately prior to such consolidation or merger.
     “Claim” shall have the meaning set forth in Section 7.2(a).
     “Closing” shall mean the closing of the transactions contemplated by the Contribution Agreement.
     “Closing Date” shall mean the date on which the Closing occurs.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Accountant” shall have the meaning set forth in Section 11.1(k).
     “Company Assets” shall mean all right, title and interest of the Company and its Subsidiaries in and to all or any portion of their respective assets (including the interest of the Company in each of its Subsidiaries).
     “Company Business” shall mean (a) operating and managing the Company Assets in accordance with the terms of this Agreement and (b) engaging in any other activities necessary, advisable, convenient or incidental to the foregoing.
     “Company Evaluation Materials” shall have the meaning set forth in Section 8.2(c).
     “Company Group Partnerships” shall mean the Company, the MLP and any subsidiaries of the Company and the MLP classified as partnerships for federal income tax purposes.
     “Company Group” shall mean the Company and its Subsidiaries, taken together.
     “Company Minimum Gain” shall have the same meaning as that ascribed to partnership minimum gain in Treasury Regulation Section 1.704-2(b)(2).
     “Confidential Information” shall have the meaning set forth in Section 15.6(b).
     “Consent” shall mean either the prior written consent of the indicated Person to the action requested or the affirmative vote of the indicated Person to the action requested.
     “Contribution Agreement” shall mean that certain Contribution Agreement by and between ETP Sub and OGE Sub, dated as of September 22, 2008, as amended from time to time.
     “DA Portion” shall have the meaning set forth in Section 8.3(d)(i).
     “Delaware General Corporation Law” shall have the meaning set forth in Title 8 of the Delaware Code, as amended from time to time.
     “Delinquent Member” shall have the meaning set forth in Section 9.4.
     “Delinquent Required Funding Amount” shall have the meaning set forth in Section 9.4(b)(ii).
     “Depreciation” shall mean, for each Fiscal Year or other relevant period:
     (a) an amount equal to the depreciation, amortization, or other cost recovery deduction allowable on an asset for the period, or

     (b) if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the period, an amount that bears the same ratio to that beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for that period bears to that beginning adjusted tax basis.
     Notwithstanding the foregoing, if the federal income tax depreciation, amortization, or other cost recovery deduction for a year is zero, the Company must determine Depreciation by reference to that beginning Carrying Value using any reasonable method selected according to this Agreement.
     “Designated Area” shall mean the following:
     (a) the State of Oklahoma; and
     (b) Dallam, Sherman, Hansford, Ochiltree, Lipscomb, Hartley, Moore, Hutchinson, Roberts, Hemphill, Oldham, Potter, Carson, Gray, Wheeler, Deaf Smith, Randall, Armstrong, Donley and Collingsworth counties in Texas; and
     (c) McKinley, Rio Arriba, Sandoval and San Juan counties in New Mexico; and
     (d) Crawford, Franklin, Logan, Sebastian and Scott counties in Arkansas; and
     (e) Archuleta, La Plata, Moffat, Rio Blanco, Garfield, Pitkin, Gunnison, Ouray, Montrose, Delta, and Mesa counties in Colorado; and
     (f) Sevier, Sanpete, Juab, Utah, Wasatch, Duchesne, Carbon, Uintah, Grand and Emery counties in Utah.
     “Determination Date” shall have the meaning set forth in Section 13.8.
     “Dispute Party” shall have the meaning set forth in Section 15.4(a).
     “Dissolution Event” shall mean an event causing a dissolution of the Company under Section 18-801 of the Act.
     “Distributable Cash” shall have the meaning set forth in Section 10.1.
     “Distributions” shall have the meaning set forth in Section 10.2.
     “Effective Date” shall have the meaning set forth in the Preamble.
     “Encumbering Member” shall have the meaning set forth in Section 13.6.
     “Enogex” shall mean Enogex LLC, a Delaware limited liability company.
     “Enogex Cash Distributions” shall have the meaning set forth in Section 10.2(b).
     “ETIH” shall mean Energy Transfer Interstate Holdings, LLC, a Delaware limited liability company.

     “ETP” shall have the meaning set forth in the Preamble.
     “ETP Consent Fees” shall mean 50% of the aggregate amount payable by ETP or its Affiliates in connection with obtaining the consents identified on Section 6.3(h) of the ETP Disclosure Schedule (as defined in the Contribution Agreement) to the Contribution Agreement.
     “ETP Designees” shall have the meaning set forth in Section 4.2.
     “ETP Parent” shall mean LE GP, LLC.
     “ETP Services Agreement” shall mean that certain Services Agreement by and between the Company and ETP, dated as of                     , 20_.
     “ETP Sub” shall have the meaning set forth in the Preamble.
     “ETP Sub Area” shall mean the portions of the State of Texas not in the Designated Area.
     “ETP Sub Portion” shall have the meaning set forth in Section 8.3(d)(i).
     “Excess Cash Flow” shall mean the excess, if any, for any given calendar quarter, of (a) the actual consolidated Distributable Cash of the Company Group over (b) the amount specified for such quarter on Annex III.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Interstate Pipelines” shall have the meaning set forth in Section 8.3(d)(i).
     “Existing Enogex Exclusivity Obligations” shall have the meaning set forth in Section 8.3(c)(i).
     “Existing MEP Exclusivity Obligations” shall have the meaning set forth in Section 8.3(c)(ii).
     “Fair Market Value” shall mean the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
     “FERC” shall mean the Federal Energy Regulatory Commission.
     “FERC Standards of Conduct” shall mean FERC’s standards that regulate the relationship between an interstate natural gas pipeline and its Marketing Affiliate and/or that regulate the relationship between an interstate pipeline’s Transmission Function employees and such interstate pipeline’s own or its affiliate’s Marketing Function employees (all as defined in applicable standards of conduct adopted by FERC in FERC Standards of Conduct) or other Affiliate, together with any other FERC rules, regulations and orders related thereto, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction.
     “Financial Expert” shall have the meaning set forth in Section 4.2.
     “Fiscal Year” shall mean the calendar year ending on December 31 of each year, unless a different fiscal year shall be required by the Code; provided, however, that the first Fiscal Year of the Company shall commence on the date hereof and end on December 31, 2008.
     “GAAP” shall mean accounting principles generally accepted in the United States, consistently applied, as may be amended from time to time.
     “General Partner” shall have the meaning set forth in Section 15.21(f)(i).
     “Governmental Entity” shall mean any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S. or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or nongovernmental body exercising similar powers of authority.
     “Group Member” shall mean any member of the Company Group.
     “Hedging Agreement” shall mean any agreement with respect to swap transactions, derivative transactions, options, warrants, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any credit support, collateral (including master collateral agreements) or other similar arrangements related to such transactions.
     “Incentive Distribution Rights” shall mean the Incentive Distribution Rights (as defined in the MLP Partnership Agreement) of the MLP that will have the rights and obligations set forth in the MLP Partnership Agreement.
     “Indemnitee” shall have the meaning set forth in Section 7.2(a).
     “Initial Approved Budget” shall have the meaning set forth in Section 8.1.
     “Initial Capital Contribution(s)” shall have the meaning set forth in Section 9.1.
     “Initial Member” shall mean OGE Sub or ETP Sub.
     “Initiating Dispute Party” shall have the meaning set forth in Section 15.4(a).

     “IPO Completion Date” shall mean the date on which a Qualifying IPO contemplated by Section 15.21 is consummated.
     “IPO Registration Statement” shall mean the Registration Statement on Form S-1, as amended from time to time, filed by the MLP with the SEC in connection with a Qualifying IPO.
     “Law(s)” shall mean any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbitral tribunal, whether such Laws now exist or hereafter come into effect.
     “Liquidator” shall have the meaning set forth in Section 12.2.
     “Majority Opportunity” shall have the meaning set forth in Section 8.3(d)(i).
     “Make-Whole Amount” shall have the meaning set forth in Section 13.2(h).
     “Management Council” shall have the meaning set forth in Section 14.1(a) and Section 4.2.
     “Management Council Members” shall have the meaning set forth in Section 4.1(a).
     “Market Manipulation Rules” shall mean Section 4A of the Natural Gas Act of 1938 and Section 222 of the Federal Power Act of 1935, together with FERC’s rules, regulations and orders adopted thereunder, including FERC’s Order No. 670 and 18 C.F.R. Part 1c, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction.
     “Material Contract” shall mean (1) transportation agreements and gathering agreements involving payments to or from any Group Member of at least $20,000,000 per year; (2) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly-associated cost of goods or directly-associated revenues from the sale of goods) to or from any Group Member of at least $20,000,000 per year; (3) construction, interconnect, and other services agreements in each case involving payments to or from any Group Member in excess of $20,000,000 per year; (4) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Group Members and interest rate swap agreements); (5) real property leases calling for payments by any of the Group Members of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Group Members); (6) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (7) contracts limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area; (8) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (9) contracts with any labor union or organization; and (10) contracts not entered into in the ordinary course of the business of the Group Members other than those that are not material to the business of the Group Members.

     “Members” shall have the meaning set forth in the Preamble.
     “Member Minimum Gain” shall mean an amount, relating to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if that Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined according to Treasury Regulation Section 1.704-2(i)(3).
     “Member Nonrecourse Debt” shall have the meaning ascribed to partner nonrecourse debt in Treasury Regulation Section 1.704-2(b)(4).
     “Member Nonrecourse Deductions” shall have the meaning ascribed to partner nonrecourse deductions in Treasury Regulation Section 1.704-2(i)(1).
     “Membership Interest” shall mean a limited liability company interest (on a percentage basis) in the Company as provided in this Agreement and under the Act and includes any and all rights and benefits to which the holder of such Membership Interest may be entitled under this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
     “Merger Agreement” shall have the meaning set forth in Section 14.1.
     “MEP” shall mean Midcontinent Express Pipeline LLC, a Delaware limited liability company.
     “MEP Lateral Opportunity” shall mean a Lateral Opportunity as such term is defined in the MEP LLC Agreement.
     “MEP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of MEP, dated as of March 1, 2007, as amended and/or restated from time to time.
     “MEP Pipeline” shall mean the “Pipeline” within the meaning of the MEP LLC Agreement.
     “MEP Project Completion Date” shall mean the date that is the “Project Completion Date” within the meaning of the MEP LLC Agreement.
     “MLP” shall mean the limited partnership to be formed under the laws of the State of Delaware into which the Company shall be converted pursuant to Section 15.21.
     “MLP Common Units” shall mean the Common Units (as defined in the MLP Partnership Agreement) of the MLP to be issued pursuant to the MLP Partnership Agreement.
     “MLP Partnership Agreement” shall have the meaning set forth in Section 15.21.
     “MLP Subordinated Units” shall mean the Subordinated Units (as defined in the MLP Partnership Agreement) of the MLP issued pursuant to the MLP Partnership Agreement.

     “New Project” shall mean (a) any new project or expansion project, including any MEP Lateral Opportunity and any TW Project, but excluding any projects included in an approved Budget and any expenditures (including any capital expenditures) incurred in the ordinary course of business, and (b) any acquisition that is a Majority Opportunity (subject, however, to Section 8.3(d)(i)).
     “Non-Consent Notice” shall have the meaning set forth in Section 9.4(a).
     “Non-Delinquent Member” shall have the meaning set forth in Section 9.4(b)(ii).
     “Nonrecourse Deductions” shall have the meaning ascribed to it in Treasury Regulation Section 1.704-2(b)(1).
     “Nonrecourse Liability” shall have the meaning ascribed to it in Treasury Regulation Section 1.704-2(b)(3).
     “Offer” shall have the meaning set forth in Section 8.3(d)(iv).
     “Offeree” shall have the meaning set forth in Section 8.3(d)(iii).
     “Offeror” shall have the meaning set forth in Section 8.3(d)(iii).
     “Offer Price” shall have the meaning set forth in Section 8.3(d)(iii).
     “Offer Terms” shall have the meaning set forth in Section 8.3(d)(iii).
     “OGE” shall have the meaning set forth in the Preamble.
     “OGE Adjustment Amount” means $56.125 million less the ETP Consent Fees; provided, however, that if the aggregate amount of the Updated MEP Project Expenditures than $1.66 billion, then the OGE Adjustment Amount will be equal to (x) $56.125 million minus (y) the ETP Consent Fees minus (z) 25% of the difference between the aggregate amount of the Updated MEP Project Expenditures and $1.66 billion.
     “OGE Adjustment Amount Satisfaction Date” means the date that the aggregate amount of cash received by OGE (together with its Subsidiaries other than the Company) pursuant to the 55% Special Distribution and the 75% Special Distribution pursuant to Section 10.2 of this Agreement is equal to the OGE Adjustment Amount.
     “OGE Designees” shall have the meaning set forth in Section 4.2.
     “OGE Services Agreement” shall mean that certain Services Agreement by and between the Company and OGE, dated as of                     , 20_.
     “OGE Sub” shall have the meaning set forth in the Preamble.
     “Opinion of Counsel” shall mean a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Company.

     “Parent” shall have the meaning set forth in the definition of “Change in Control.”
     “Participating Members” shall have the meaning set forth in Section 9.4(b)(ii)(A).
     “Participation Notice” shall have the meaning set forth in Section 9.4(b)(ii)(A).
     “Party” or “Parties” shall have the meaning set forth in the Preamble.
     “Payment Due Date” shall have the meaning set forth in Section 9.4.
     “Person” or “Persons” shall mean an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, estate, incorporated or unincorporated organization, Governmental Entity, and any other legal entity of any kind.
     “Plan of Conversion” shall have the meaning set forth in Section 14.1.
     “Proceeding” shall have the meaning set forth in Section 7.2(a).
     “[Project Galaxy JV] LLC” shall have the meaning set forth in Section 2.2.
     “Qualifying IPO” shall have the meaning set forth in Section 15.21(a).
     “Regulatory Allocation” shall have the meaning set forth in Section 10.5(h).
     “Required Funding Amount” shall have the meaning set forth in Section 9.2.
     “Responding Dispute Party” shall have the meaning set forth in Section 15.4(a).
     “Risk Management Policy” shall have the meaning set forth in Section 4.7(a)(v).
     “ROFO Acceptance Notice” shall have the meaning set forth in Section 13.4(b).
     “ROFO Accepting Members” shall have the meaning set forth in Section 13.4(b).
     “ROFO Interests” shall have the meaning set forth in Section 13.4(a).
     “ROFO Non-Selling Members” shall have the meaning set forth in Section 13.4(a).
     “ROFO Notice” shall have the meaning set forth in Section 13.4(a).
     “ROFO Offer Notice” shall have the meaning set forth in Section 13.4(b).
     “ROFO Price” shall have the meaning set forth in Section 13.4(b).
     “ROFO Seller” shall have the meaning set forth in Section 13.4(a).
     “ROFR Acceptance Notice” shall have the meaning set forth in Section 13.5(a).
     “ROFR Accepting Members” shall have the meaning set forth in Section 13.5(b).

     “ROFR Interests” shall have the meaning set forth in Section 13.5(a).
     “ROFR Non-Selling Members” shall have the meaning set forth in Section 13.5(a).
     “ROFR Notice” shall have the meaning set forth in Section 13.5(a).
     “ROFR Option Period” shall have the meaning set forth in Section 13.5(a).
     “ROFR Seller” shall have the meaning set forth in Section 13.5(a).
     “Rule” or “Rules” shall have the meaning set forth in Section 15.4(d).
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Interest” shall mean any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.
     “Senior Management Team” shall have the meaning set forth in Section 5.10.
     “Subject Assets” shall have the meaning set forth in Section 8.3(d)(iii).
     “Subject Interests” shall have the meaning set forth in Section 13.1(a).
     “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) directly or indirectly, (a) owns 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) serves as general partner.
     “Subsidiary COOs” shall have the meaning set forth in Section 5.10.
     “Substituted Member” shall mean a Person who is admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 13.14, in place of and with all the rights of a Transferring Member with respect to the Membership Interests transferred and who is shown as a Member on the books and records of the Company.
     “Super-Majority Management Council Vote” shall mean, as to any agreement, election, vote or other action of the Management Council, the vote of at least a majority of the Management Council Members; provided, however, that subject to Section 4.6(b), the approval of at least one OGE Designee or one ETP Designee will be required to approve any matter requiring a Super-Majority Management Council Vote (each of OGE Sub’ right to have the approval of the OGE Designee be required and ETP Sub’s right to have the ETP Designee be required being referred to as such Member’s “Super-Majority Voting Right”).

     “Super-Majority Voting Right” shall have the meaning set forth in the definition of “Super-Majority Management Council Vote.”
     “Super-Majority Interest” shall mean, as to any agreement, election, vote or other action of the Members, those Members whose combined Membership Interests exceed 66 2/3% of all outstanding Membership Interests.
     “Surviving Business Entity” shall have the meaning set forth in Section 14.2(a)(ii).
     “Tax Matters Member” shall have the meaning set forth in Section 11.2.
     “Transfer” or “Transferred” shall mean, with respect to any Subject Interests, a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Subject Interests.
     “Transfer Document” shall have the meaning set forth in Section 13.12.
     “Transferred Subject Interests” shall have the meaning set forth in Section 13.2(d).
     “Transferring Member” shall have the meaning set forth in Section 13.2(d).
     “Transportation Pipeline” shall mean any intrastate pipeline that has authority from the FERC to transport gas pursuant to Section 311 of the Natural Gas Policy Act of 1978, as amended, or any large diameter intrastate transmission pipeline.
     “Treasury Regulations” shall mean the regulations, temporary and final, of the United States Department of the Treasury, promulgated under the Code.
     “TW” shall mean Transwestern Pipeline Company, LLC, a Delaware limited liability company.
     “TW Project” shall have the meaning set forth in Section 8.3(b)(v).
     “Unanimous Consent” shall mean the Consent of all the indicated Persons entitled to vote thereon.
     “Updated MEP Project Expenditures” means, at any given time, (a) the most recent budget adopted by MEP’s board for expenditures to be made by MEP on or prior to the MEP Project Completion Date for the construction of the MEP Pipeline or (b) following the MEP Project Completion Date, the Actual MEP Project Expenditures.
     “Valuation Firm” shall mean an investment banking firm of international recognized standing having expertise in the valuation of companies similar to the Company and its Subsidiaries.
     “Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
     “Waiting Period” shall have the meaning set forth in Section 13.10.
     SECTION 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole unless reference to a specific section of this Agreement is made. Any reference in this Agreement to a section, subsection, Annex or Exhibit is to this Agreement unless otherwise specified. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP. All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term “day” or “days” is used, it will mean calendar days. With respect to the Company, the term “ordinary course of business” will be deemed to refer to the conduct of the business in a manner consistent with the ordinary business of the Company Group.
ARTICLE II
GENERAL PROVISIONS
     SECTION 2.1 Formation. The Company was formed as of                     , 20___ by the filing of the Company’s Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the provisions of the Act and this Agreement.
     SECTION 2.2 Name. The Company shall conduct its activities under the name of “ETP Enogex Partners LLC.”
     SECTION 2.3 Term. The term of the Company commenced                     , 20___ and shall continue perpetually or unless sooner dissolved, wound up and terminated in accordance with Article XII of this Agreement.
     SECTION 2.4 Purpose; Powers.
          (a) The purpose of the Company is (i) to manage the Company Business and (iii) to do any and all things and perform any and all acts incidental to, necessary, appropriate or advisable in connection with the foregoing.
          (b) In furtherance of its purposes stated in Section 2.4(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, subject to any limitations set forth in the Act or the Certificate.
     SECTION 2.5 Registered Office; Place of Business; Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street,

Wilmington, County of New Castle, Delaware 19801, or such other office within the State of Delaware as is chosen by the Board from time to time. The Company shall maintain an office and principal place of business at such place as may from time to time be determined by the Management Council as the Company’s principal place of business.
     SECTION 2.6 No State Law Partnership. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
ARTICLE III
MEMBERS AND INTERESTS
     SECTION 3.1 Members. Exhibit A attached hereto contains the name and address of the Initial Members. Exhibit A shall be revised by the Board from time to time to reflect the admission, resignation, expulsion, dissolution or withdrawal of a Member and the issuance or other changes in ownership of Membership Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.
     SECTION 3.2 Members Under the Act. The Members shall be the members of the Company under the Act.
     SECTION 3.3 Rights or Powers. The Members shall possess all the rights and powers and all of the obligations of a member under the Act, subject to the terms and conditions of the Certificate and this Agreement. Unless otherwise provided by law or this Agreement, the affirmative vote of the holders of a majority of the outstanding Membership Interests shall constitute the act of the Members.
     SECTION 3.4 Membership Interests. There is hereby issued to each Member the amount of Membership Interests set forth opposite its name in Exhibit A attached hereto. Subject to the provisions of this Agreement, including Articles IV and XIII, the Management Council is authorized to cause the Company to issue additional Membership Interests, in each case at any time or from time to time to existing Members or to other Persons and to admit such other Persons as Members. The Company and its Subsidiaries shall be the owner of the Company Assets. No Member shall have any ownership interest or right in any Company Asset, including Company Assets conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.
     SECTION 3.5 Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.
     SECTION 3.6 Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

     SECTION 3.7 Security. For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the rules set forth in Article 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any other relevant jurisdiction.
     SECTION 3.8 Denial of Appraisal Rights. No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement. Each Member’s rights with respect to such matters are limited to those rights, if any, expressly set forth in this Agreement.
ARTICLE IV
MANAGEMENT COUNCIL
     SECTION 4.1 Generally.
          (a) Subject to the provisions of Sections 4.7 and 4.8, all management powers over the business and affairs of the Company shall be exclusively vested (i) in a Management Council, consisting of the individuals appointed or designated as members of the Management Council (“Management Council Members”) in accordance with Section 4.2, Section 4.5 or Section 4.6 and then serving as Management Council Members (“Management Council”) and (ii) subject to the direction of the Management Council, in the officers. The Management Council, acting as a body pursuant to this Agreement, shall constitute a “manager” of the Company within the meaning of the Act. No Management Council Member, in such capacity, acting singly or with any other Management Council Member, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Management Council Member’s voting power as a member of the Management Council unless specifically authorized by the Management Council in each instance. Each of the officers shall constitute a “manager” of the Company within the meaning of the Act. Any decision or act of an officer within the scope of the officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, (A) the business and affairs of the Company shall be managed under the direction of the Management Council and (B) the day-today activities of the Company shall be conducted on the Company’s behalf by the officers, each of whom shall be an agent of the Company within the scope of his or her designated or delegated authority.
          (b) Except as otherwise provided in this Agreement, the power and authority granted to the Management Council hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company.

     SECTION 4.2 Number; Designation of Management Council Members. Subject to adjustment pursuant to Section 4.6, the authorized number of members of the Management Council (the “Management Council Members”) shall be four, and the authorized number of Management Council Members may only be increased or decreased with the Unanimous Consent of the Members. ETP Sub will be entitled to designate two Management Council Members (the “ETP Designees”), and OGE Sub will be entitled to designate two Management Council Members (the “OGE Designees”). Each Management Council Member shall hold office until death, resignation or removal at the sole discretion of the Member that appointed such Management Council Member.
     SECTION 4.3 Resignation. Any Management Council Member may resign at any time by giving written notice to the Board. The resignation of any Management Council Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     SECTION 4.4 Removal. Subject to Section 4.6, any Management Council Member may be removed at any time, with or without cause, by the Member who appointed such Management Council Member. The removal of a Management Council Member shall be effective only upon receipt of notice thereof by the Board and the Members.
     SECTION 4.5 Vacancies. If a vacancy occurs on the Management Council, then subject to Section 4.6, the Member that appointed the vacating Management Council Member shall appoint a successor. The appointment of a new Management Council Member by the Members is effective upon receipt of notice thereof by the Company or at such other time as shall be specified in such notice to the Members and the remaining Management Council Members.
     SECTION 4.6 Loss of Rights to Designate Management Council. Notwithstanding anything in this agreement to the contrary,
          (a) ETP Sub or OGE Sub will be entitled to designate only one Management Council Member if, as a result of a Transfer by such Member (or any of its Affiliates) of Membership Interests, such Member (together with its Affiliates) owns less than 70% but at least 40% of the Membership Interest it owned as of the Effective Date;
          (b) ETP Sub or OGE Sub shall no longer have a Super-Majority Voting Right (but will continue to be entitled to designate one Management Council Member) if, as a result of a Transfer by such Member (or any of its Affiliates) of Membership Interests, such Member (together with its affiliates) owns less than 40% but at least 10% of the Membership Interest it owned as of the Effective Date; and
          (c) ETP Sub or OGE Sub shall no longer have the right to designate any Management Council Members if, as a result of a Transfer by such Member (or any of its Affiliates) of Membership Interests, such Member (together with its Affiliates) owns less than 10% of the Membership Interest it owned as of the Effective Date;

provided, however, that if either ETP Sub or OGE Sub Transfers all, but not less than all, of its Membership Interests then held by it and its Affiliates to a single purchaser (or single group of purchasers in which each of the purchasers is an Affiliate with each other) in accordance with Section 13.4 or 13.5, then ETP Sub or OGE Sub, as applicable, will be permitted to Transfer its rights to designate Management Council Members pursuant to Section 4.2. The number of Management Council Members on the Management Council shall be reduced to account for any reduction in the number of Management Council Members that ETP Sub or OGE Sub is entitled to designate pursuant to the foregoing. If a Member loses the right to designate one or more Management Council Members pursuant to this Section 4.6, it will cause the appropriate number of its Management Council Members to resign. Notwithstanding the foregoing, if any Member loses its right to appoint at least one Management Council Member, (i) the Management Council shall be deemed disbanded, (ii) any references to the Management Council in this Agreement shall be deemed to be removed and (iii) all decisions required to be made by the Management Council will be made by the Members holding a majority of the outstanding Membership Interests unless this Agreement requires the approval of Members holding a greater percentage of outstanding Membership Interests.
     SECTION 4.7 Authority of the Management Council. Except as otherwise provided in this Agreement, the management powers over the business and affairs of the Company and the Group Members shall be vested exclusively in the Management Council. Notwithstanding the foregoing or any other provision in this Agreement to the contrary:
          (a) Without obtaining a Super-Majority Management Council Vote, the Members shall not cause the Company to, or permit the Company or any Subsidiary of the Company to:
               (i) approve each Budget (other than any portion thereof associated with an Approved New Project);
               (ii) approve a New Project;
               (iii) elect or remove an officer of the Company;
               (iv) designate or remove any members of the board of managers, or any similar governing body, or any committee thereof, of MEP that any Group Member has the right to designate (the “MEP Designee”); provided, however, that Mackie McCrea will serve as the initial MEP Designee unless and until removed pursuant to this Section 4.7(b)(iv), and the Members agree to instruct the MEP Designee to provide both Members with notice of MEP board meetings, as well as the agenda for such meetings, and to share any materials sent to the MEP board or given to the MEP board members at meetings; or
               (v) (A) adopt any risk management or financial crisis management plans or policies (including a program of insurance) (each, a “Risk Management Policy”) and (B) except in accordance with, and subject to any limits set forth in, Risk Management Policies approved by the Board, enter into any Hedging Agreement.
          (b) Without obtaining approval of a Super-Majority Interest, the Members shall not cause the Company to, or permit the Company or any Subsidiary of the Company to:

               (i) make or consent to a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries;
               (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any of its Subsidiaries, or otherwise seek, with respect to the Company or any of its Subsidiaries, relief from debts or protection from creditors generally;
               (iii) file or consent to the filing of a petition or answer seeking for the Company or any of its Subsidiaries a liquidation, dissolution, arrangement, or similar relief under any law;
               (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or any of the its Subsidiaries in a proceeding of the type described in any of clauses (i) through (iii) of this Section 4.7(b);
               (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or any of its Subsidiaries or for all or any substantial portion of such entity’s properties;
               (vi) enter into a new line of business; or
               (vii) amend the Certificate.
          (c) Without obtaining the Unanimous Consent of the Members, the Members shall not cause the Company to, or permit the Company or any Subsidiary to:
               (i) sell all or substantially all of the assets of the Company;
               (ii) dissolve or liquidate the Company;
               (iii) merge or consolidate the Company;
               (iv) except as specifically provided in Section 11.2, make (or change) any (A) tax election, (B) allocation of a transaction for tax purposes or (C) other material decision in respect of income taxes; or
               (v) issue or repurchase any equity interests in the Company.
     SECTION 4.8 Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Applicable Law or the provisions hereof,
          (a) each of the ETP Designees and the OGE Designees, whether acting individually, through an alternate or by proxy, shall collectively have 50% of the aggregate voting power of the Management Council Members; provided, however, that if either ETP Sub or OGE Sub no longer has the right to designate two Management Council Members as provided in Section 4.6, each Management Council Member shall thereafter have one vote;

          (b) if either the ETP Designees or the OGE Designees are unable to agree between themselves how to vote on a given matter, then the voting power attributable to the Member that appointed them will be divided equally among such Member’s designated Management Council Members who are present at the meeting;
          (c) the presence at a meeting of at least one OGE Designee and one ETP Designee shall constitute a quorum at any such meeting for the transaction of business; and
          (d) except as otherwise provided in Section 4.7, the act of the Management Council Members holding a majority of the voting power held by (or, if either ETP Sub or OGE Sub no longer has the right to designate two Management Council Members as provided in Section 4.6, a majority of the number of) the Management Council Members present at a meeting duly called in accordance with Section 4.10 at which a quorum is present shall be deemed to constitute the act of the Management Council.
     SECTION 4.9 Meetings of the Management Council.
          (a) From time to time, and no less frequently than monthly, the Management Council shall meet to review the business and activities of the Company. The Chief Executive Officer shall schedule the time and location of each such meeting and provide at least two Business Days’ written notice (or such other period as shall be agreed by all of the Management Council Members) to the participants in such meeting; provided, however, that OGE Sub and ETP Sub shall alternate designating the location of each meeting. In lieu of a meeting, the Management Council may act by written consent if such written consent is signed by all Management Council Members.
          (b) A special meeting of the Management Council will be held at the written request of at least two Management Council Members.
          (c) Notices of special meetings of the Management Council will state the date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings will be held at the principal place of business of the Company, or any other location agreed to by the Management Council. The notice of a special meeting will be given in writing not less than seven nor more than 14 days before the date of the meeting to each Management Council Member. Notwithstanding the foregoing, special meetings of the Management Council to deal with emergencies may be called by providing at least 12 hours’ notice prior to the meeting, so long as each Management Council Member provides written confirmation of receipt of notice or waives notice (including by attending the emergency meeting).
          (d) Any Management Council Member may waive in writing the requirements for notice of any Management Council meeting, including a special meeting, before, at or after the special meeting involved. The presence of any Management Council Member at a meeting (other than to object to the holding of such meeting) will automatically constitute a waiver of notice by such member of the holding of such meeting.
     SECTION 4.10 Contracts with Members or Their Affiliates. All contracts or transactions that are between the Company or any of its Subsidiaries and its Members, Management Council Members or officers or between the Company or any of its Subsidiaries and another Person in which a Member, Management Council Member or officer has a financial interest or with which a Member, Management Council Member or officer is affiliated (other than contracts or transactions contemplated by Section 8.3(d) , which shall be governed by the provisions thereof) are permissible if such contract or transaction, and such Member’s, Management Council Member’s or officer’s interest therein, are in existence as of the Effective Date or are fully disclosed to the Members and the Management Council and approved by the Unanimous Consent of the Management Council.
ARTICLE V
OFFICERS
     SECTION 5.1 Officers. The Management Council may appoint agents of the Company, which agents shall be referred to as “officers” of the Company, having the titles, power, authority and duties described in this Article V or as otherwise granted by the Management Council or this Agreement.
     SECTION 5.2 Term; Removal; Resignation; Vacancies. Each officer will hold office until such officer’s resignation, removal or death. Any officer of the Company is subject to removal, with or without cause, by the Management Council. Any vacancy in the position of an officer of the Company resulting from a removal, resignation or other event may be filled by the Management Council. The removal of an officer is without prejudice to the contract rights, if any, of the person removed. Designation of an officer does not, in and of itself, create contract rights. The compensation, if any, to be paid to the officers of the Company will be determined by the Management Council in accordance with an Approved Budget.
     SECTION 5.3 Authority. The authority of any officers of the Company shall be restricted to the carrying on of day-to-day business and affairs of the Company, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company Assets, all in accordance with this Article V, and any such authority will be subject to the supervisory control of the Management Council or the Members, as applicable, as provided in Article IV and Applicable Law, including the FERC Standards of Conduct. Unless the Management Council decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties set forth in this Article V and that are normally associated with that office.
     SECTION 5.4 Titles and Number. The officers may include a Chief Executive Officer, a Chief Operating Officer (or Co-Chief Operating Officers), a Chief Financial Officer, one or more Vice Presidents (including a Vice President of Business Development), a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Board may approve. Any person may hold two or more offices.
     SECTION 5.5 Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Management Council, the Chief Executive Officer shall (i) supervise generally the other officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other officers, employees and agents and shall supervise generally the affairs of the Company, (iii) coordinate the

Company’s operations among the Senior Management Team and assist the Management Council with the development of new projects and acquisition opportunities, (iv) have full authority to execute all documents and take all actions that the Company may legally take and (v) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper officer.
     SECTION 5.6 Chief Operating Officer. Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Management Council, the Chief Operating Officer (or Co-Chief Operating Officers) shall (i) be responsible for the day-today operational aspects of the Company’s business and affairs, (ii) have full authority to execute all documents and take all actions that the Company may legally take and (iii) have the power and authority to delegate the Chief Operating Officer’s powers and authority to any proper officer.
     SECTION 5.7 Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Management Council or the appropriate officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Management Council, the Chief Executive Officer or the Chief Operating Officer may require. He shall render to the Management Council, the Chief Executive Officer and the Chief Operating Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Management Council, the Chief Executive Officer or the Chief Operating Officer may require. The Chief Financial Officer shall have (i) the same power as the Chief Executive Officer and Chief Operating Officer to execute documents on behalf of the Company and (ii) the power and authority to delegate the Chief Financial Officer’s powers and authority to any proper officer as provided in this Article V.
     SECTION 5.8 Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other officer as the Management Council shall select, shall have the powers and duties conferred upon the Treasurer.
     SECTION 5.9 Vice Presidents. In the absence of the Chief Operating Officer, each Vice President appointed by the Management Council shall have all of the powers and duties conferred upon the Chief Operating Officer, including the same power as the Chief Operating Officer to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Management Council. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.

     SECTION 5.10 Subsidiary COOs. The chief operating officers of the Company’s Subsidiaries (the “Subsidiary COOs” and, collectively with the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the “Senior Management Team”) will report to the Chief Operating Officer and shall also be responsible for the execution of the business plan of the Company, subject to the supervision of the Chief Operating Officer. In addition, each Subsidiary of the Company will initially be managed day-to-day by the applicable Subsidiary COO and the Persons who were the officers and personnel managing such Subsidiary immediately prior to the date of this Agreement; provided, however, that the Management Council and the Senior Management Team may adjust such management responsibilities from time to time in order to better integrate the Company’s assets and maximize operating efficiency.
     SECTION 5.11 Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Management Council (including any committee of the Management Council), shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Management Council or the Chief Operating Officer. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.
     SECTION 5.12 Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other persons.
     SECTION 5.13 Delegation of Authority. Unless otherwise provided in this Agreement or by resolution of the Management Council, no officer shall have the power or authority to delegate to any person such officer’s rights and powers as an officer to manage the business and affairs of the Company.
     SECTION 5.14 Duties of Officers. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company by the officers of the Company shall be the same as the duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers.
ARTICLE VI
[RESERVED]
ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION
     SECTION 7.1 Limitation of Liability; Duties.
          (a) No Management Council Member or any officer shall be personally liable for monetary damages for breach of any duty provided for in the Act or at common law unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, Management Council Member or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was criminal. All liability other than as described above and other than liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing is hereby eliminated pursuant to Section 18-1101(e) of the Act.
          (b) No Member of the Company shall be liable to any Person (including any third party, the Company or another Member) in such capacity for a debt, obligation or liability of the Company except to the extent expressly set forth herein or in a written instrument executed by the Member against whom any liability is asserted in favor of the Person asserting such liability.
          (c) To the extent that, at law or in equity, a Member has any fiduciary duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing or any liability of a Member for breach of its obligations under this Agreement.
     SECTION 7.2 Indemnification.
          (a) The Company shall defend, indemnify and hold harmless each Member or any former Member, each Management Council Member and any former Management Council Member and any Person that is or was an officer, director, employee, partner, agent or trustee of the Company, any Member or any former Member (each, an “Indemnitee”) against any and all losses, claims, damages, liabilities, judgments, settlements, penalties, fines or expenses (including, without limitation, reasonable attorneys’ fees), and other amounts (each, a “Claim”) arising from any and all claims, demands, actions, suits or proceedings (each, a “Proceeding”) in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, because such Person is or was a Member, Management Council Member, officer, director, employee, partner, agent or trustee of the Company, any Member or any former Member of the Company (other than a Claim by another Member of a breach of this Agreement or a bad faith violation of the contractual covenant of good faith and fair dealing) unless, in the case of a Management Council Member or officer, director, employee, partner, agent or trustee of the Company, there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Management Council Member or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was criminal. THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS SECTION 7.2 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
          (b) Expenses (including reasonable attorneys’ fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to final disposition of such Proceeding upon receipt by the Company of a written affirmation by such Indemnitee of his good faith belief that he has met the requirements necessary for indemnification under this Section 7.2 and undertaking by the Indemnitee to repay such amount if it is determined that such Indemnitee is not entitled to indemnification under this Section 7.2. The indemnification provided in this Section 7.2 is in addition to any other rights to which an Indemnitee may be entitled to under this Agreement, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as an Indemnitee and shall continue as to an Indemnitee who has ceased to serve in such capacity as to actions during its capacity as Indemnitee.
          (c) The Company may purchase and maintain insurance (in such amounts and for such purposes as the Company shall determine) on behalf of the Indemnitees against any liability that may be asserted against or expense that may be incurred by any such Person in connection with the Company’s activities.
          (d) No amendment, modification or repeal of this Section 7.2 or any other provision hereof shall terminate, reduce or impair the right of any Indemnitee to be indemnified by the Company or to any advancement of expenses, nor the obligation of the Company to indemnify or advance expenses to such Indemnitee, under and in accordance with this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     SECTION 7.3 Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by any Indemnitee in connection with such Indemnitee’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
     SECTION 7.4 Member Notification. Any indemnification of or advance of expenses to any Indemnitee shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date the indemnification or advance was made.
     SECTION 7.5 Indemnity for Violations of FERC Standards of Conduct, Market Manipulation Rules, Capacity Release Rules or the CFTC Market Rules. Notwithstanding anything to the contrary in this Agreement, each Member hereby agrees to indemnify and hold harmless the Company and each other Member and their respective Affiliates from and against any and all loss, claim, liability, damage, fine, penalty, cost or expense (including attorneys’ and experts’ fees, judgments and amounts paid in settlement to FERC, CFTC or other Persons) arising out of or related to a violation or alleged violation by such Member, its Affiliates or their respective managers, directors, officers, agents, representatives and employees of, or a settlement of a Claim related to compliance by such Member, its Affiliates or their respective managers, directors, officers, agents, representatives and employees with, FERC Standards of Conduct, the Market Manipulation Rules, the Capacity Release Rules or the CFTC Market Rules.

     SECTION 7.6 Reliance on Reports. Each Management Council Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Management Council, as applicable. The Management Council may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Management Council Members, as the case may be, reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. No Management Council Member shall have any fiduciary or quasi-fiduciary duty to the Company or the Members pursuant to this Agreement, and all such fiduciary duties are hereby eliminated pursuant to Section 18-1101(c) of the Act to the maximum extent permitted thereunder.
ARTICLE VIII
BUDGET; LIMITED EXCLUSIVITY; NEW PROJECTS
     SECTION 8.1 Budget. The Senior Management Team shall cause to be prepared a Budget, which Budget will be presented to the Management Council for approval in accordance with Section 4.7(a)(iii). The Budget for each fiscal year shall set forth, on a monthly basis for such year, the anticipated costs to be incurred in connection with the Company, including the costs of operating and field personnel providing day-to-day operations of the Company Business, and the anticipated capital costs to be incurred in connection with the Company Business. The initial Approved Budget is attached hereto as Annex I (the “Initial Approved Budget”). The Management Council shall cause a proposed Budget to be prepared by November 30th for each year thereafter during the term of this Agreement. Each Budget shall be subject to the approval requirement of Section 4.7(a)(iii). If the Budget is not approved by the Management Council prior to the date when such Budget is to become effective, then, until such time as such approvals are obtained, the Budget for such fiscal year shall be based on the corresponding portions of the Approved Budget for the preceding fiscal year (excluding any unusual or extraordinary revenues, expenses or capital expenditures that occurred during such prior Fiscal Year), together with any additional amounts to the extent necessary, when combined with amounts authorized to be spent in such last Approved Budget, to meet the Company’s existing commitments and obligations and to conduct and maintain the Company’s operations and properties in the ordinary course of business. With respect to non-recurring amounts and capital expenditures, if any, for which there is no corresponding portion of the Approved Budget for the preceding Fiscal Year, only budgeted amounts directed or approved by the Management Council on a case by case basis shall be utilized (except as provided in Section 8.2).
     SECTION 8.2 Approval of New Projects. With respect to a New Project and related financing not included in the most recent Approved Budget:
          (a) If such New Project has been approved by the Management Council, the Approved Budget will be amended to include the New Project (and related financing); provided, however, that any proposal with respect to a New Project must include a related financing plan, which financing plan will describe, among other things and as applicable, the material terms of any Capital Contributions required to be made by any Member.
          (b) If a New Project is disapproved by the Management Council Members, then no Member may pursue such New Project independently unless such New Project would not conflict with the exclusivity provisions of Section 8.3, in which case any Member may pursue such New Project independently.
          (c) No Member may, in its independent pursuit of any New Project that it is permitted to pursue under this Section 8.2 (or a substantially similar project to any such New Project), use any written materials specifically developed by or for the Company (other than by such Member) in connection with the evaluation of such New Project and presented to the Management Council at a meeting of the Management Council (the “Company Evaluation Materials”); provided, however, that “Company Evaluation Materials” shall not include any material that (i) is or becomes generally available to the public other than as a result of disclosure by the applicable Member; (ii) was in the applicable Member’s possession prior to the development or creation by or for the Company in connection with the evaluation of a New Project, (iii) becomes available to the applicable Member from a third party who, to the knowledge of such Member, did not receive such material from the Company or a Member or (iv) such Member can reasonably demonstrate was independently developed by such Member without reliance upon any material separately developed by or for the Company (other than by such Member) in connection with a New Project (it being understood and agreed that (A) any engineering studies and drawings developed by or for such Member shall not be considered “Company Evaluation Materials” if such engineering studies and drawings were developed without reliance on or otherwise using similar engineering studies and drawings developed by or for the Company (other than by such Member) in connection with a New Project, and (B) neither the concept, general location or general description of a New Project nor information provided by, or discussions with, potential customers or vendors related to any New Project shall be considered “Company Evaluation Materials”); provided further that the Members agree that no Member shall be presumed to have misused any information contained in such written materials solely because any Management Council Member appointed by such Member retained mental impressions of such information as a result of attendance at any meeting at which such written materials were presented.
     SECTION 8.3 Limited Exclusivity.
          (a) General. Except as otherwise provided in this Section 8.3, and subject to Applicable Law, including the FERC Standards of Conduct, the Members and their Affiliates may at any time, and from time to time, engage in, and possess interests in, other business ventures and activities of any and every type and description (including Transportation Pipelines, upstream gathering or lateral pipelines or processing facilities or downstream pipelines or processing facilities), independently or with others, regardless of whether such ventures are competitive with the Company or any Group Member, and regardless of whether such business ventures and activities are located inside or outside the Designated Area, or otherwise. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, and each Member shall be permitted to vote its Membership Interests (and the Management Council Members

representing such Member shall be permitted to vote) in its own self-interest. No Member who (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member (and its officers and the Management Council Members representing such Member) shall not be liable to the Company, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity for itself or its Affiliate directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, however, that no Member may independently pursue any projects (regardless of whether they are New Projects) that are specifically identified in an Approved Budget that was approved by at least one of such Member’s Management Council Members or are set forth on Schedule 8.3(a) as part of the Company’s expansion or acquisition plans. Neither the Company nor any other Member shall by virtue of this Agreement have any right, title, or interest in or to such independent ventures and activities or to the income or profits derived therefrom, nor shall engaging in such ventures and activities constitute a breach of a Member’s obligations hereunder. Subject to the remaining provisions of this Agreement and Applicable Law, including the FERC Standards of Conduct, any Member may, but shall not be obligated to, submit potential projects to the Management Council for consideration in accordance with the terms of this Agreement; provided, however, that neither the Management Council nor any Member will be under any obligation to approve such projects, and the Company will not be under any obligation to pursue or develop such projects. Subject to this Section 8.3, neither the Company nor any Subsidiary shall have any right or expectation to participate in any project or acquisition. Notwithstanding the foregoing, this Section 8.3(a) shall not be construed to authorize a Member to engage in any activities that would result in such Member, the Company or any of the Company’s Subsidiaries not being FERC Compliant.
          (b) Projects Required to be Conducted through the Company Group. Subject to the exceptions set forth in Sections 8.3(c) and (d) and except as set forth in Section 8.2, the following projects and activities must be owned, developed, operated and conducted through the Company or any of its Subsidiaries and may not be owned, developed, operated or conducted by any Initial Member or any Affiliate thereof during the period that such Initial Member (or any Affiliate thereof) remains a Member:
               (i) All intrastate transportation assets, including any Transportation Pipelines, located within the Designated Area that transport natural gas or any constituents of the natural gas stream;
               (ii) All gathering assets located within the Designated Area that gather natural gas or any constituents of the natural gas stream;
               (iii) All processing and storage assets located within the Designated Area that process or store, respectively, natural gas or any constituents of the natural gas stream;
               (iv) All interstate pipelines, if any portion is located within the Designated Area, that transport natural gas or any constituents of the natural gas stream;

               (v) Any (A) expansion of capacity (through looping or compression) or extension of any pipeline owned or operated by TW or (B) construction of any lateral pipeline connection to an existing pipeline owned or operated by TW (in each case, a “TW Project”); and
               (vi) Any MEP Lateral Opportunity permitted to be pursued by the Company pursuant to Section 8.3(c)(ii).
          (c) Existing Exclusivity Obligations. Notwithstanding anything in this Section 8.3 to the contrary:
               (i) any assets of Enogex or its Affiliates that are already subject to exclusivity obligations pursuant to that certain Limited Liability Company Agreement of Atoka Midstream LLC, dated as of December 22, 2006 (the “Existing Enogex Exclusivity Obligations”), will not be subject to Section 8.3(b) so long as, and to the extent, the Existing Enogex Exclusivity Obligations remain in place; and
               (ii) any assets of ETIH or its Affiliates that are already subject to exclusivity obligations pursuant to the MEP LLC Agreement (the “Existing MEP Exclusivity Obligations”) will not be subject to Section 8.3(b) so long as, and to the extent, the Existing MEP Exclusivity Obligations remain in place; provided, however, if (A) a Member proposes a New Project that is subject to the Existing MEP Exclusivity Obligations, the Company shall propose that MEP pursue such New Project and (B) if MEP does not approve pursuing such New Project, and as a result thereof the Company is permitted under the terms of the Existing MEP Exclusivity Obligations to pursue such New Project, then such New Project shall be subject to the provisions of Section 8.2.
          (d) Future Acquisitions.
               (i) Notwithstanding anything in this Section 8.3 to the contrary, in the case of a proposed acquisition by the Company, an Initial Member or an Initial Member’s Affiliate (excluding the Company or any of its Subsidiaries) of a business or assets of the type described in Section 8.3(b)(i)-(iv) of which a majority of such business or assets (based on the Fair Market Value) is located in the Designated Area (a “Majority Opportunity”), then such Majority Opportunity shall be considered a New Project, and subject to the proviso set forth below, an Initial Member must comply with the requirements of Section 8.2 in respect of such Majority Opportunity; provided, however, that nothing contained in this sentence shall prohibit any Initial Member or any Affiliate of an Initial Member (excluding the Company or any of its Subsidiaries) from separately pursuing an acquisition of the portion of such business or assets involved in the Majority Opportunity but located outside the Designated Area. For purposes of this Section 8.3(d), the following pipelines shall be deemed not to have a majority of their respective business or assets located within the Designated Area: (A) the Panhandle Eastern Pipeline, (B) the Northern Natural Gas Pipeline, (C) the Central Southern Star Pipeline and (D) the Rockies Express Pipeline (the “Excluded Interstate Pipelines”). If any portion of such proposed acquisition is in the ETP Sub Area (the “ETP Sub Portion”), then the Company will be required to offer (and the Members will cause the Company to offer) the ETP Sub Portion to ETP Sub at a purchase price equal to the Fair Market Value (as determined in good faith by the Management Council) of the ETP Sub Portion, as increased to take into account federal and state taxes that the Company (or the Persons that own direct or indirect interests in the Company, in the case of income taxes) would reasonably be expected to incur in the event the ETP Sub Portion is transferred to ETP Sub, and on other customary and commercially reasonable terms, it being understood that the terms on which the MLP acquired such business and assets from the seller shall be given appropriate weight in determining what are customary and commercially reasonable terms. In the case of a proposed acquisition by the Company, a Member or a Member’s Affiliate (excluding the Company or its Subsidiaries) of a business or assets that is not a Majority Opportunity, then each of the Company, any Member or any Member’s Affiliate may pursue such proposed acquisition independently; provided, however, that if any Initial Member or its Affiliate is the acquiring party, then such acquiring party will be required to offer to the Company the portion of such business or assets located in the Designated Area (the “DA Portion”). The offer price for the DA Portion will be equal to the Fair Market Value (as determined in good faith by the board of directors or similar governing body of the acquiring party) of the DA Portion, as increased to take into account federal and state taxes that the acquiring party (or, if the acquiring party is a partnership or other non-tax paying entity for federal income tax purposes, the Persons that own direct or indirect interests therein, in the case of income taxes) would reasonably be expected to incur in the event the DA Portion is transferred to the Company and on other customary and commercially reasonable terms, it being understood that the terms on which the Initial Member or its Affiliate acquired such business and assets from the seller shall be given appropriate weight in determining what are customary and commercially reasonable terms. The Parties agree to work in good faith with their respective tax advisors to structure the transactions contemplated by this Section 8.3(b)(i) to minimize any federal and state tax impact. Notwithstanding the foregoing, (i) if any portion of any assets acquired by an Initial Member or its Affiliate consist of (x) any interstate natural gas pipeline owned and operated by CenterPoint Gas Transmission Company as of the date of the Contribution Agreement (excluding the interstate natural gas pipeline that runs from Carthage, Texas to Perryville, Louisiana) or (y) any natural gas pipeline located in (or running through) Oklahoma that is owned and operated by ONEOK Partners, L.P. as of the date of the Contribution Agreement and that is or later becomes an interstate natural gas pipeline, then such interstate pipeline assets will be treated in the same manner as if they were included in the DA Portion and (ii) neither ETP Sub nor any of its Affiliates shall be required to offer to the MLP the assets described on Schedule 8.3(d) if such assets are acquired by any such party.
               (ii) If there is a dispute between an Initial Member and the Company as to whether a majority of the business or assets are within or outside the Designated Area as determined pursuant to Section 8.3(d)(i) and such dispute continues more than 10 Business Days following written notice of such dispute, such Initial Member and the Company will engage a mutually agreed upon investment banking firm to determine the Fair Market Value of the business and assets located within the Designated Area and the Fair Market Value of the business and assets located outside the Designated Area. Any such determination shall be final and binding on the Parties. The fees of the investment banking firm will paid by the losing party. With respect to any such disputes, the Members consent on behalf of the Company to this procedure and agree to take all steps necessary to ensure the Company participates in and abides by such procedure.
               (iii) For purposes of this Section 8.3(d), (1) the Person that is required pursuant to Section 8.3(d)(i) to make an offer to another Person to purchase a business or assets shall be referred to as the “Offeror,” (2) the Person who is entitled to receive the offer shall be referred to as the “Offeree,” (3) the business or assets subject to the Offer are referred to as the “Subject Assets,” (4) the price at which the Offeror is required to offer the Subject Assets to the Offeree is referred to as the “Offer Price” and (5) the other terms on which the Offer offers to sell the Subject Assets are referred to as the “Offer Terms.”
               (iv) Within 45 days after the consummation of the proposed acquisition described in Section 8.3(d)(i), the Offeror shall notify the Offeree in writing of such acquisition and offer the Offeree the opportunity to purchase such Subject Assets in accordance with this Section 8.3(b) (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and the Offeror shall provide Offeree with prompt, reasonable access to all applicable due diligence materials relating to the Subject Assets, as well as to any applicable employees, officers, accountants, consultants and other representatives, to facilitate Offeree’s evaluation of the Offer. As soon as practicable, but in any event within 30 days after receipt of such written notification, Offeree shall notify the Offeror in writing that either (A) the Offeree has elected not to purchase the Subject Assets, in which event the Offeror shall be forever free to continue to own or operate such Subject Assets, including any expansions or enhancements thereto, or (B) the Offeree has elected to purchase the Subject Assets, in which event the following procedures shall apply.
               (v) If the Offeree, within 30 days after receipt of the Offer, agrees on the Offer Price and the Offer Terms, the Offeree shall purchase the Subject Assets for the agreed upon Offer Price and Offer Terms as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the date on which a definitive transaction agreement is executed by the parties thereto.
               (vi) If the Offeree does not agree on the Offer Price or the Offer Terms within 30 days after receipt of the Offer, the Offeree and the Offeror will negotiate in good faith for an additional 30 days to attempt to reach agreement on the Fair Market Value of the Subject Assets and the other terms of the Offer. If the Offeree and the Offeror agree on the Offer Price and the Offer Terms within such 30-day period, the Offeree shall purchase the Subject Assets for the agreed upon Offer Price and other Offer Terms as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the date on which a definitive transaction agreement is executed by the parties thereto.
               (vii) If the Offeree and the Offeror are unable to agree within 60 days after receipt by the Offeree of the Offer on the Fair Market Value of the Subject Assets that are subject to the Offer or the other terms of the Offer, the Offeree and the Offeror will engage a mutually agreed upon investment banking firm to determine the Fair Market Value of the Subject Assets and/or the other terms on which the Offeree and Offeror are unable to agree. Within five Business Days thereafter, both the Offeree and the Offeror shall submit to such investment bank their respective proposals (which proposals must be identical to the last proposal offered by each respective party to the other party during the negotiation period described in clause (vi) above) with respect to the Fair Market Value of the Subject Assets and/or the other terms on which the Offeree and the Offeror are unable to agree. Such investment bank shall choose one (and only one) of the proposals submitted by the Offeree and the Offeror within 30 days of its engagement and furnish the Offeree and the Offeror its determination. The fees and expenses of the investment bank and other jointly incurred costs shall be borne 50% by each of the Offeror and the Offeree. Once the investment banking firm has submitted its determination of the Fair Market Value of the Subject Assets and/or the other terms on which the Offeree and the Offeror are unable to agree, the Offeree will have the right, but not the obligation, to purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm. The Offeree will provide written notice of its decision to Offeror within 30 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the Offeree elects to purchase the Subject Assets, then the Offeree shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the earlier of (A) the date on which a definitive transaction agreement is executed by the parties thereto and (B) the date of the Parties’ receipt of the investment banking firm’s determination pursuant to this clause (vii).
               (viii) Notwithstanding the provisions of Article IV, all decisions of the Company in respect of the purchase of Subject Assets comprising a DA Portion or the sale of Subject Assets comprising an ETP Sub Portion shall be made solely by the Management Council Members other than those appointed by the Member who is (or whose Affiliate is) the Offeror or Offeree of such Subject Assets.
          (e) Notwithstanding anything in this Agreement to the contrary, solely for purposes of Section 8.3(b) and (d), no Person that controls Energy Transfer Equity, L.P. shall be deemed to be an Affiliate of ETP Sub.
ARTICLE IX
CAPITAL CONTRIBUTIONS
     SECTION 9.1 Initial Capital Contributions. On the Effective Date, each Member shall contribute to the Company, as a Capital Contribution, the assets set forth on Exhibit B (with respect to each Member, an “Initial Capital Contribution”), which shall have the values set forth on Exhibit B.1

[1]	OGE Sub and ETP Sub will agree prior to the Effective Date to the amount of the aggregate fair market value of all Initial Capital Contributions listed in Exhibit B. Such aggregate fair market value shall be based on the value of the Company as a business (including goodwill) and will be derived from (i) the aggregate fair market value determined for the assets (including goodwill) of the Company under financial reporting principles, if the Company is required to determine the aggregate fair market value of its assets as of the date of the Closing in order to comply with financial reporting rules or (ii) models prepared by the financial advisors to the Members if the Company is not required to determine the aggregate fair market value of its assets as of the Initial Closing Date in order to comply with financial reporting rules. OGE Sub and ETP Sub will also agree prior to the Initial Closing Date to the allocation of the aggregate fair market value of all Initial Capital Contributions between the Members, which shall be on a 50/50 basis subject to adjustment to take proper account of (x) the $266 million distribution paid to OGE Sub on the Effective Date following such Initial Capital Contribution as described in Section 10.7(c) and (y) the

     SECTION 9.2 Additional Capital Contributions. No Member will be required to make any additional Capital Contributions to the Company, except Capital Contributions required to fund actual costs included in the financing plans submitted with proposals for New Projects approved by the Management Council or to fund the costs of any projects already specifically identified in an Approved Budget that has been approved by at least one Management Council Member appointed by such Member. The Management Council shall provide an Authorization for Expenditure (“AFE”) to each Member at least 90 days prior to the date on which such funds will be required setting forth: (a) the project(s) to which such additional Capital Contribution is related and (B) the proportionate share of the additional Capital Contribution required from such Member (the “Required Funding Amount”). Any such Capital Contributions shall be made in proportion to the Membership Interests held by the Members that elect to make such Capital Contributions.
     SECTION 9.3 Return of Contributions. A Member is not entitled (i) to the return of any part of any Capital Contributions or (ii) to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
     SECTION 9.4 Non-Payment of Required Capital Contributions. If a Member (the “Delinquent Member”) does not pay the Required Funding Amount, including any adjustments for actual cost, within 60 days after the Delinquent Member’s receipt of the AFE (the “Payment Due Date”), the Delinquent Member’s ownership of Membership Interests shall be adjusted as follows:
          (a) If the Delinquent Member has not paid the Required Funding Amount, including any adjustments for actual costs, within 5 Business Days of the Payment Due Date, the Management Council shall deliver a written notice of non-consent election (“Non-Consent Notice”) to the Delinquent Member at any time after the expiration of 5 Business Days following the Payment Due Date. If the Management Council fails or refuses to deliver the Non-Consent Notice, then the Management Council Member representing any Non-Delinquent Member may cause the Non-Consent Notice to be sent to the Delinquent Member on behalf of the Company. Until the Delinquent Member receives the Non-Consent Notice, the Delinquent Member shall have the right to cure its default by paying the unpaid Required Funding Amount.
          (b) If at the time the Delinquent Member receives the Non-Consent Notice, the Delinquent Member has not cured its default as provided herein:
               (i) the Delinquent Member will be deemed to have elected not to participate in the project to which the Required Funding Amount relates, regardless of any previous approval of, or election to participate in, such project; and

special distributions from the Company expected to be payable to OGE Sub under Section 10.2(b) based on the cash flow models prepared by the financial advisors to the Members.

               (ii) the Management Council may offer to the other Members (the “Non-Delinquent Members”) the right to contribute the portion of the Required Funding Amount not made by the Delinquent Member (the “Delinquent Required Funding Amount”) on the following terms and conditions:
                    (A) The Management Council shall immediately notify in writing, or cause the Company to notify in writing, each Non-Delinquent Member that such Member will have the right to contribute a portion of the Delinquent Required Funding Amount based upon such Member’s Membership Interest (the “Participation Notice”). Each Non-Delinquent Member will have 5 Business Days from the date it actually receives the Participation Notice to respond to the Management Council in writing that such Member will contribute its portion of the Delinquent Required Funding Amount, and each such Non-Delinquent Member who contributes its portion of the Delinquent Required Funding Amount will be considered a “Participating Member”. The failure of a Non-Delinquent Member to respond to the Participation Notice within 5 Business Days will be deemed to be an election by the Non-Delinquent Member not to make its proportionate share of the Delinquent Required Funding Amount.
          (c) The portion of the Delinquent Required Funding Amount funded by each Participating Member will be treated as a capital contribution to the Company and the Membership Interests of each Member shall be adjusted to equal the amount (expressed as a percentage) determined by dividing the total Capital Contributions made by such Member by the total Capital Contributions made by all Members (except that for purposes of such calculation, (i) each Member’s Initial Capital Contribution shall be deemed to have been $___2 instead of the actual amount thereof and (ii) each dollar of the portion of the Delinquent Required Funding Amount funded by each Participating Member will be considered to have been a Capital Contribution of two dollars).
ARTICLE X
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 10.1 Distributable Cash. Distributable cash (“Distributable Cash”) shall mean all cash of the Company Group remaining at such time after setting aside reasonable reserves determined by the Management Council for working capital, capital expenditures, retirement of outstanding indebtedness and other present or future requirements of the Company Group, all in accordance with the purposes of the Company or its Subsidiaries, as applicable.
     SECTION 10.2 Distributions.
          (a) Within 40 calendar days after the end of each calendar quarter, the Management Council shall determine the amount of Distributable Cash as of the end of such calendar quarter. Subject to the provisions of Section 12.3, the Company will make distributions (“Distributions”) to the Members within 47 calendar days following the end of each calendar quarter of all Distributable Cash for such previous calendar quarter. Except as otherwise

[2]	This blank will be filled with the agreed dollar value of ETP’s Initial Capital Contribution.

provided in this Section 10.2, Section 10.7 or Section 12.3(d), Distributions will be made to the Members in proportion to their respective Membership Interests.
          (b) With respect to any calendar quarter prior to the 55% Special Distribution Termination Date, (i) OGE Sub shall be entitled to an additional distribution from the Company equal to 5% of the amount of cash distributions received by the Members (in each case, the “55% Special Distribution”) and (ii) the amount of distributions to ETP Sub from the Company for each such period shall be reduced by an equal amount; provided, however, in no event shall the aggregate amount of (x) the 55% Special Distributions and (y) the 75% Special Distributions exceed the OGE Adjustment Amount.
          (c) With respect to any calendar quarter prior to the 75% Special Distribution Termination Date, (i) OGE Sub shall be entitled to an additional distribution for such period from the Company (A) during the period prior to the 55% Special Distribution Termination Date, equal to 20% of the Excess Cash Flow for such period and (B) during the period from and after the 55% Special Distribution Termination Date until the 75% Special Distribution Termination Date, equal to 25% of the Excess Cash Flow for such period (in each case, the “ 75% Special Distribution”) and (ii) the amount of distributions to ETP Sub from the Company for each such period shall be reduced by an equal amount; provided, however, in no event shall the aggregate amount of (x) the 55% Special Distributions and (y) the 75% Special Distributions exceed the OGE Adjustment Amount.
     SECTION 10.3 Allocations. After giving effect to the special allocations in Section 10.5, all items of income, gain, loss and deduction of the Company shall be allocated to the Members in proportion to their respective Membership Interests; provided, however, that with respect to any period prior to the 55% Special Distribution Termination Date, (i) OGE Sub shall be entitled to an additional allocation of such items of the Company equal to 5% of all such items of the Company for such period and (ii) the amount of the allocations to ETP Sub from the Company for such period shall be reduced by an equal amount.
     SECTION 10.4 Loss Limitation. The deductions and losses allocated according to Section 10.3 may not exceed the maximum amount of deductions and losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year or other relevant period. If some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of deductions and losses according to Section 10.3 the limitation contained in this Section 10.4 must be applied on a Member-by-Member basis so as to allocate the maximum permissible deductions and losses to each Member.
     SECTION 10.5 Special Allocations. The following special allocations must be made in the following order:
          (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(g), notwithstanding anything else in this Article X, if there is a net decrease in Company Minimum Gain during any Fiscal Year, the Company must allocate to each Member, items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to that Member’s share of the net decrease in Company Minimum

Gain (determined according to Treasury Regulation Section 1.704-2(g)). Allocations under the previous sentence must be made in proportion to the respective amounts required to be allocated to each Member under that sentence. The items to be so allocated must be determined according to Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). The parties intend this Section 10.5(a) to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f), which must govern its interpretation.
          (b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding anything else in this Article X, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, the Company must specially allocate to each Member who shares the Member Minimum Gain attributable to that Member Nonrecourse Debt (determined according to Treasury Regulation Section 1.704-2(i)(5)), items of Company income and gain for that relevant period (and, if necessary, subsequent relevant periods) in an amount equal to that Person’s share of the net decrease in Member Minimum Gain attributable to that Member Nonrecourse Debt (determined according to Treasury Regulation Section 1.704-2(i)(4)). Allocations under the previous sentence must be made in proportion to the respective amounts required to be allocated to each Member under that sentence. The items to be so allocated must be determined according to Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). The parties intend this Section 10.5(b) to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4), which must govern its interpretation.
          (c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), the Company must specially allocate items of Company income and gain to each of those Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficits of each of those Members as quickly as possible. Notwithstanding the foregoing, an allocation under this Section 10.5(c) must be made if and only to the extent that each of those Persons would have an Adjusted Capital Account Deficit after all other allocations in this Article X have been tentatively made as if this Section 10.5(c) were not in this Agreement.
          (d) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount such Member is obligated to restore pursuant to any provision of this Agreement, or are deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.5(d) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article X have been made as if Section 10.5(c) and this Section 10.5(d) were not in this Agreement.
          (e) Nonrecourse Deductions. The Company will specially allocate any Nonrecourse Deductions for each Fiscal Year to the Members in proportion to their respective Membership Interests.

          (f) Member Nonrecourse Deductions. The Company will specially allocate any Member Nonrecourse Deductions for any Fiscal Year to the Members holding the Membership Interest of each Member to the extent such Member bears the economic risk of loss on the Member Nonrecourse Debt to which those Member Nonrecourse Deductions are attributable, determined according to Treasury Regulation Section 1.704-2(i)(1).
          (g) Code Section 754 Adjustments. To the extent Treasury Regulation Section 1.704-1(b)(2)(iv)(m) requires the Company to take into account in determining Capital Accounts an adjustment to the adjusted tax basis of any Company Assets under Code Sections 734(b) or 743(b) because of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of the adjustment to the Capital Accounts must be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases that basis). The amount of that gain or loss must be specially allocated to the Members:
               (i) according to their interests in the Company if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, and
               (ii) to the Member to whom the distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.
          (h) Curative Allocations. The parties to this Agreement have included the allocations contained in Sections 10.4, 10.5(a), 10.5(b), 10.5(c), 10.5(d), 10.5(e), 10.5(f), and 10.5(g) (each, a “Regulatory Allocation”) to comply with certain requirements of the Regulations. The Members intend that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction according to this Section 10.5(h) . Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Company will make whatever offsetting special allocations of items of Company income, gain, loss, and deduction, in whatever manner the Company determines appropriate, so that, after making the offsetting allocations, each Member’s Capital Account balance equals the Capital Account balance the Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion to determine the manner of making the offsetting allocations, the Company will take into account future Regulatory Allocations under Section 10.5(a) and Section 10.5(b) that, although not yet made, will likely offset other Regulatory Allocations already made under Section 10.5(e) and Section 10.5(f).
     SECTION 10.6 Other Allocation Rules.
          (a) When determining the items of income, gain, loss and deduction allocable to any relevant period, such items must be determined on a daily, monthly, or other basis, as determined by the Company using any permissible method under Code Section 706 and the Treasury Regulations under that Code section.
          (b) The Members are aware of the income tax consequences of the allocations made by this Article X and agree to be bound to the provisions of this Article X in reporting their shares of Company income and loss for income tax purposes.

          (c) The proportionate share of the Company’s “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be determined based on the Membership Interests.
          (d) To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Company must endeavor to treat Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent those Distributions would cause or increase an Adjusted Capital Account Deficit for any Member.
     SECTION 10.7 Tax Allocations and Certain Elections.
          (a) Elections Affecting Section 704(c) Allocations. The Company will, and will cause the other Company Group Partnerships to, (i) elect to use the remedial allocation method under Treasury Regulation Section 1.704-3(d) as to all of their assets that are subject to Section 704(c) of the Code or reverse Section 704(c) allocations within the meaning of Treasury Regulation Section 1.704-3(a)(6) and (ii) to the extent possible, make elections with respect to recovery periods and depreciation (or other cost recovery) methods pursuant to the final sentence of Treas. Reg. 1.704-3(d)(2) and, if applicable, under Section 168 of the Internal Revenue Code, to avoid any increase in tax depreciation (net of remedial income) allocated to OGE Sub or ETP Sub, as the case may be, from the Company relative to that which it and its Affiliates would otherwise receive in the absence of the transactions contemplated by the Contribution Agreement from the assets contributed to the Company by OGE Sub or ETP Sub, as the case may be, and excluding any such assets deemed purchased by the Company for federal income tax purposes.
          (b) Tax Allocation Decisions. The Members delegate to the Tax Matters Member or any officer designated by the Tax Matters Member the discretion to make or fail to make any elections or other decisions concerning the allocations under this Section 10.7 in any manner that reasonably reflects the purpose and intention of this Agreement; subject, however, to the restrictions set forth in Section 4.7(c). Allocations made under this Section 10.7 are made solely for federal, state, and local tax purposes and may not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction or Distributions under this Agreement.
          (c) Formation Distribution. On the Effective Date, the Company shall distribute $266 million in cash to OGE Sub, of which amount (i) $4.3 million shall be treated as a reimbursement to OGE Sub for certain costs incurred by OGE Sub or its Affiliate in connection with a predecessor initial public offering transaction with respect to Enogex that was not consummated and (ii) $261.7 million shall be treated as a reimbursement to OGE Sub for certain preformation expenditures qualifying under Treasury Regulation Section 1.707-4(d). OGE Sub’s Capital Account will be reduced by the aggregate amount of such distribution. In addition, the Capital Accounts of the Members will be properly adjusted for other payments and liabilities constituting reimbursements of preformation expenditures (as agreed by the Parties prior to Closing) under Treasury Regulation Section 1.707-4(d).

ARTICLE XI
BOOKS; REPORTS; TAX MATTERS; CAPITAL ACCOUNTS
     SECTION 11.1 General Accounting Matters; Books and Records.
          (a) Allocations of items of income, gain, loss and deduction and corresponding tax allocations pursuant to Article X shall be made by the Tax Matters Member (as defined in Section 11.2) at the end of each Fiscal Year.
          (b) Except as otherwise provided herein, all determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by the Tax Matters Member or any officer designated by the Tax Matters Member in a reasonable manner in accordance with any applicable provisions of this Agreement.
          (c) The Company shall, through the Company’s accountants or otherwise, maintain in a manner customary and consistent with GAAP, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Assets. The Company shall cause financial statements and income tax returns to be prepared at the expense of the Company or its Subsidiaries as required by Section 11.1(e) below. Such books and records of account shall be prepared by the Company’s accountants (unless otherwise determined by the Management Council) and maintained at the principal place of business of the Company or at such other place or places as may from time to time be determined by the Management Council. Each Member or its duly authorized representative shall have the right to inspect, examine and copy, such books and records of account at the Company’s principal office during reasonable business hours.
          (d) The books of the Company shall be kept on an accrual basis in accordance with GAAP and on a tax basis in accordance with United States tax requirements.
          (e) Within 30 calendar days after the end of each fiscal quarter, the Company shall prepare and furnish to each Member the following reports, each prepared on a GAAP basis for such fiscal quarter and year-to-date period: (i) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries, (ii) an unaudited consolidated income statement of the Company and its consolidated Subsidiaries, (iii) an unaudited consolidated statement of cash flows, (iv) an unaudited consolidated statement of each Member’s Capital Account, (v) a status report of the activities of the Company and its Subsidiaries during such fiscal quarter, including summary descriptions of additions to and dispositions of the Company Assets during such fiscal quarter, if any, and (vi) any Company budgets and explanations of material variances from actual results.
          (f) Within 50 calendar days after the end of each fiscal year, the Company shall prepare and furnish to each Member the following reports, each prepared on a GAAP basis for such fiscal year period: (i) an audited consolidated balance sheet of the Company and its consolidated Subsidiaries, (ii) an audited consolidated income statement of the Company and its consolidated Subsidiaries, (iii) an audited consolidated statement of cash flows, and (iv) an audited consolidated statement of each Member’s Capital Account.
          (g) From time to time, the Company will provide to the Members any other financial or tax information regarding the Company reasonably requested by a Member (or its Affiliates and designees), including, without limitation, (A) book and tax basis information for the Company’s assets sufficient to allow a Member to satisfy its own obligations and make own computations, allocations and adjustments under Code Sections 704(b), 704(c) and 754 and (B) access to the service providers (including the Company Accountant) of the Company and its Subsidiaries.
          (h) When requested, the Tax Matters Member or any officer designated by the Tax Matters Member shall cause to be prepared a reasonable estimate of the taxable income of the Company. All schedules of book income shall be prepared on a GAAP basis. As soon as practicable after the end of each Fiscal Year, the Tax Matters Member or any officer designated by the Tax Matters Member will cause to be prepared and delivered to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the Fiscal Year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable Laws, rules and regulations.
          (i) The Company may prepare such additional financial reports and other information as the Board may determine are appropriate.
          (j) Subject to the provisions of Section 4.7(a), all decisions as to accounting principles shall be made by the Board, subject to the provisions of this Agreement, including Section 11.2.
          (k) Subject to the provisions of Section 4.7(a), the Company shall retain as the auditor of the Company and to provide accounting services a nationally-recognized accounting firm or firms selected by the Board (the “Company Accountant”). The fees and expenses of the Company Accountant shall be an expense of the Company or its Subsidiaries.
     SECTION 11.2 Certain Tax Matters. The taxable year of the Company shall be the same as its Fiscal Year. The Tax Matters Member or any officer designated by the Tax Matters Member shall cause to be prepared all federal, state and local, and ad valorem tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Tax Matters Member or any officer designated by the Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Member or any officer designated by the Tax Matters Member shall make the election provided for in Section 754 of the Code, if, and only if the Member who or which has acquired any Membership Interests or a distribution of Company property with respect to which the election is made will have provided to the Tax Matters Member or any officer designated by the Tax Matters Member concurrently, or within 30 calendar days after the Transfer of such Membership Interests, its undertaking to the effect that it, and its successors in interest hereunder, will reimburse the Company annually for its additional administrative costs incurred by reason of such election as determined by an accountant employee of the Tax Matters Member. The Tax Matters Member or any officer designated by the Tax Matters Member may also make any election to deduct or amortize organizational expenses pursuant to Code Section 709 and the regulation promulgated thereunder. It is the intention of the Parties that the Company be treated as a partnership for tax purposes and no Member shall take an inconsistent position on any tax return or otherwise. The “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”) shall be OGE Sub. If a dispute as to the content of a tax return cannot be resolved to the reasonable satisfaction of all Members prior to the required filing date therefor, the Tax Matters Member shall have the right to direct the accountant employee of the Tax Matters Member to cause the Company’s tax return to be filed as reasonably approved by the Tax Matters Member. Each Member shall give prompt notice to each Member of any and all notices or other communications it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning any Company tax return. Each Member will be entitled, at its own expense, to attend all meetings with the Internal Revenue Service and to review in advance any material written information (including without limitation any pleadings, memoranda or similar items) to be submitted to the Internal Revenue Service. Without first obtaining the Consent of a Member, which consent shall not be unreasonably withheld, the Tax Matters Member will not, with respect to any proposed adjustment of a Company item which materially and adversely affects such Member (a) enter into a settlement agreement which purports to bind Members other than the Tax Matters Member (including without limitation, any stipulation consenting to an entry of decision by the Tax Court) or (b) enter into an agreement or stipulation extending the time of limitations. Upon request, the Tax Matters Member shall furnish each Member with status reports regarding any negotiation between the Internal Revenue Service or any other taxing authority and the Company. The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.
     SECTION 11.3 Capital Accounts.
          (a) There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a “Capital Account”). No Member shall have any obligation to restore any negative balance in the Member’s Capital Account, whether to the Company, any Member or any other Person. A deficit balance in any Member’s Capital Account shall not be deemed to be a liability of such Member (or of such Member’s members, shareholders or partners) or an asset or property of the Company (or any Member). No Member shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement. No interest shall be payable by the Company on the Capital Contributions of any Member. Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the fair market value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of items of income and gain and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Carrying Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of items of loss and deduction. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to the definition of Carrying Value. On the transfer of all or part of a Member’s Membership Interest, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). The Company shall maintain the Capital Accounts of the Members in a manner consistent with the principles and requirements set forth in Section 704(b) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv).
          (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article X and is to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:
               (i) Any income of the Company that is exempt from federal income tax shall be added to taxable income or loss.
               (ii) Any expenses of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenses pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from that taxable income or loss.
               (iii) If any Company Asset has its Carrying Value adjusted, there shall be added to or subtracted from taxable income or loss the amount of the aggregate net adjustment made to the Carrying Value.
               (iv) Gain or loss resulting from any disposition of Company Assets regarding which gain or loss is recognized for federal income tax purposes must be computed by reference to the Carrying Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of the Company Assets differs from its Carrying Value.
               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there must be taken into account Depreciation on all Company Assets for the period.
               (vi) To the extent Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) requires any adjustments under Code Sections 734(b) or 743(b) to the adjusted tax basis of any Company Asset to be taken into account in determining Capital Accounts as a result of a Distribution other than in complete liquidation of a Member’s Membership Interest, the amount of that adjustment must be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset.

ARTICLE XII
DISSOLUTION
     SECTION 12.1 Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:
          (a) upon the Members’ Unanimous Consent in writing to dissolve the Company; or
          (b) the occurrence of a Dissolution Event, except that the Company shall not be dissolved upon the occurrence of a Dissolution Event that terminates the continued membership of a Member in the Company if, within 90 calendar days after the occurrence of such Dissolution Event, any remaining Members consent to the continuation of the Company.
     SECTION 12.2 Winding-Up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by such party appointed by the Management Council (the party conducting the liquidation being hereinafter referred to as the “Liquidator”), which party shall not receive any fee from the Company for acting as Liquidator hereunder. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.
     SECTION 12.3 Final Distribution. Within 90 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:
          (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;
          (b) to pay all creditors of the Company, either by the payment thereof or the making of reasonable provision therefor;
          (c) to establish reserves, in amounts reasonably established by the Liquidator, to meet other liabilities of the Company after the date on which the liquidation is consummated; and
          (d) the remaining assets of the Company, if any, shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their Capital Accounts, as determined after taking into account all Capital Account adjustments (excluding adjustments made by reason of distributions pursuant to this Section 12.3(d)) for the taxable year of the Company in which the liquidation occurs (with the date of such occurrence determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

ARTICLE XIII
TRANSFER OF INTERESTS; ADMISSION OF MEMBERS; WITHDRAWAL
     SECTION 13.1 General Restrictions on Membership Interests.
          (a) No Member may Transfer all or any part of its Membership Interests (“Subject Interests”) to any Person, unless the action is in accordance with this Article XIII.
          (b) For purposes of this Article XIII, if any wholly-owned Affiliate controlled by a Person that is or has been a Member directly or indirectly holds Subject Interests, then the Subject Interests held by such wholly-owned Affiliate will be aggregated with the Subject Interests, if any, held by such current or former Member, as well as any other wholly-owned Affiliate thereof.
     SECTION 13.2 Transfer Restrictions.
          (a) No Member may Transfer any Subject Interests prior to the second anniversary of the Effective Date. On or after the second anniversary of the Effective Date, any Member may Transfer its Subject Interests subject to the provisions of this Article XIII.
          (b) The Company may not Transfer any of its ownership interests in its Subsidiaries without a Super-Majority Management Council Vote.
          (c) No Transfer of Subject Interests in violation of this Article XIII shall be made or recorded on the books of the Company and any such purported Transfer shall be void ab initio and of no effect.
          (d) Except for Transferees with respect to Transfers made in accordance with Section 13.3, to the extent provided in Section 13.14(a), or as otherwise provided in this Agreement, (i) no Transferee shall have the right to become a Substituted Member and (ii) unless and until a Transferee is admitted as a Substituted Member, (A) such Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to this Agreement and (B) the Member (the “Transferring Member”) who has Transferred all or any part of its Subject Interests (the “Transferred Subject Interests”) to such Transferee shall cease, upon such Transfer, to be a Member with respect to the Transferred Subject Interests and shall have no further powers, rights and privileges as a Member hereunder with respect to the Transferred Subject Interests; provided, however, that unless and until otherwise relieved of such obligations, the Transferring Member shall remain liable for all obligations and duties as a Member with respect to the Transferred Subject Interests; provided further, that if the Transferee reconveys the Transferred Subject Interests to the Transferring Member within ten days after the Transferring Member becomes aware that the Transferee will not become a Substituted Member, the Transferring Member shall once again be entitled to all of the powers, rights and privileges of a Member hereunder.

          (e) The Company may, in its reasonable discretion, charge a Transferring Member a reasonable fee to cover administrative expenses necessary to effect a Transfer with respect to any Transferred Subject Interests.
          (f) In the absence of a Transferee becoming a Substituted Member for a Transferring Member, any payment by the Company to the Transferring Member shall acquit the Company and the Members of any and all liability to any other Person who may be interested in such payment by reason of a Transfer by such Transferring Member.
          (g) A Member may effect or be the subject of a Transfer or a Change in Control (or take any other action) that would result in a termination of the Company for purposes of Section 708 of the Code only if the Member meets the requirements of this Section 13.2(g) and otherwise complies with the applicable provisions of this Article XIII. Prior to such Transfer, Change in Control or other action, the Member must offer to pay to each other Member prior to such Transfer, Change in Control or other action an amount in cash (the “Make-Whole Amount”) that is necessary to hold such other Member harmless against any deferral of state or federal income tax depreciation or other increase in liability for such tax (including any change in the present value of such liability) that such termination would cause. For purposes of calculating the Make-Whole Amount, such other Member will be treated as if it is a corporation for federal and state income tax purposes. In the case of any Transfer to which this Section 13.2(g) applies, the Make-Whole Amount for each Member entitled to be paid such Make-Whole Amount will be computed on a net present value basis using: (i) the Agreed Rate in effect on the date of payment and (ii) the highest marginal applicable state and federal corporate income tax rates for the year of payment. Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount (reduced by the state and federal income taxes that are deemed paid by reason of the receipt thereof) is equal to the amount that is determined pursuant to the preceding sentence. If the applicable state income tax is deductible for federal income tax purposes, effect will be given to such deduction in calculating the Make-Whole Amount. Each Member may accept this payment or, at its sole option, receive full indemnity on an after-tax basis from the Member effecting the Transfer, Change in Control or other action for all state and federal income tax impacts relating to such Member and directly resulting from the Section 708 termination.
          (h) Neither the Company nor any Member shall be bound or otherwise affected by any Transfer of Subject Interests for which the Company or such Member has not received the Transfer Document under Section 13.12.
     SECTION 13.3 Transfers to Wholly-Owned Affiliates. Any Member may Transfer all or a portion of its Subject Interests to a wholly-owned Affiliate so long as such Transfer otherwise complies with the terms of this Agreement (including Section 13.2); provided, however, that (a) any Transfer of such Subject Interests by such wholly-owned Affiliate shall be subject to the requirements of this Article XIII; and (b) if any wholly-owned Affiliate controlled by a Person that is or has been a Member directly or indirectly holds Subject Interests, then any transaction (whether a stock or equity sale, merger, consolidation, share exchange, recapitalization, sale of assets or otherwise) that results in such wholly-owned Affiliate no longer being a wholly-owned Affiliate of such Member shall be deemed to be a Change in Control of such Member that must comply with this Article XIII.

     SECTION 13.4 Right of First Offer.
          (a) Subject to Sections 13.1 and 13.2, if a Member (the “ROFO Seller”) wishes to solicit proposals from third parties to acquire all or a portion of the ROFO Seller’s Subject Interests (the “ROFO Interests”), the ROFO Seller must first notify the other Members (the “ROFO Non-Selling Members”) in writing (the “ROFO Notice”) of its desire to Transfer such ROFO Interests. The ROFO Notice must include (i) a description of the ROFO Interests and (ii) a request for the ROFO Non-Selling Members to specify the purchase price and other terms and condition on which the ROFO Non-Selling Members would purchase the ROFO Interests.
          (b) Within 20 days after receiving the ROFO Notice, subject to any extensions permitted by Section 13.4(f) , one or more ROFO Non-Selling Members (the “ROFO Accepting Members”) may elect in writing (the “ROFO Offer Notice”) to purchase all, but not less than all, the ROFO Interests and specify in such ROFO Offer Notice the purchase price and other terms and condition on which the ROFO Accepting Members are willing to purchase the ROFO Interests (the “ROFO Price”). If the ROFO Accepting Members offer to purchase the ROFO Interests, the ROFO Seller will have 20 days from the date it received the ROFO Offer Notice to elect in writing (the “ROFO Acceptance Notice”) to accept the ROFO Accepting Members’ offer to purchase the ROFO Interests.
          (c) If the ROFO Seller accepts the ROFO Non-Selling Members’ offer, the ROFO Accepting Members must purchase the ROFO Interests within 90 days after receiving the ROFO Acceptance Notice. If the ROFO Seller does not accept the ROFO Accepting Members’ offer or fails to make such election within 20 days after receiving the ROFO Offer Notice, the ROFO Seller may, during the next 120 days, Transfer the ROFO Interests to a third party Transferee at a purchase price not less than 103% of the highest offered ROFO Price and on substantially the same terms and conditions set forth in the ROFO Notice.
          (d) If more than one ROFO Accepting Member submits a ROFO Offer Notice, and the ROFO Seller decides to accept any of such ROFO Offer Notices, then the ROFO Seller shall be obligated to accept such ROFO Offer Notice containing the highest offered ROFO Price, in which case each ROFO Accepting Member shall be allocated a number of ROFO Interests equal to the aggregate number of ROFO Interests multiplied by a fraction, the numerator of which is the aggregate number of Membership Interests held by such ROFO Accepting Member and the denominator of which is the aggregate number of Membership Interests held by all ROFO Accepting Members, or in such proportion as such ROFO Accepting Members shall otherwise agree.
          (e) Upon consummation of any Transfer of Membership Interests in accordance with this Section 13.4 (whether to a Member or any Person) and compliance with Section 13.12, such Transferee and all of its Membership Interests shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 13.4 must also comply with and be governed by this Agreement, including any restrictions on transfers herein and on any Transferee becoming a Substituted Member.

          (f) In connection with the ROFO Non-Selling Members’ decision regarding whether to exercise the option to purchase the ROFO Interests as described herein, the ROFO Non-Selling Members may elect to engage a Valuation Firm to determine the current fair market value of the ROFO Interests. The Valuation Firm shall then, within 10 days of its selection, determine in good faith the then current fair market value in cash of the ROFO Interests and prepare and deliver to each Member a report stating such fair market value and including a summary of the assumptions and basis for such determination. The cost of such report shall be borne by the Company. Notwithstanding anything in this Section 13.4 to the contrary, if the ROFO Non-Selling Members elect to engage a Valuation Firm pursuant to this Section 13.4(f), the period of time in which the ROFO Non-Selling Member must make a ROFR Offer Notice shall be extended by a number of days equal to the total number of days in the period starting from the delivery of the ROFO Notice and ending on the date on which the Members receive the Valuation Firm report.
     SECTION 13.5 Right of First Refusal.
          (a) Subject to Sections 13.1 and 13.2, if (i) a Member (such Member and any other Member deemed to have made a Transfer under Sections 13.6 or 13.7, a “ROFR Seller”) receives a bona fide offer from a third party for a Transfer of all or a portion of the ROFR Seller’s Subject Interests (the “ROFR Interests”), and the ROFR Seller wishes to accept such offer, and (ii) the right of first offer process described in Section 13.4 has not been followed with respect to such offer, the ROFR Seller must notify the other Members (the “ROFR Non-Selling Members”) in writing within 20 days of receiving such offer (the “ROFR Notice”). The ROFR Notice must include (x) a complete description of the purchase price and other terms and conditions of the transaction in which the ROFR Seller proposes to Transfer the ROFR Interests, including the name of the proposed Transferee and other consideration specified in the offer. The ROFR Non-Selling Members shall have, subject to any extensions permitted pursuant to Section 13.5(e), 20 days (the “ROFR Option Period”) after receiving the ROFR Notice in which to advise the ROFR Seller in writing (the “ROFR Acceptance Notice”) whether or not they will acquire all of the ROFR Interests upon the terms and conditions contained in the ROFR Notice.
          (b) If, during the ROFR Option Period, one or more ROFR Non-Selling Members (the “ROFR Accepting Members”) elect to acquire the ROFR Interests at the price and subject to the terms and conditions set forth in the ROFR Notice, then (i) each ROFR Accepting Member shall be allocated a number of ROFR Interests equal to (A) the aggregate number of ROFR Interests multiplied by a fraction, the numerator of which is the aggregate number of Membership Interests held by such ROFR Accepting Member and the denominator of which is the aggregate number of Membership Interests held by all ROFR Accepting Members, or in such proportion as such ROFR Accepting Members shall otherwise agree, and (ii) such ROFR Accepting Member or Members shall close such transaction in accordance with this Section 13.5(b) no later than the later to occur of (A) the closing date set forth in the ROFR Notice and (B) 90 days after the ROFR Seller receives the ROFR Acceptance Notice.
          (c) The right of first refusal created in this Section 13.5 is an option to acquire all, but not less than all, of the ROFR Interests offered for sale by the ROFR Seller. If the ROFR Non-Selling Members elect not to acquire the ROFR Interests or the ROFR Non-Selling Members fail to make any election before the expiration of the ROFR Option Period, the ROFR

Seller may Transfer the ROFR Interests to the proposed Transferee named in the ROFR Notice (or a wholly-owned Affiliate thereof, provided that such Transferee executes a document acceptable to the Company by which it agrees to be bound by Section 15.22 hereof in respect of such wholly-owned Affiliate) upon the terms described in such ROFR Notice. If such Transfer does not occur on substantially the same terms and conditions set forth in such ROFR Notice, or if such Transfer is not consummated within 120 days after the ROFR Non-Selling Members’ election not to, or failure to elect to, purchase the ROFR Interests, then such Transfer shall be null and void ab initio and the ROFR Seller must again satisfy all of the requirements of this Section 13.5.
          (d) Upon consummation of any Transfer of Membership Interests in accordance with this Section 13.5 (whether to a Member or any other Person) and compliance with Section 13.12, such Transferee and all of its Membership Interests shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 13.5 must also comply with and be governed by this Agreement, including any restrictions on transfers herein and on any Transferee becoming a Substituted Member.
          (e) In connection with the ROFR Non-Selling Members’ decision regarding whether to exercise the option to purchase the ROFR Interests as described herein, the ROFR Non-Selling Members may elect to engage (or, in the case of a proposed Transfer pursuant to Section 13.6(a) or Section 13.7, the Non-Selling Members and the ROFR Seller shall engage) a Valuation Firm to determine the current Fair Market Value of the ROFR Interests. If the proposed Transfer is pursuant to Section 13.6(a) or Section 13.7, then the ROFR Non-Selling Members and the ROFR Seller shall enter into good faith discussions to jointly select a Valuation Firm. If the ROFR Non-Selling Members and the ROFR Seller are unable to agree on the selection of a Valuation Firm within 10 days after delivery of the ROFR Notice, then (x) the ROFR Non-Selling Members, on one hand, and the ROFR Seller, on the other hand, shall each select a Valuation Firm to advise them in connection with such valuation within 15 days after the delivery of the ROFR Notice, and (y) the Valuation Firms selected by the ROFR Non-Selling Members and the ROFR Seller, respectively, shall agree on and select a third Valuation Firm within 20 days after the delivery of the ROFR Notice, which Valuation Firm shall be the “Valuation Firm” for the purposes of this Section 13.5(e). The Valuation Firm that is selected in accordance with procedures set forth in this Section 13.5(e) shall then, within 10 days of its selection, determine in good faith the then current Fair Market Value in cash of the ROFR Interests and prepare and deliver to each Member a report stating such Fair Market Value and including a summary of the assumptions and basis for such determination. The cost of such report shall be borne by the Company. Notwithstanding anything in this Section 13.5 to the contrary, if a Valuation Firm is engaged pursuant to this Section 13.5(e), the ROFR Option Period shall be extended by a number of days equal to the total number of days in the period starting from the delivery of the ROFR Notice and ending on the date on which the Members receive the Valuation Firm report.
     SECTION 13.6 Pledge or Other Encumbrance. A Member (the “Encumbering Member”) may pledge or mortgage all or a portion of its Membership Interests; provided, however, that if a creditor or trustee-in-bankruptcy forecloses on all or any portion of the Membership Interests of an Encumbering Member by a legal or equitable proceeding, such

Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the ROFR Notice) and the foreclosure shall be deemed to be a proposed Transfer of all such Interests. Such Interests shall be deemed ROFR Interests offered to the other Members under Section 13.5 at a price equal to the Fair Market Value of such Interests, and if such offer is accepted pursuant to Section 13.5, then such Encumbering Member shall be obligated to Transfer such Membership Interests in accordance with Section 13.5 and this Section 13.6.
     SECTION 13.7 Change in Control. If a Member (a) undergoes a Change in Control (provided, however, that in the case of a Change of Control described in clause a(ii), a(iii), (b)(ii), (b)(iii), (c)(ii) or (c)(iii) of the definition thereof, this provision shall be triggered thereby only if such Change of Control occurs prior to the second anniversary of the Initial Closing Date), (b) is dissolved and wound up, or (c) becomes insolvent or files for bankruptcy, the affected Member shall be obligated to notify the other Members in writing (and such notice shall be deemed to be the ROFR Notice) and all of the Subject Interests owned by such Member shall be deemed to be the subject of a proposed Transfer and, therefore, ROFR Interests offered to other Members under Section 13.5 at a price equal to the Fair Market Value of such Subject Interests, and such affected Member shall be obligated to Transfer its Subject Interests in accordance with Section 13.5 and this Section 13.7.
     SECTION 13.8 Fair Market Value. Whenever the Fair Market Value of any Subject Interests is determined as a result of a deemed Transfer under Sections 13.6 or 13.7, the Fair Market Value shall be determined as of the last day of the calendar month immediately preceding the occurrence of such Encumbrance, foreclosure, Change in Control, dissolution or bankruptcy, as applicable, that is deemed a Transfer (the “Determination Date”); provided, however, that for purposes of determining the purchase price for the Subject Interests, the Fair Market Value shall be reduced by any distributions made to the Transferring Member attributable to the Subject Interests, and increased by any Capital Contributions made by the Transferring Member attributable to the Subject Interests, occurring during the time period between the Determination Date and the closing of the Transfer contemplated by Sections 13.6 and 13.7.
     SECTION 13.9 Applicable Taxes. At the closing of the Transfer of a Membership Interest pursuant to this Article XIII, the Transferee shall deliver to the Transferring Member the full consideration agreed upon. Any membership interest transfer tax or similar taxes involved in such sale shall be paid by the Transferring Member, and the Transferring Member shall provide the Transferee with such evidence of the Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.
     SECTION 13.10 Governmental Consents and Approvals. If the consent or approval of any Governmental Entity is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 60 days from the latest date upon which such Transfer could have otherwise been required to have been consummated in accordance with the terms of this Agreement) (the “Waiting Period”) to obtain such consent or approval, and any applicable deadline under this Agreement for consummation of such Transfer shall be extended by the amount of the Waiting Period. All Members shall use all reasonable efforts to cooperate with the Transferee attempting to obtain, and to assist such Transferee in timely obtaining, such consent or approval; provided, however, that no Member shall be required to incur any out-of-pocket costs or additional liability in connection with such cooperation and assistance. After the expiration of the Waiting Period, such Transferee shall be required to comply with the applicable provisions of this Article XIII again prior to acquiring any Subject Interests.
     SECTION 13.11 No Release. No Transfer of a Membership Interest shall affect a release of the Transferring Member from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.
     SECTION 13.12 Documentation; Validity of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any part of a Member’s Subject Interests unless and until the applicable provisions of this Article XIII have been satisfied and the Company has received a document (the “Transfer Document”), in a form acceptable to the Company, executed by both the Transferring Member (or, if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the potential Transferee. Such Transfer Document shall (a) include the notice address of the potential Transferee and such Person’s agreement to be bound by this Agreement with respect to the Subject Interests or part thereof being obtained, (b) set forth the Subject Interests, after giving effect to the Transfer, of the Transferring Member and the Person to which the Subject Interests or part thereof is Transferred (which together must total the Subject Interests of the Transferring Member before the Transfer), (c) contain a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, (d) include a legally binding agreement of the Transferee to be bound by this Agreement from and after the date such Transferee becomes a Member and (e) if the Person to which the Subject Interests or part thereof is Transferred is to be admitted to the Company as a Substituted Member, such Transferee’s representation and warranty that the representations and warranties in Section 15.12 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Article XIII is effective against the Company as of the business day that (x) the Company receives the Transfer Document and (y) the other requirements of this Article XIII have been met.
     SECTION 13.13 Possible Additional Restrictions on Transfer. Notwithstanding anything in this Agreement to the contrary, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final Treasury Regulation, (c) any ruling by the Internal Revenue Service or (d) any judicial decision that, in any case, in the opinion of counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of Subject Interests as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.
     SECTION 13.14 Additional Members; Substituted Members.
          (a) Except as otherwise provided in this Agreement, additional Persons, including Transferees, may be admitted to the Company as Members or Substituted Members as provided under the terms of this Section 13.14. Any admission of an additional Member (including a new Member for new value provided to the Company) involving the issuance of additional Membership Interests requires the Unanimous Consent of the Members. Any Transferee with respect to a Transfer of Membership Interests made in accordance with Sections 13.3, 13.4 or 13.5 shall be admitted automatically as a Substitute Member upon compliance with Sections 13.12, 13.1, 13.2 and 13.3 and Section 13.4 or 13.5 with respect to such Transfer, but without the consent or approval of any other Person; provided, however, that any Transferee that is not already a Member at the time of the Transfer and acquires Membership Interests by foreclosure shall not be admitted as a Substituted Member without the Unanimous Consent of the Members.
          (b) If the admission of any new Member (other than a Substituted Member) pursuant to this Section 13.14 occurs, the Membership Interests of all Members will be reduced in accordance with their Membership Interests prior to giving effect to such admission.
          (c) Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, except as otherwise provided in this Agreement, to the extent of the Transferred Membership Interests and (ii) the Transferring Member shall be relieved of all of obligations and liabilities with respect to such Transferred Membership Interests; provided, however, that any Transferee that is not already a Member at the time of the Transfer and acquires Membership Interests by foreclosure shall not be admitted as a Substituted Member without the Unanimous Consent of the Members.
          (d) The Members acknowledge that the relationship of each Member to the other Members is a personal relationship and that the restrictions on the power of each Member to Transfer its Membership Interests, and the remedies with respect thereto, that are set forth herein (i) are necessary to preserve such personal relationship and safeguard the investment of the other Members in the Company, (ii) were a material inducement to the other Members entering into this Agreement, and (iii) shall be enforceable notwithstanding the bankruptcy of any Member or any applicable prohibition against restraints on alienation.
          (e) Unless and until admitted as a Substitute Member, a transferee of a Membership Interest shall be an assignee with respect to the Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors or Management Council Members, the right to vote, the right to require any information or accounting of the Company’s business, the rights under Section 13.4 or 13.5, or the right to inspect the Company’s books and records; provided, however, that the transferee shall be entitled to the rights of a Member set forth in Section 15.10 and to the share of Net Income, Net Losses, distributions and other economic benefits attributable to the Membership Interest Transferred to such transferee.
     SECTION 13.15 Withdrawal. No Member shall have the right to resign or otherwise withdraw from the Company as a Member.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
     SECTION 14.1 Authority. Subject to Section 4.7 and except for the transactions contemplated in Section 15.21 (which shall not be governed by this Article XIV), the Company may merge, consolidate with or convert to one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
     SECTION 14.2 Procedure for Merger, Consolidation or Conversion.
          (a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the prior consent of the Management Council. Upon such approval, the Merger Agreement shall set forth:
               (i) The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or convert;
               (ii) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);
               (iii) The terms and conditions of the proposed merger or consolidation;
               (iv) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (x) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (y) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

               (v) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
               (vi) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and
               (vii) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Management Council.
               (viii) If the Management Council approves the conversion, the Management Council may approve and adopt a Plan of Conversion containing such terms and conditions that the Management Council determine to be necessary or appropriate.
     SECTION 14.3 Approval by Members of Merger or Consolidation.
          (a) Except as provided in Section 14.3(d), the Management Council, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of member approval provisions of this Agreement. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.
          (b) Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the Super-Majority Interest.
          (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
          (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Management Council is permitted without Member approval, to convert the Company into a new limited liability entity, to merge the Company into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Management Council has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Management Council with the same rights and obligations as are herein contained.
          (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Management Council is permitted, without Member approval, to merge, consolidate or convert the Company with or into another entity if (A) the Management Council has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 15.10, (C) the Company is the Surviving Business Entity in such merger or consolidation and (D) the Membership Interests outstanding immediately prior to the effective date of the merger or consolidation are to be identical Membership Interests of the Company after the effective date of the merger or consolidation.
     SECTION 14.4 Certificate of Merger or Conversion.
          (a) Upon the required approval, if any, by the Management Council and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
          (b) At the effective time of the certificate of merger:
               (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
               (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
               (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
               (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
          (c) At the effective time of the certificate of conversion:

               (i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
               (ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
               (iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
               (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
               (v) a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and
               (vi) the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.
     SECTION 14.5 No Transfer or Assignment. A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a Transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XV
MISCELLANEOUS
     SECTION 15.1 Accounts. The officers of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Board may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The officers of the Company may invest the Company funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (iii) readily marketable commercial paper rated “Prime 1” by Moody’s or “A-1” by Standard and Poor’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States which is rated at least “A” or “A2” by Standard and Poor’s or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.
     SECTION 15.2 Equitable Relief. The Members hereby confirm that damages at Law may be an inadequate remedy for a breach or threatened breach of Section 8.3, 11.1(c), 13.1, 13.2, 13.4, 13.5, 13.6, 13.7, 13.15, 15.4, 15.6, 15.14, 15.20, 15.21, or 15.22 (as it relates to the obligations of the Members under the foregoing provisions) of this Agreement and agree that, in the event of a breach or threatened breach of any such provision, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy. The mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in Law or in equity.
     SECTION 15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.
     SECTION 15.4 Dispute Resolution.
          (a) Settlement by Negotiation. Subject to Section 8.1, 8.2 and 8.3, the Members agree that any dispute or controversy arising under or relating to this Agreement shall be resolved pursuant to the provisions of this Section 15.4. As used in this Section 15.4, the term “Dispute Party” shall mean a Member that is a party to the dispute. If a controversy of claim arises under this Agreement, the Dispute Party invoking these procedures (the “Initiating Dispute Party”) may request for the other Dispute Party or Dispute Parties (the “Responding Dispute Party”) to refer such dispute to the Authorized Representatives as provided in Section 15.4(b).
          (b) Settlement by Authorization. If the Initiating Dispute Party makes a request pursuant to Section 15.4(a), or upon the request of the Responding Dispute Party, then each Dispute Party shall refer the matter to the Dispute Party’s most senior executive officer having direct responsibility for that Dispute Party’s business unit and who shall have authority to settle the dispute (the “Authorized Representative”). Thereupon, the Dispute Parties shall promptly prepare and exchange memoranda (not exceeding 20 pages in length exclusive of attachments) stating the issues in dispute and their positions, summarizing the negotiations that have taken place, and attaching all directly relevant documents. The Authorized Representatives will meet for negotiations within 20 Business Days after the request for such negotiations referred to above at a mutually agreeable time. The meeting shall be held at the principal office of the Company.
          (c) Settlement by Arbitration. If the matter has not been resolved pursuant to the procedure set forth in Section 15.4(b) within 30 Business Days of the commencement of such procedure (which period may be extended or shortened by mutual agreement of the Dispute

Parties), the controversy shall be settled by arbitration in accordance with the procedures set forth in Section 15.4(d). The Dispute Parties shall meet within ten Business Days of the commencement of the arbitration procedures by any Dispute Party and agree on three arbitrators to act as the arbitration panel on such matters. If the Dispute Parties are unable to agree at such a meeting to all three arbitrators, the panel will be appointed in the following manner. For disputes involving two Dispute Parties, each Dispute Party shall within two Business Days appoint one arbitrator, and within five Business Days of such appointment, said arbitrators shall appoint a third arbitrator. For disputes involving more than two Dispute Parties, the panel will be appointed in accordance with the Rules, as defined in this Section 15.4. No arbitrator shall be a stockholder of any arbitrating Dispute Party or of any of their parent, subsidiary or affiliated companies, nor shall any arbitrator have been employed by, or performed services for, any of the foregoing companies within the preceding five years, nor shall the arbitrators have any personal or financial stake in the outcome of the resolution of the disputes.
          (d) Arbitration Procedures. The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and administered by the American Arbitration Association. The determination by the arbitrators shall be final and binding upon the Parties. The arbitrators shall be instructed to render their decision as soon as practical after the submission of proposed resolutions by the Dispute Parties (and in no event later than 60 days thereafter). The judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, and the Dispute Parties consent to the jurisdiction of any state or federal court in Delaware.
          (e) Location and Costs. The seat of the arbitration shall be in New York, New York. The arbitral decision shall include findings of fact, conclusions of law, and a final resolution of the matters submitted for arbitration. Each Dispute Party shall bear its own costs (including its own attorney and expert witness fees). The arbitrators shall equitably apportion the fees and expenses of the arbitrators and other jointly incurred costs (including costs of administration) between the Disputing Parties, taking into account the conduct of the Disputing Parties during the arbitration and the extent to which each of them provided in the arbitration. In no event shall the arbitrators have authority to award punitive damages, exemplary damages or compensation for business interruption, loss of profits, loss of opportunity or opportunity costs.
          (f) Injunctive Relief. The arbitrators shall also have the power to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the dispute or to preserve or adjust the status of the Parties pending resolution of the dispute in arbitration. The Parties agree to accept and honor any interim orders and agree that any such interim orders may be enforced as necessary in any court having relevant jurisdiction.
          (g) Performance During Dispute. During the pendency of any dispute, the Dispute Parties shall continue to perform their respective obligations under this Agreement.
     SECTION 15.5 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors and permitted assigns.

     SECTION 15.6 Information.
          (a) In addition to the other rights specifically set forth in this Agreement but subject to the FERC Standards of Conduct, the Market Manipulation Rules and the CFTC Market Rules, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.
          (b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company or its Subsidiaries, the Company’s customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company, its Subsidiaries or the Member or its Affiliates, as applicable, or Persons with which they do business (such information referred to herein as “Confidential Information”). Without limiting the right of any Member to use for its own purposes any Confidential Information that does not constitute Company Evaluation Materials, each Member shall hold in strict confidence any Confidential Information it receives and may not disclose Confidential Information to any Person other than another Member, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, officers, directors, employees, agents, advisers or representatives of the Member or Persons to which that Member’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 15.6(b), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company; provided, however, that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, attorneys, accountants and other representatives of the disclosing Member with a need to know such information (including a need to know for the Member’s own purposes), provided, however, that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information or (vii) in connection with any proposed Transfer of all or part of a Membership Interest of a Member or the proposed sale of all or substantially all of a Member or its direct or indirect parent, to advisers or representatives of the Member, its direct or indirect parent or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 15.6(b).
          (c) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state regulations. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state regulations or for purposes of providing information to federal or state regulatory authorities in connection with tariff rate regulation, in each case within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in (A) the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (B) the loss of attorney-client or other privilege or (ii) involves secret, confidential or proprietary information; provided, however, that in the alternative, any Member may provide such information directly to such federal or state regulatory authorities.
     SECTION 15.7 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing. Such notice shall be given to any Member at its address or facsimile number shown in the Company’s books and records (including Exhibit A attached hereto). Each such notice shall be effective (a) if given by facsimile, upon confirmation of receipt, (b) if given by overnight courier, the next Business Day and (c) if given by any other means, when delivered to and receipted for at the address of such Member specified as aforesaid.
     SECTION 15.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.
     SECTION 15.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.
     SECTION 15.10 Amendments. Except as contemplated in Section 15.21, any amendment to this Agreement must be in writing and be approved by the Unanimous Consent of the Members, except that the consent of any transferee of a Membership Interest that has not been admitted as a Substitute Member shall be required only for (a) any amendment to this Section 15.10, (b) any amendment that would change such transferee’s share of Net Income, Net Losses, distributions or other economic benefits (except an amendment due to the admission or substitution of a Member and (c) any amendment that would require such transferee to make any additional Capital Contributions to the Company. Any amendment to this Agreement shall be in writing and signed by all the Members.
     SECTION 15.11 Headings and Section Titles. Headings and section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.
     SECTION 15.12 Representations and Warranties. Each Member represents, warrants and covenants to each other Member and to the Company, as of the date hereof, that:
          (a) such Member is a corporation, limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the Law of the jurisdiction of its organization or formation;
          (b) such Member has all requisite legal power and authority to execute, deliver and perform this Agreement;
          (c) this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other Laws of general application affecting enforcement of creditors’ rights and by principles of equity; and
          (d) the execution of this Agreement will upon such delivery be, duly and validly authorized by all requisite action, and no other proceeding on the part of such Member is necessary to authorize the execution, delivery or performance hereof;
     SECTION 15.13 No Creation of State Law Partnership. Except for federal and state tax purposes, and only for such purposes, the Members intend that the Company not be treated as or construed as a partnership, including a limited partnership, joint venture, or general partnership, and that no Member be considered to be a partner or joint venturer of any other Member, and this Agreement is not to be otherwise construed. It is further the intention of the Members that the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations and liabilities of the Company; and that no Member is personally obligated for a debt, obligation, or liability of the Company solely by reason of being a Member.
     SECTION 15.14 Waiver of Partition. Each of the Members hereby irrevocably waive any rights such Member may have under any applicable Law to partition.
     SECTION 15.15 No Third Party Beneficiaries. Except for the beneficiaries of the indemnification provided herein, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.
     SECTION 15.16 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or Directors of the Parties shall take or cause to be taken all such necessary action.
     SECTION 15.17 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.
     SECTION 15.18 Attendance via Communications Equipment. Unless otherwise restricted by Law or this Agreement, the Members, Board, committees or Management Council may hold meetings by means of telephone conference or other communications equipment by means of which all Persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     SECTION 15.19 Checks, Notes and Contracts. Checks and other orders for the payment of money shall be signed by such Person or Persons as the Board shall from time to time by resolution determine. Contracts and other instruments or documents may be signed in the name of the Company by any Person or Persons as the Board shall from time to time by resolution determine authorized to sign such contract, instrument or document by the Company, and such authority may be general or confined to specific instances. Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Board, by the Chief Financial Officer or such other Persons as the Board may from time to time by resolution determine.
     SECTION 15.20 Member Trademarks. Neither the Company nor any Member shall be permitted to use any trademark owned by any other Member or its Affiliates without the express written consent of such Member or its Affiliate or as otherwise required by Law.
     SECTION 15.21 Preparation of the IPO Registration Statement; Qualifying IPO; Conversion to Limited Partnership. As promptly as practicable following the Effective Date but in any event no later than 180 days after the Effective Date, the Company shall prepare and file with the SEC the IPO Registration Statement and the Company shall use all reasonable efforts to have the IPO Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use all reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the IPO Registration Statement. Notwithstanding the foregoing, prior to filing the IPO Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide each of the Members an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. The Company shall advise each of the Members, promptly after receipt of notice thereof, of the time of effectiveness of the IPO Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of MLP Common Units for offering or sale in any jurisdiction, and the Company shall use all reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Company shall take any other reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the MLP Common Units.
          (a) OGE Sub shall use all reasonable efforts to cause to be delivered to ETP such letters of Ernst & Young LLP, OGE’s independent public accountants, in each case addressed to ETP Sub, in form and substance reasonably satisfactory to ETP Sub and customary in scope and substance, as are customarily obtained from independent public accountants in connection with registration statements similar to the IPO Registration Statement.
          (b) ETP Sub shall use all reasonable efforts to cause to be delivered to OGE Sub such letters of Grant Thornton LLP, ETP’s independent public accountants, in each case addressed to OGE Sub, in form and substance reasonably satisfactory to OGE Sub and customary in scope and substance, as are customarily obtained from independent public accountants in connection with registration statements similar to the IPO Registration Statement.

          (c) Upon the declaration of effectiveness of the IPO Registration Statement, the Company shall use all reasonable efforts to cause the initial public offering of the MLP Common Units on a firm commitment basis and on the terms set forth on Annex II hereto (a “Qualifying IPO”) to be consummated.
          (d) The Management Council shall select promptly after the Effective Date the managing underwriters for the Qualifying IPO, as well as any other vendor or service provider in connection with the Qualifying IPO; provided, however, that the parties acknowledge that under the terms of their respective engagement letters with OGE and ETP, each of UBS Securities LLC and Credit Suisse Securities (USA) LLC may have certain rights with respect to being a managing underwriter in connection with the Qualifying IPO.
          (e) In connection with the Qualifying IPO, the Company shall enter into an underwriting agreement in customary form and take all such other action, if any, as the managing underwriter shall reasonably request in order to facilitate the Qualifying IPO.
          (f) In connection with the Qualifying IPO, the Company shall (i) make reasonably available for inspection by the managing underwriter and any attorney, accountant or other agent retained by the managing underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries and (ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the managing underwriter and any attorney, accountant or other agent retained by the managing underwriter in each case, as shall be reasonably necessary to enable such persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that the foregoing inspection and information gathering shall be subject to any confidentiality procedures reasonably instituted by the Company.
          (g) In connection with the Qualifying IPO, the Company shall use reasonable efforts to cause (i) its counsel to deliver to the managing underwriter signed opinions in the forms reasonably acceptable to the managing underwriter and (ii) its independent public accountants to deliver to the managing underwriter a comfort letter, in customary form, meeting the requirements as to the substance thereof as reasonably set forth by the managing underwriter.
          (h) Immediately prior to consummation of the Qualifying IPO, the Members shall cause the following transactions to occur:
               (i) OGE Sub and ETP Sub shall execute a limited liability company agreement substantially in the form attached as Exhibit F to the Contribution Agreement and form a Delaware limited liability company (the “General Partner”) to which each of OGE Sub and ETP Sub shall contribute a portion of its Membership Interest equal to (A) 50% of the general partner interest in the MLP, (B) 50% of the MLP Common Units to be held by the General Partner and (C) 50% of the MLP Subordinated Units to be held by the General Partner, all as determined pursuant to Section 15.21(h)(ii)(B) in exchange for a 50% membership interest in the General Partner.
               (ii) OGE Sub and ETP Sub shall convert the Company into the MLP in accordance with the Act and the Delaware Uniform Limited Partnership Act, as amended, and pursuant to a limited partnership agreement substantially in the form attached as Exhibit G to the Contribution Agreement, and in connection with such conversion:
                      (A) the Membership Interest held by the Members shall be converted into a number of MLP Common Units and MLP Subordinated Units to be determined by the vote of a Super-Majority Interest, which MLP Common Units and MLP Subordinated Units will be allocated in proportion to Members’ respective Membership Interests;
                     (B) the Membership Interest held by the General Partner shall be converted into a 2% general partner interest in the MLP and the Incentive Distribution Rights, as well as a number of MLP Common Units and MLP Subordinated Units to be determined by the vote of a Super-Majority Interest; and
                    (C) the MLP, OGE and ETP will enter into a registration rights agreement substantially in the form attached as Exhibit E to the Contribution Agreement.
               (i) Each of OGE Sub and ETP Sub agree to use all reasonable efforts to cause the Company to take all of the actions set forth in this Section 15.21 and to provide all information regarding itself and its Affiliates that is necessary to prepare and file the IPO Registration Statement (or any amendment or supplement thereto) or respond to any comments of the SEC with respect thereto.
     SECTION 15.22 Execution by OGE and ETP. OGE is executing this Agreement solely for the purpose of guaranteeing, and OGE does hereby guarantee, the full performance of each obligation hereunder by any Member that is a Subsidiary of OGE. ETP is executing this Agreement solely for the purpose of guaranteeing, and ETP does hereby guarantee, the full performance of each obligation hereunder by any Member that is a Subsidiary of ETP.
[Signature Page Follows; Remainder of page intentionally left blank]

Exhibit A
     IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

OGE ENOGEX HOLDINGS LLC
By:
Name:
Title:

[ETP GALAXY, LLC]
By:
Name:
Title:

Executed for the purposes set forth in Section 15.22:

OGE ENERGY CORP.
By:
Name:
Title:

ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P., its general partner
By:	Energy Transfer Partners, L.L.C., its general partner
By:
Name:
Title:

[Signature Page to Pre-IPO JV LLC Agreement]